AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1997
                                                     REGISTRATION NO. 333-06363
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 3
                                  ON FORM S-4

                                      TO

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                              GUIDANT CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         INDIANA                     3841               35-1931722
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                        111 MONUMENT CIRCLE, 29TH FLOOR
                          INDIANAPOLIS, INDIANA 46204
                                 317-971-2000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                                J.B. KING, ESQ.
                              GUIDANT CORPORATION
                        111 MONUMENT CIRCLE, 29TH FLOOR
                          INDIANAPOLIS, INDIANA 46204
                                 317-971-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

       BERNARD E. KURY, ESQ.
    JONATHAN L. FREEDMAN, ESQ.           ROBERT V. GUNDERSON, JR., ESQ.

       DEWEY BALLANTINE LLP                    BROOKS STOUGH, ESQ.
    1301 AVENUE OF THE AMERICAS             GUNDERSON DETTMER STOUGH
   NEW YORK, NEW YORK 10019-1035                   VILLENEUVE
                                            FRANKLIN & HACHIGIAN, LLP
                                             155 CONSTITUTION DRIVE
                                              MENLO PARK, CA 94025

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of a wholly-owned subsidiary of the Registrant with and into EndoVascular Technologies, Inc. pursuant to the Merger Agreement described in the Proxy Statement/Prospectus forming part of this Registration Statement.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       [LOGO ENDOVASCULAR TECHNOLOGIES]

                            NOVEMBER 19, 1997

Dear Fellow Stockholder:

  You are cordially invited to attend a special meeting (the "Special Meeting") of stockholders of EndoVascular Technologies, Inc. ("EVT") on December 19, 1997, at 8:30 a.m. at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, located at 155 Constitution Drive, Menlo Park, California 94025. At the Special Meeting, you will be asked to approve an Agreement and Plan of Merger pursuant to which EVT will merge with a newly-formed subsidiary of Guidant Corporation ("Guidant") and become a wholly-owned subsidiary of Guidant.

  Upon consummation of the merger, EVT stockholders will have the right to receive, in exchange for each share of EVT common stock they own, the number of shares of Guidant common stock determined by dividing $20.00 by the average price of a share of Guidant common stock during a specified period prior to the Special Meeting. However, if the average price of a share of Guidant common stock during such specified period is greater than or equal to $46.63 but less than or equal to $51.75, then EVT stockholders will have the right to receive, in exchange for each share of EVT common stock they own, 0.3865 of a share of Guidant common stock, and if the average price of a share of Guidant common stock during such specified period is less than $46.63, then EVT stockholders will have the right to receive, in exchange for each share of EVT common stock they own, the number of shares of Guidant common stock determined by dividing $18.00 by the average price of a share of Guidant common stock during such specified period.

  The Board has received a written opinion of NationsBanc Montgomery Securities, Inc., to the effect that the consideration to be received by EVT stockholders pursuant to the merger was fair to the holders of EVT common stock from a financial point of view as of the date of such opinion.

  THE BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

  Your vote is important, and whether or not you plan to attend the Special Meeting, I respectfully urge all stockholders to complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. You should not send in the stock certificate(s) for your EVT common stock at this time.

  On behalf of the Board of Directors of EVT, I thank you for your support and urge you to vote for approval of the Merger Agreement and the consummation of the merger.

                                          Sincerely yours,
                                          /s/ W. James Fitzsimmons
                                          W. James Fitzsimmons
                                          President and Chief Executive
                                           Officer

                      [LOGO OF ENDOVASCULAR TECHNOLOGIES]

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                            November 19, 1997

  Notice is hereby given that a special meeting of stockholders (together with any adjournment or postponement thereof, the "Special Meeting") of EndoVascular Technologies, Inc. ("EVT") will be held starting at 8:30 a.m., local time, on December 19, 1997, at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, located at 155 Constitution Drive, Menlo Park, California 94025.

  The purposes of the Special Meeting are:

    1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger (the "Merger") of Ski Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Guidant Corporation ("Guidant") with and into EVT. EVT shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly-owned subsidiary of Guidant. Upon the consummation of the Merger, each share of common stock, par value $.00001 per share, of EVT (the "EVT Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares as to which dissenters' rights, if any, are properly exercised under California law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number or fraction of a number, rounded to four decimal places (the "Exchange Ratio"), of shares of common stock, without par value, of Guidant (the "Guidant Common Stock"), that equals the result obtained by dividing $20.00 by the "Closing Price" (as defined below) (the "Exchange Consideration"); provided, however, that if the Closing Price shall be greater than or equal to $46.63 but less than or equal to $51.75, then the Exchange Ratio shall be fixed at 0.3865; provided, further, that if the Closing Price shall be less than $46.63, then the Exchange Ratio shall be the result obtained by dividing $18.00 by the Closing Price.

    "Closing Price" means the average closing price of Guidant Common Stock, rounded to four decimal places, as reported in The Wall Street Journal's New York Stock Exchange Composite Transaction Reports, for each of the 10 consecutive Trading Days immediately preceding the third Trading Day prior to the Special Meeting. "Trading Day" means a day on which the New York Stock Exchange, Inc. is open for trading.

    2. To transact such other business as may properly come before the Special Meeting.

  The terms of the Merger Agreement and the Merger contemplated thereby are described in detail in the accompanying Proxy Statement/Prospectus, which you are urged to read in its entirety.

  The Board of Directors of EVT has unanimously approved the Merger and believes that the terms of the Merger are fair to, and in the best interests of, EVT and its stockholders. The Board of Directors of EVT recommends unanimously that EVT stockholders vote FOR approval of the Merger Agreement at the Special Meeting.

  Holders of record of shares of EVT Common Stock at the close of business on November 14, 1997, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting. A complete list of the stockholders entitled to vote at the meeting will be available during the 10 days prior to the Special Meeting at EVT's principal executive office located at 1360 O'Brien Drive, Menlo Park, California 94025 for examination by any stockholder and will also be available for inspection at the Special Meeting. Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of EVT Common Stock representing a majority of the outstanding shares of EVT Common Stock entitled to vote.

  TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          /s/ W. James Fitzsimmons
                                          W. James Fitzsimmons
                                          President and Chief Executive
                                           Officer


Menlo Park, California

November 19, 1997

                        ENDOVASCULAR TECHNOLOGIES, INC.

                                PROXY STATEMENT

                               ----------------

                              GUIDANT CORPORATION

                                  PROSPECTUS

  This Proxy Statement/Prospectus is being furnished to the stockholders of EndoVascular Technologies, Inc., a Delaware corporation ("EVT"), in connection with the solicitation of proxies by the Board of Directors of EVT for use at the special meeting together with any adjournment or postponement thereof (the "Special Meeting") of EVT stockholders to be held at 8:30 a.m., local time, on December 19, 1997, at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), located at 155 Constitution Drive, Menlo Park, California 94025.

  This Proxy Statement/Prospectus constitutes the Prospectus of Guidant Corporation ("Guidant") for use in connection with the offer and issuance of shares of common stock of Guidant, without par value ("Guidant Common Stock"), pursuant to the merger (the "Merger") of Ski Acquisition Corp., a Delaware corporation and a newly formed, wholly-owned subsidiary of Guidant ("Merger Sub"), with and into EVT under the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 5, 1997, amended as of November 14, 1997, by and among Guidant, Merger Sub and EVT. As a result of the Merger and without any action on the part of the holders of EVT common stock (the "EVT Common Stock"), each share of EVT Common Stock issued and outstanding immediately prior to the Effective Time (as hereinafter defined) (other than shares as to which dissenters' rights, if any, are properly exercised under California law) shall be converted into the right to receive such number or fraction of a number, rounded to four decimal places (the "Exchange Ratio"), of shares of Guidant Common Stock that equals the result obtained by dividing $20.00 by the "Closing Price" (the "Exchange Consideration"); provided, however, that if the Closing Price shall be greater than or equal to $46.63 but less than or equal to $51.75, then the Exchange Ratio shall be fixed at 0.3865; provided, further, that if the Closing Price shall be less than $46.63, then the Exchange Ratio shall be the result obtained by dividing $18.00 by the Closing Price. A copy of the Merger Agreement is attached hereto as Appendix A. As a result of the Merger, EVT will become a wholly-owned subsidiary of Guidant.

  "Closing Price" means the average closing price of Guidant Common Stock, rounded to four decimal places, as reported in The Wall Street Journal's New York Stock Exchange Composite Transaction Reports, for each of the ten (10) Trading Days immediately preceding the third Trading Day prior to the Special Meeting. "Trading Day" means a day on which the New York Stock Exchange, Inc. (the "NYSE") is open for trading.

  This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of EVT on or about November 19, 1997.

  EVT STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 17.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS.
   ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

    THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER 19, 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
AVAILABLE INFORMATION.....................................................   3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   4
TRADEMARKS................................................................   5
FORWARD LOOKING STATEMENTS--SAFE HARBOR PROVISIONS........................   5
SUMMARY...................................................................   7
  The Companies...........................................................   7
  The Special Meeting.....................................................   7
  Recommendation to Stockholders..........................................   8
  The Merger .............................................................   8
  Risk Factors............................................................  10
MARKET PRICE AND DIVIDEND INFORMATION.....................................  11
  Dividend Information....................................................  11
  Recent Closing Prices...................................................  12
  Number of Stockholders..................................................  12
SELECTED CONSOLIDATED FINANCIAL DATA AND COMPARATIVE PER-SHARE DATA.......  13
RISK FACTORS..............................................................  17
  Volatility of Stock Prices; Value of Consideration Depends on Price of
   Guidant Common Stock...................................................  17
  Rapid Technological Change and Intense Competition......................  17
  FDA and Other Governmental Regulation...................................  17
  Challenges to Patents and Proprietary Rights............................  18
  Possible Denial of Third-Party Reimbursement............................  18
  Possible Adverse Impact of Health Care Reform Proposals.................  19
  Substantial Reliance on the Trend Toward Less Invasive Surgical
   Procedures.............................................................  19
  Potential Product Liability; Product Recalls ...........................  19
  Dependence on Sole Sources of Supply....................................  20
  Dependence on Key Personnel.............................................  20
  Uncertainties Relating to Coordination of Operations....................  20
  Transaction Expenses; Costs of Integration..............................  21
  Shares Eligible for Future Sale.........................................  21
  Potential Conflicts of Interest.........................................  21
THE SPECIAL MEETING.......................................................  22
  Time and Place; Purposes................................................  22
  Matters to be Considered at the Special Meeting.........................  22
  Record Date and Shares Entitled to Vote.................................  22
  Votes Required..........................................................  22
  Quorum; Abstention and Broker Non-Votes.................................  23
  Solicitation of Proxies and Expenses....................................  23
  Board Recommendation....................................................  23
THE MERGER................................................................  25
  Background of the Merger................................................  25
  Reasons for the Merger..................................................  28

                                                                            PAGE
                                                                            ----
  Operations Following the Merger..........................................  30
  Opinion of Financial Advisor.............................................  30
  Interests of Certain Persons in the Merger...............................  34
  Accounting Treatment.....................................................  37
  Certain Federal Income Tax Consequences..................................  37
  Regulatory Approvals.....................................................  40
  Resale Restrictions......................................................  40
  Appraisal Rights.........................................................  41
THE MERGER AGREEMENT.......................................................  44
  The Merger...............................................................  44
  Exchange Procedures......................................................  45
  Representations and Warranties...........................................  46
  Conduct of Business Pending the Merger...................................  47
  No Solicitation of Transactions..........................................  48
  Certain Covenants........................................................  49
  Stock Purchase Plan; Benefit Matters.....................................  49
  Indemnification and Insurance............................................  49
  Conditions...............................................................  50
  Termination..............................................................  50
  Termination Fees.........................................................  51
  Expenses.................................................................  52
  Amendment................................................................  52
SUPPORT AGREEMENT..........................................................  52
BUSINESS OF GUIDANT........................................................  54
  Cardiac Rhythm Management................................................  54
  Vascular Intervention....................................................  54
  Minimally Invasive Systems...............................................  55
  Recent Developments......................................................  55
BUSINESS OF EVT............................................................  56
  Recent Developments......................................................  56
APPLICABILITY OF CALIFORNIA LAW TO EVT.....................................  57
COMPARISON OF SHAREHOLDERS' RIGHTS.........................................  58
CERTAIN TRANSACTIONS.......................................................  67
LEGAL MATTERS..............................................................  68
EXPERTS....................................................................  68
FUTURE STOCKHOLDER PROPOSALS...............................................  68
APPENDICES
A--Agreement and Plan of Merger, as amended
B--Opinion of NationsBanc Montgomery Securities, Inc.
C--Sections 1300-1312 of the California General Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

  THE BOARD OF DIRECTORS OF EVT UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE PROPOSED MERGER AND BELIEVES IT TO BE IN THE BEST INTERESTS OF THE EVT STOCKHOLDERS.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Proxy Statement/Prospectus, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares of EVT Common Stock will be represented at the Special Meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the Merger. If you do not vote in favor of the Merger or you abstain, it will have the effect of a vote against the Merger.

  The Special Meeting will take place on December 19, 1997 at 8:30 a.m., local time, at the offices of Gunderson Dettmer, located at 155 Constitution Drive, Menlo Park, California 94025. You may attend and vote your shares in person, even after submitting the enclosed proxy card. In addition, you may take back your proxy up to and including the day of the Special Meeting by following the directions on page 22 and either change your vote or attend the Special Meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted which for purposes of voting on the proposed Merger is the same as voting against the proposed merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed, we will send former EVT stockholders written instructions for exchanging their share certificates.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the Merger is approved, EVT stockholders will have the right to receive, in exchange for each share of EVT Common Stock they own (other than shares as to which dissenters' rights, if any, are properly exercised under California law), the number of shares of Guidant Common Stock determined by dividing $20.00 by the average selling price of a share of Guidant Common Stock during a specified period prior to the Special Meeting (the "Average Selling Price"). However, if the Average Selling Price of a share of Guidant Common Stock during this period is greater than or equal to $46.63 but less than or equal to $51.75, then EVT stockholders will have the right to receive, in exchange for each share of EVT Common Stock they own, 0.3865 of a share of Guidant Common Stock and if the Average Selling Price of a share of Guidant Common Stock is less than $46.63, then EVT stockholders will have the right to receive, in exchange for each share of EVT Common Stock they own, the number of shares of Guidant Common Stock determined by dividing $18.00 by the Average Selling Price.

  Guidant will not issue fractional shares. Instead, EVT stockholders will receive cash for any fractional share of Guidant Common Stock owed to them based on the market value on a date close to the date the Merger occurs.

Examples:

  The following examples are based on various prices of a share of Guidant Common Stock (which are, of course, not assured). Assuming that you own 10,000 shares of EVT Common Stock:

    1. If the applicable Average Selling Price of a share of Guidant Common Stock is $62.00, then after the Merger you will receive 3,225 shares of Guidant Common Stock and a check for $50.00.

    2. If the applicable Average Selling Price of a share of Guidant Common Stock is $51.00, then after the Merger you will receive 3,865 shares of Guidant Common Stock.

    3. If the Average Selling Price of a share of Guidant Common Stock is $46.00, then after the Merger you will receive 3,913 shares of Guidant Common Stock and a check for $2.00.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the Merger as quickly as possible. We hope to complete the Merger by the end of 1997.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of shares by EVT stockholders is generally intended to be tax-free to EVT stockholders for federal income tax purposes. However, EVT stockholders will have to pay taxes on cash received for fractional shares. To review certain federal income tax consequences to stockholders in greater detail, see pages 37 through 39. EVT stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicable federal, state, local and foreign tax consequences.

Q: ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

A: The Merger does involve risks. For a discussion of certain risk factors that should be considered in evaluating the Merger, see "Risk Factors," beginning on page 17.

WHO CAN HELP ANSWER YOUR QUESTIONS

  If you have more questions about the Merger you should contact:

    EndoVascular Technologies, Inc.
    1360 O'Brien Drive
    Menlo Park, CA 94025

    Attention: G. Bradley Cole, Senior Vice President, Operations and Chief Financial Officer
    Phone Number: 415-325-1600

  If you would like additional copies of the Proxy Statement/Prospectus you should contact:

    MacKenzie Partners, Inc.
    156 5th Avenue
    New York, New York 10010
    Attention: Daniel H. Burch

    Phone Number: 212-929-5500

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GUIDANT OR EVT. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GUIDANT OR EVT SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  Guidant and EVT are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Website at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, such reports, proxy statements and other information with respect to Guidant may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement filed by Guidant with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), as permitted by the rules and regulations of the Commission.

  Under the rules and regulations of the Commission, the solicitation of proxies from stockholders of EVT to approve and adopt the Merger Agreement and the consummation of the Merger, constitutes an offering of Guidant Common Stock to be issued in connection with the Merger. Accordingly, Guidant has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, with respect to such offering. This Proxy Statement/Prospectus constitutes the prospectus of Guidant that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the regional offices of the Commission referred to above, obtained at the Commission's World Wide Web site set forth above or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

  Statements made in this Proxy Statement/Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each contract or other document filed as an exhibit to the Registration Statement, reference is hereby made to that exhibit for a more complete description of the matter involved, and each such statement is hereby qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by Guidant with the Commission under the Exchange Act are incorporated herein by reference:

    (a) Guidant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Guidant Form 10-K");

    (b) Guidant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997 (the "Guidant Form 10-Qs" and collectively with the Guidant Form 10-K, the "Guidant Reports"); and

    (c) The description of Guidant's capital stock contained in Guidant's Registration Statement on Form 8-A, dated October 6, 1994, including any amendment or report filed for the purpose of updating such description.

  The following documents previously filed by EVT with the Commission under the Exchange Act are incorporated herein by reference:

    (a) EVT's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "EVT Form 10-K");

    (b) EVT's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997 (the "EVT Form 10-Qs");

    (c) EVT's Current Report on Form 8-K filed October 17, 1997 (the "EVT Form 8-K" and collectively with the EVT Form 10-K and the EVT Form 10-Qs, the "EVT Reports"); and

    (d) The description of EVT's capital stock contained in EVT's
  Registration Statement on Form 8-A filed January 19, 1996, including any amendment or report filed for the purpose of updating such description.

  All documents filed by Guidant or EVT pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Guidant has been supplied by Guidant and all such information relating to EVT has been supplied by EVT.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/ PROSPECTUS HAS BEEN DELIVERED, IN THE CASE OF DOCUMENTS RELATING TO GUIDANT, FROM TODD MCKINNEY, VICE PRESIDENT, INVESTOR RELATIONS, GUIDANT CORPORATION, 111 MONUMENT CIRCLE, 29TH FLOOR; INDIANAPOLIS, IN 46204, AND IN THE CASE OF DOCUMENTS RELATING TO EVT FROM G. BRADLEY COLE, SENIOR VICE PRESIDENT, OPERATIONS AND CHIEF FINANCIAL OFFICER, ENDOVASCULAR TECHNOLOGIES, INC. 1360 O'BRIEN DRIVE, MENLO PARK, CALIFORNIA 94025. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY DECEMBER 12, 1997.

                                   TRADEMARKS

  ACS MULTI-LINK, Guidant, Guidant Corporation, and the Guidant logo are registered trademarks of Guidant Corporation. Ancure, EndoSoc, EndoWeave and AngioScale are trademarks, and EVT, EndoGraft, EGS, and the EVT logo are registered trademarks of EndoVascular Technologies, Inc.

               FORWARD LOOKING STATEMENTS--SAFE HARBOR PROVISIONS

  From time to time, Guidant may publish (including, without limitation in this Proxy Statement/Prospectus and in documents incorporated by reference herein) forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, Guidant notes that a variety of factors could cause Guidant's actual results and experience to differ materially from the anticipated results or other expectations expressed in Guidant's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of Guidant's business including the following:

    (i) economic factors over which Guidant has no control, including changes in inflation, interest rates and foreign currency exchange rates;

    (ii) delays and uncertainties in the regulatory approval process in the United States and other countries, resulting in lost market opportunities;

    (iii) unexpected safety, performance or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales;

    (iv) unexpected interruptions of manufacturing operations as a result of regulatory enforcement actions by the Food and Drug Administration ("FDA") or other regulatory authorities;

    (v) the difficulties and uncertainties inherent in new product development, including new products that appear promising during development but fail to reach the market as a result of safety, performance or efficacy concerns, inability to obtain necessary regulatory approvals, unanticipated restrictions imposed on approved indications, excessive costs to manufacture, infringement of patents or other intellectual property rights of others, or technological advances by a competitor of Guidant;

    (vi) litigation and other legal factors which could preclude commercialization of products or negatively affect the level of sales or profitability of existing products, including unanticipated litigation of product liability claims, antitrust litigation, environmental matters and patent disputes;

    (vii) future difficulties obtaining necessary components or materials used in manufacturing Guidant's products;

    (viii) future difficulties obtaining or the inability to obtain appropriate levels of product liability insurance;

    (ix) competitive factors including the ability of Guidant to obtain patent rights or other intellectual property rights sufficient to keep competitors from marketing competing products, the introduction of new products or therapies by competitors or scientific or medical developments that render Guidant's products obsolete, uneconomical or otherwise non-competitive or the acquisition of patents by competitors that prevent Guidant from selling a product or including key features in Guidant's products;

    (x) governmental factors including laws and regulations and judicial decisions that affect the regulation of medical devices, product liability, health care reform or tax laws;

    (xi) health care industry factors, including increased customer demands for price concessions, reductions in third-party (Medicare, Medicaid and other governmental programs, private health care insurance and managed care plans) reimbursement levels for procedures using Guidant's products and limits imposed by customers on the number of manufacturers or vendors which the customer will purchase products from;

    (xii) accounting requirements to write off obsolete inventory or goodwill which reduces reported earnings or changes in accounting standards applicable to Guidant;

    (xiii) internal factors such as retention of key employees, change in business strategies and the impact of restructuring and business combinations; and

    (xiv) the ability of Guidant to implement its strategy that includes the potential acquisition of one or more businesses.

  Important factors that could cause actual results to vary materially from those anticipated in the forward looking statements made by EVT are described in the EVT Reports.

  EVT stockholders should also carefully review the factors set forth in this Proxy Statement/Prospectus under "Risk Factors" beginning on page 17 hereof.

                                    SUMMARY

  This summary highlights certain information from this document and may not contain all of the information that is important to you. To understand the acquisition fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document, the documents referred to in the "Incorporation of Certain Documents by Reference" section at the beginning of this document, the Appendices hereto, and the Exhibits. The summary does not contain a complete statement of material information relating to the Merger Agreement, the Merger, or other matters discussed in this document.
THE COMPANIES

Guidant Corporation (page 54)
111 Monument Circle, 29th Floor
Indianapolis, IN 46204-5129
317-971-2000

  Guidant is a multi-national company that designs, develops, manufactures and markets a broad range of products for use in cardiac rhythm management ("CRM"), vascular intervention ("VI"), and other forms of minimally invasive systems ("MIS"). In CRM, Guidant is a worldwide leader in automatic implantable cardioverter defibrillator systems. Guidant also designs, manufactures and mar-kets a full line of implantable pacemaker systems used in the treatment of slow or irregular arrhythmias. In VI, Guidant is a worldwide leader in minimally invasive procedures used for opening blocked coronary arteries. In addition, Guidant develops, manufactures and markets products for use in MIS procedures.

EndoVascular Technologies, Inc. (page 56)
1360 O'Brien Drive
Menlo Park, CA 94025
415-325-1600

  EVT designs, develops and manufactures minimally invasive endovascular sys-tems to repair diseased or damaged vascular structures. EVT's first product, the Ancure system, provides catheter-based delivery and implantation of a spe-cialized prosthesis to repair abdominal aortic aneurysms ("AAAs"). The Ancure system represents a less invasive alternative to the open surgical procedure performed today. The Ancure system is approved for marketing in Europe and Aus-tralia and is currently in Phase II clinical trials in the United States.

THE SPECIAL MEETING (PAGE 22)

  When and where the meeting will be held. The Special Meeting will be held at 8:30 a.m., local time, on December 19, 1997, at the offices of Gunderson

Dettmer, located at 155 Constitution Drive, Menlo Park, California 94025.

  Purposes of the Special Meeting. At the Special Meeting, EVT stockholders will be asked to approve the Merger Agreement and the consummation of the Merg-er.

  Record Date; Voting Power. Stockholders who owned shares as of the close of business on November 14, 1997, the Record Date, are entitled to vote at the Special Meeting.

  On the Record Date, there were 8,552,845 shares of EVT Common Stock allowed to vote at the Special Meeting. EVT stockholders will have one vote at the Spe-cial Meeting for each share of EVT Common Stock held of record on the Record Date for the approval of the Merger Agreement and the consummation of the Merg-er.

  Votes Required. The affirmative vote of the holders of a majority of the out-standing shares of EVT Common Stock as of the Record Date is required to ap-prove the Merger. As of the Record Date, EVT's directors and executive officers (and their affiliates), as a group, beneficially owned 2,332,041 shares (exclu-sive of any shares issuable upon the exercise of options unexercised as of such date), or approximately 27.3% of the 8,552,845 shares of EVT Common Stock that were issued and outstanding as of such date. Each of H. DuBose Montgomery, Menlo Ventures and its affiliated entities, Vaughn D. Bryson, Tony R. Brown and
W. James Fitzsimmons, who, as of October 5, 1997, in the aggregate beneficially owned 2,240,858 shares (exclusive of any shares issuable upon the exercise of options), or approximately 26.2% of the shares of EVT Common Stock, have agreed with Guidant to vote in favor of the Merger Agreement and consummation of the Merger and have executed irrevocable proxies in connection therewith. See "Sup-port Agreement." As of the Record Date, there were 105 stockholders of record
who held shares of EVT Common Stock (al     -
though EVT has been informed that there are in excess of 1,000 beneficial own-
ers), as shown on the records of EVT's transfer agent for such shares. Based on the 8,552,845 shares of Common Stock outstanding and entitled to vote on the Record Date, a total of 4,276,423 shares are required to be voted in favor of the Merger in order for the Merger to be approved and consummated. Accordingly, EVT's directors, executive officers and their affiliates hold shares represent-ing approximately 54.5% of the total number of shares required for approval of the transaction and holders of 52.4% of such total number of shares have agreed to vote in favor of the Merger.

  Quorum; Abstentions and Broker Non-Votes. The required quorum for the Special Meeting is a majority of the shares of EVT Common Stock issued and outstanding as of the Record Date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the consummation of the Merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORD-INGLY, ALL BENEFICIAL OWNERS OF EVT COMMON STOCK ARE URGED TO RETURN THE EN-CLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

RECOMMENDATION TO STOCKHOLDERS (PAGE 23)

  The Board of Directors of EVT (the "EVT Board") believes that the Merger is fair to, and in the best interests of, EVT stockholders and recommends that EVT stockholders vote FOR the proposal to approve the Merger Agreement and the con-summation of the Merger.

  Other Interests of Officers and Directors in the Merger. In considering the EVT Board's recommendations with regard to the Merger, stockholders should be aware that a number of EVT's officers and directors have option agreements, em-ployment agreements, severance agreements or benefit plans that provide them with interests in the Merger that are different from, and in addition to, the interests of stockholders of EVT generally. See "Interests of Certain Persons in the Merger."

THE MERGER (PAGE 25)

  THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY. IT IS THE LEGAL DOCUMENT GOVERNING THE MERGER.

  What EVT Stockholders will receive in the Merger. As a result of the Merger, EVT stockholders will have the right to receive, in exchange for each share of EVT Common Stock they own (other than shares as to which dissenters' rights, if any, are properly exercised under California law), the number of shares of Guidant Common Stock determined by dividing $20.00 by the Closing Price. Howev-er, if the Closing Price of a share of Guidant Common Stock is greater than or equal to $46.63 but less than or equal to $51.75, then EVT stockholders will have the right to receive, in exchange for each share of EVT Common Stock they own, 0.3865 of a share of Guidant Common Stock, and if the Closing Price of a share of Guidant Common Stock is less than $46.63, then EVT stockholders will have the right to receive, in exchange for each share of EVT Common Stock they own, the number of shares of Guidant Common Stock determined by dividing $18.00 by the Closing Price. No fractional shares will be issued. Instead, EVT stock-holders will receive a check in payment of any fractional share based on the Closing Price.

  Conditions to the Merger. The completion of the Merger depends upon a number of conditions being met, including the following:

  . the approval of the Merger by the holders of a majority of the outstand-ing common stock of EVT;

  . that no law has been enacted or injunction entered which effectively prohibits the Merger;

  . no material adverse changes shall have occurred to the businesses, re-sults of operations or financial condition of EVT;

  . all necessary approvals of governmental authorities shall have been ob-tained without burdensome demands being placed upon Guidant or EVT;

  . the receipt of opinions from tax counsel for each company regarding cer-tain federal income tax consequences of the Merger; and

  . the receipt of a letter from Guidant's independent accountants stating that they concur with management's conclusion that the Merger will qual-ify as a transaction to be accounted for as a pooling of interests.

  Certain of the conditions to the Merger may be waived by the company entitled to assert the condition.

  Termination of the Merger Agreement. Guidant and EVT can agree to terminate the Merger Agreement without completing the Merger, and either of the compa-nies can terminate the Merger Agreement if any of the following occurs:

  . the Merger is not completed by March 31, 1998;

  . the required approval of the holders of EVT Common Stock is not received;

  . a court or other governmental authority permanently prohibits the Merger;

  . the other company materially breaches or fails to comply with any of its representations or warranties or obligations under the Merger Agreement; or

  . the Closing Price of a share of Guidant Common Stock is less than $40.00.

  In addition, Guidant can terminate the Merger Agreement if the EVT Board (A) withdraws or modifies in any materially adverse manner its approval or recom-mendation in favor of the Merger, or (B) approves or recommends a business combination with a third party. EVT can terminate the Merger Agreement if it has received an offer to enter into a business combination with a third party, and the EVT Board determines that its fiduciary obligations require it to ter-minate the Merger Agreement.

  Termination Fee. The Merger Agreement requires EVT to pay to Guidant a ter-mination fee of $7 million if the Merger Agreement is terminated under certain circumstances.

  Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits the companies from completing the Merger until af-ter the companies have furnished certain information and materials to the An-titrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. On October 29, 1997 the companies furnished that information and on November 7, 1997, the companies were noti-fied that the waiting period had been terminated. However, the Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed.

  Accounting Treatment. EVT and Guidant expect the Merger to qualify as a pooling of interests, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes.

  Opinion of Financial Advisor. In deciding to approve the Merger, the EVT Board considered an opinion from its financial advisor, NationsBanc Montgomery Securities, Inc., as to the fairness of the consideration to be received by holders of EVT Common Stock pursuant to the Merger, as of the date of such opinion. This opinion is attached as Appendix B to this Proxy Statement/Prospectus. Stockholders are encouraged to read this opinion in its entirety.

  Federal Income Tax Consequences. It is intended that EVT stockholders who receive Guidant Common Stock in the Merger generally will not recognize any gain or loss for federal income tax purposes in the Merger (except with respect to cash received instead of fractional shares and certain transfer taxes, if any, paid on behalf of EVT stockholders). The Merger is conditioned on receipt by each company of legal opinions regarding certain federal income tax consequences of the Merger. Those opinions are subject to certain assumptions and qualifications.

  TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS WILL DEPEND ON THE FACTS OF THEIR OWN SITUATIONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CON-SEQUENCES OF THE MERGER.

  Appraisal Rights. Under Delaware law, EVT stockholders have no right to an appraisal of the value of their shares in connection with the Merger.

Stockholders who do not wish to receive Guidant Common Stock in exchange for their shares of EVT Common Stock must either perfect their dissenters' rights, if any, under California law or liquidate their investment by selling their EVT Common Stock into the public market prior to the consummation of the Merger.

  Listing of Guidant Common Stock. Guidant will list the shares of Guidant Com-mon Stock to be issued in connection with the Merger on the New York Stock Ex-change, Inc. and the Pacific Exchange, Inc.

RISK FACTORS (PAGE 17)

  In considering whether to approve the Merger Agreement and the consummation of the Merger, EVT stockholders should carefully review and consider the information contained below under the caption "Risk Factors."

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

  THE COMPANIES HAVE MADE FORWARD LOOKING STATEMENTS IN THIS DOCUMENT (AND IN DOCUMENTS THAT ARE INCORPORATED BY REFERENCE) THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. FORWARD LOOKING STATEMENTS INCLUDE THE INFORMATION CONCERNING POSSIBLE OR ASSUMED FUTURE RESULTS OF OPERATIONS OF GUIDANT OR EVT. ALSO, WHEN WORDS SUCH AS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS ARE USED, THEY ARE INTENDED TO IDENTIFY FORWARD LOOKING STATEMENTS. STOCKHOLDERS SHOULD NOTE THAT MANY FACTORS, SOME OF WHICH ARE DISCUSSED ELSEWHERE IN THIS DOCUMENT AND IN THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE, COULD AFFECT THE FUTURE FINANCIAL RESULTS OF GUIDANT AND EVT AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD LOOKING STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

                     MARKET PRICE AND DIVIDEND INFORMATION

  Guidant Common Stock is listed on the NYSE and Pacific Exchange, Inc. (symbol "GDT"). EVT Common Stock is listed on the Nasdaq National Market (symbol "EVTI"). The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share of Guidant Common Stock and EVT Common Stock reported on the NYSE Composite Tape and the Nasdaq National Market, respectively, and the dividends declared for the Guidant Common Stock and the EVT Common Stock.

                                        GUIDANT                    EVT
                                    COMMON STOCK(1)            COMMON STOCK
                                -----------------------   ----------------------
                                 HIGH   LOW   DIVIDENDS    HIGH   LOW  DIVIDENDS
                                ------ ------ ---------   ------ ----- ---------
1995:
  First Quarter................ $ 9.94 $ 7.75      --        --    --     --
  Second Quarter...............  12.25   9.13      --        --    --     --
  Third Quarter................  14.63  11.31  $0.0125       --    --     --
  Fourth Quarter...............  21.31  13.75   0.0125       --    --     --
1996:
  First Quarter(2).............  27.31  19.75   0.0125    $12.50 $9.50    --
  Second Quarter...............  30.69  23.25   0.0125     15.75  9.37    --
  Third Quarter................  28.13  23.50   0.0125     13.50  9.25    --
  Fourth Quarter...............  28.63  20.00   0.0125     12.75  8.13    --
1997:
  First Quarter................  36.13  26.81   0.0125     15.50  9.13    --
  Second Quarter...............  44.00  29.25   0.0125     13.63  8.25    --
  Third Quarter................  56.56  42.00   0.0125     18.38  9.13    --
  Fourth Quarter (through
   November 14, 1997)..........  65.06  48.63   0.0125(3)  19.25 15.50    --

--------
(1) All Guidant Common Stock information has been adjusted to reflect a two-for-one stock split which was effected in September 1997.
(2) EVT Common Stock was not publicly traded prior to February 7, 1996.

(3) On October 23, 1997, the Guidant Board declared a cash dividend of $0.0125 per share of Guidant Common Stock payable December 16, 1997 to stockholders of record at the close of business on December 2, 1997. EVT stockholders who receive Guidant Common Stock in connection with the Merger will not be entitled to receive such dividend.

DIVIDEND INFORMATION

  Following the Merger, Guidant expects to continue to pay dividends on the Guidant Common Stock in the amount of $0.0125 per share per quarter, or $0.05 per share per year. Although Guidant currently expects to pay such dividends, it cannot assure such payments. The Guidant Board of Directors (the "Guidant Board") will use its discretion to decide whether to declare dividends and the amount of any such dividends. In making its decision, the Guidant Board will consider various factors, including Guidant's business conditions, financial position and earnings as well as other factors.

  EVT has never paid any cash dividends on the EVT Common Stock, and anticipates that it will continue to retain any earnings for the foreseeable future for use in the operation of its business.

RECENT CLOSING PRICES

  The following table sets forth the closing prices per share of Guidant Common Stock on the NYSE and EVT Common Stock on the Nasdaq National Market on October 3, 1997, the last trading day before announcement of the proposed Merger, and on November 14, 1997, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, and the equivalent per share prices for EVT Common Stock based on the Guidant Common Stock prices:

                                       GUIDANT STOCK EVT STOCK EVT EQUIVALENT(1)
                                       ------------- --------- -----------------
   October 3, 1997....................    $60.88      $16.38        $20.00
   November 14, 1997..................    $60.31      $19.00        $20.00

--------

(1) Represents the equivalent of one share of EVT Common Stock calculated by multiplying the closing price per share of Guidant Common Stock on the applicable date by an assumed Exchange Ratio calculated as if the Closing Price were the price per share of Guidant Common Stock on the dates indicated above, .3285 and .3316, respectively (which represents the result obtained by dividing $20.00 by such assumed Closing Prices).

  Because the market price of Guidant Common Stock is subject to fluctuation, the market value of the shares of Guidant Common Stock that holders of EVT Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. The Merger Agreement contains provisions which address certain market price fluctuations of Guidant Common Stock prior to the Merger by adjusting within specified parameters the Exchange Ratio based upon the Closing Price. See "The Merger Agreement--The Merger." EVT STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR GUIDANT COMMON STOCK AND EVT COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR GUIDANT COMMON STOCK OR EVT COMMON STOCK.

NUMBER OF STOCKHOLDERS

  As of the Record Date, there were 105 stockholders of record who held shares of EVT Common Stock (although EVT has been informed that there are in excess of 1,000 beneficial owners), as shown on the records of EVT's transfer agent for such shares.

      SELECTED CONSOLIDATED FINANCIAL DATA AND COMPARATIVE PER-SHARE DATA

  The following selected consolidated financial data of Guidant as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 are derived from consolidated financial statements of Guidant which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data as of and for the nine months ended September 30, 1997 and 1996, are derived from unaudited consolidated financial statements and include all adjustments (consisting of normal recurring accruals) which Guidant considers necessary for a fair presentation of the consolidated financial position, results of operations and cash flows. Operating results for the nine months ended September 30, 1997, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. This information is qualified in its entirety by, and should be read in conjunction with the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for Guidant, incorporated by reference in this Proxy Statement/Prospectus.

                SELECTED CONSOLIDATED FINANCIAL DATA OF GUIDANT
                 (IN MILLIONS, EXCEPT PER-SHARE AND OTHER DATA)

                          NINE MONTHS ENDED
                            SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                          --------------------    --------------------------------------------
                            1997        1996        1996       1995    1994       1993   1992
                          --------    --------    --------    ------- -------    ------ ------
                             (UNAUDITED)
OPERATIONS:
Net sales:
  Cardiac rhythm
   management...........  $  486.3    $  422.7    $  574.6    $ 452.4 $ 378.6    $336.5 $329.9
  Vascular
   intervention.........     297.7       320.7       425.6      447.9   464.5     451.6  423.7
  Minimally invasive
   systems..............      45.8        34.3        48.3       31.0    19.3       6.6    1.2
                          --------    --------    --------    ------- -------    ------ ------
    Total net sales.....     829.8       777.7     1,048.5      931.3   862.4     794.7  754.8
Cost of sales...........     207.7       246.1(1)    314.5(1)   283.4   270.9     236.2  211.8
                          --------    --------    --------    ------- -------    ------ ------
  Gross profit..........     622.1       531.6(1)    734.0(1)   647.9   591.5     558.5  543.0
Research and
 development............     129.9       110.6       152.5      134.7   130.9     129.1  117.9
Purchased research and
 development(2).........      57.4         --          --         --      --        --     --
Sales, marketing, and
 administrative.........     265.4       238.4       326.0      291.8   268.9     255.1  251.0
Restructuring charges...       --          --          --         --      --       81.5   32.9
                          --------    --------    --------    ------- -------    ------ ------
Income from operations..     169.4       182.6(1)    255.5(1)   221.4   191.7      92.8  141.2
Other expenses, net.....      17.0       101.0(3)    106.0(3)    51.6    35.8       5.8   20.1
Net income..............  $   98.6(2) $   23.5(4) $   65.8(4) $ 101.1 $  92.1    $ 50.6 $ 76.8
Earnings per share......  $   0.68(2) $   0.16(4) $   0.46(4) $  0.70
Pro forma net
 income(5)..............                                              $  76.2
Pro forma earnings per
 share(5)...............                                              $  0.53
Cash dividends declared
 per share..............  $  0.038    $  0.038    $   0.05    $ 0.025
Weighted average shares
 outstanding............    144.52      144.11      144.17     143.75  143.72(5)

                          SEPTEMBER 30,                       DECEMBER 31,
                         ----------------     -----------------------------------------------------
                          1997     1996         1996         1995      1994        1993      1992
                         -------  -------     --------     --------  --------    --------  --------
                           (UNAUDITED)
FINANCIAL POSITION:
Working capital......... $ 115.4  $(155.7)(6) $  110.9     $  110.3  $  116.8    $  143.3  $  136.9
Total assets............ 1,091.5    991.7      1,003.9      1,057.4   1,103.6     1,288.6   1,118.0
Borrowings..............   347.1    396.9        363.5        455.0     473.0         --        2.1
Shareholders' equity....   533.7    414.2        448.2        384.2     264.4(7)  1,048.3     942.7
OTHER DATA:
Effective income tax
 rate...................    35.3%    39.3%(8)     38.4%(8)     40.5%     40.9%       39.8%     36.6%
Capital expenditures,
 net....................    51.9     42.1         62.1         64.7      51.1        43.5      72.1
Borrowings as a
 percentage of total
 capitalization.........    39.4%    48.9%        44.8%        54.2%     64.1%        --        0.2%
Book value per share.... $  3.69  $  2.87     $   3.11     $   2.67  $   1.84

--------

(1) Includes the impact of special obsolescence charges of $28.8 million reported in the second quarter of 1996. Excluding the effect of these charges, cost of sales was $285.7 million, gross profit was $762.8 million, and income from operations was $284.3 million for the year ended December 31, 1996; and cost of sales was $217.3 million, gross profit was $560.4 million, and income from operations was $211.4 million for the nine months ended September 30, 1996.

(2) In conjunction with the asset acquisition of NeoCardia, LLC., the initial purchase price of $57.4 million, which represented the appraised value of in-process research and development, was charged to expense. Without this special charge, net income and earnings per share for the nine months ended September 30, 1997 would have been $135.7 million and $0.94, respectively.

(3) Includes impact of the impairment of atherectomy-related goodwill and other intangible assets of $66.9 million reported in the second quarter of 1996. Without the effect of these special charges, other expenses were $39.1 million for the year ended December 31, 1996, and $34.1 million for the nine months ended September 30, 1996.

(4) Excluding the effect of the aforementioned special obsolescence and impairment charges, net income and earnings per share were $149.9 million and $1.04, respectively, for the year ended December 31, 1996 and $107.6 million and $0.75, respectively, for the nine months ended September 30, 1996.
(5) Pursuant to the formation of Guidant, its Initial Public Offering (IPO), and resultant transfer of assets from Eli Lilly and Company ("Lilly"), Guidant reported 1994 earnings on a pro forma basis. Adjustments give effect to the following transactions as if they occurred on January 1, 1994: (i) borrowings under certain credit agreements of Guidant, (ii) dividends to Lilly, and (iii) receipt of IPO proceeds.

(6) All outstanding borrowings of $396.9 million as of September 30, 1996 for Guidant were classified as current in anticipation of a public offering of additional shares, the proceeds of which were to be used to pay down this debt. The offering was subsequently canceled.
(7) The decline in shareholders' equity from December 31, 1993 to December 31, 1994, was primarily attributable to dividends to Lilly. See (5) above.
(8) Excludes impact of the aforementioned impairment charges recorded in the second quarter of 1996.

  Per-share data and weighted average number of shares outstanding have been adjusted for all periods to reflect the two-for-one stock split effected in September 1997.

  The following selected consolidated financial data of EVT as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 are derived from consolidated financial statements of EVT which have been audited by Arthur Andersen LLP, independent auditors. The selected consolidated financial data as of and for the nine months ended September 30, 1997 and 1996 are derived from unaudited consolidated financial statements and include all adjustments (consisting of normal recurring accruals) which EVT considers necessary for a fair presentation of the consolidated financial position, results of operations and cash flows. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. This information is qualified in its entirety by, and should be read in conjunction with the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for EVT, incorporated by reference in this Proxy Statement/Prospectus.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF EVT
                 (IN MILLIONS, EXCEPT PER-SHARE AND OTHER DATA)

                         NINE MONTHS ENDED
                           SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                         ------------------  --------------------------------------
                           1997      1996     1996    1995    1994    1993    1992
                         --------  --------  ------  ------  ------  ------  ------
                            (UNAUDITED)
OPERATIONS:
Net sales............... $    2.6  $    0.7  $  1.1     --      --      --      --
Cost of sales...........      2.4       0.8     1.3     --      --      --      --
                         --------  --------  ------
  Gross profit..........      0.2      (0.1)   (0.2)    --      --      --      --
Research and
 development............     12.3       8.5    12.1     8.1     7.4     3.5     1.6
Sales, marketing and
 administrative.........      3.7       1.7     2.4     1.0     0.9     0.7     0.5
                         --------  --------  ------  ------  ------  ------  ------
  Loss from operations..    (15.8)    (10.3)  (14.7)   (9.1)   (8.3)   (4.2)   (2.1)
Interest income.........      0.4       0.9     1.2     0.8     0.4     0.1     0.2
                         --------  --------  ------  ------  ------  ------  ------
  Net loss.............. $  (15.4) $   (9.4) $(13.5) $ (8.3) $ (7.9) $ (4.1) $ (1.9)
Net loss per share...... $  (1.81) $  (1.16) $(1.66)    --      --      --      --
Pro forma net loss per
 share(1)...............      --        --      --   $(1.31) $(1.40) $(0.90) $(0.51)
Weighted average shares
 outstanding............     8.49      8.10    8.18    6.32    5.63    4.50    3.83
FINANCIAL POSITION:
Working capital......... $    8.5  $   20.3  $ 16.7  $  9.4  $ 17.3  $ 10.6  $  2.5
Total assets............     15.1      24.9    21.0    11.7    18.9    11.8     3.3
Shareholders' equity....      4.3      22.7    18.7    10.3    18.2    11.3     3.2
OTHER DATA:
Capital expenditures,
 net....................      1.3       1.3     1.5     0.2     0.7     0.2     0.2
Book value per share.... $   0.50  $   2.71  $ 2.22  $ 1.63  $ 2.99  $ 2.24  $ 0.86

--------

(1) EVT completed its IPO of common stock on February 7, 1996. As a result, its net loss per share and weighted average shares in 1995 and prior years were reported on a pro forma basis.

COMPARATIVE PER SHARE INFORMATION

  The following table sets forth certain earnings, dividend and book value per share data for EVT and Guidant on an historical basis and historical equivalent basis. The information set forth below should be read in conjunction with the historical consolidated financial statements of EVT and Guidant, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents By Reference."

                          NINE MONTHS ENDED
                            SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                          --------------------    ---------------------------
                            1997        1996       1996       1995     1994
                          --------    --------    -------    -------  -------
                             (UNAUDITED)
EVT HISTORICAL
  Net loss per share..... $  (1.81)   $  (1.16)   $ (1.66)       --       --
  Pro forma net loss per
   share(1)..............      --          --         --     $ (1.31) $ (1.40)
  Book value per share... $   0.50(2) $   2.71    $  2.22    $  1.63  $  2.99
GUIDANT HISTORICAL
  Earnings per share..... $   0.68(5) $   0.16(3) $  0.46(3) $  0.70      --
  Pro forma earnings per
   share(4)..............      --          --         --         --   $  0.53
  Cash dividends declared
   per share............. $  0.038    $  0.038    $  0.05    $ 0.025      --
  Book value per share... $   3.69    $   2.87    $  3.11    $  2.67  $  1.84
GUIDANT HISTORICAL
 EQUIVALENT FOR EVT
 STOCKHOLDERS(6)
  Earnings per share..... $   0.21    $   0.05    $  0.14    $  0.22      --
  Pro forma earnings per
   share(4)..............      --          --         --         --   $  0.16
  Cash dividends declared
   per share............. $   0.01    $   0.01    $  0.02    $  0.01      --
  Book value per share... $   1.14    $   0.88    $  0.96    $  0.82  $  0.57

--------

(1) EVT completed its IPO of common stock on February 7, 1996. As a result its net loss per share in 1995 and 1994 were reported on a pro forma basis.

(2) The decline in book value per share was due to net losses experienced by EVT from the date of its IPO.

(3) Included the impact of special obsolescence charges of $28.8 million and impairment charges on Guidant's atherectomy-related goodwill and other intangible assets of $66.9 million reported in the second quarter of 1996. Excluding the effect of these charges, net income and earnings per share were $149.9 million and $1.04, respectively, for the year ended December 31, 1996, and $107.6 million and $0.75, respectively, for the nine months ended September 30, 1996.

(4) Pursuant to the formation of Guidant, its IPO, and resultant transfer of assets from Lilly, Guidant reported 1994 earnings on a pro forma basis. Adjustments give effect to the following transactions as if they occurred on January 1, 1994: (i) borrowings under certain credit agreements of Guidant, (ii) dividends to Lilly, and (iii) receipt of IPO proceeds.

(5) In conjunction with the asset acquisition of NeoCardia, LLC, the initial purchase price of $57.4 million, which represented the appraised value of in process research and development, was charged to operations. Without this special charge, net income and earnings per share for the nine months ended September 30, 1997 would have been $135.7 million and $0.94, respectively.
(6) Represents historical Guidant information per share multiplied by an assumed Exchange Ratio of .3077 (which represents the result obtained by dividing $20.00 by an assumed Closing Price of $65.00). The Merger Agreement contains provisions which address certain market price fluctuations of Guidant Common Stock prior to the Merger, by adjusting within specified parameters the Exchange Ratio based upon the Closing Price. See "The Merger Agreement--The Merger."

  All per-share data of Guidant have been adjusted for all periods to reflect the two-for-one stock split effected in September 1997.

  EVT has never paid any cash dividends on the EVT Common Stock, and anticipates that it will continue to retain any earnings for the foreseeable future for use in the operation of its business.

                                 RISK FACTORS

  The following risk factors should be considered by holders of EVT Common Stock in evaluating whether to approve the Merger Agreement and the consummation of the Merger and thereby become holders of Guidant Common Stock. These risks should be read in conjunction with the other information included and incorporated by reference in this Proxy Statement/Prospectus, including, without limitation, the factors set forth under the heading "Risk Factors" in the EVT Reports incorporated by reference in this Proxy Statement/Prospectus and factors that could materially adversely affect the business, operating results and financial condition of Guidant as described in the Guidant Reports incorporated by reference in this Proxy Statement/Prospectus.

VOLATILITY OF STOCK PRICES; VALUE OF CONSIDERATION DEPENDS ON PRICE OF GUIDANT COMMON STOCK

  In recent years, the stock market in general has experienced extreme price and volume fluctuations, which have particularly affected the market price of many technology and health care companies and which have often been unrelated to the operating performance of those companies. These broad market fluctuations have in the past and may in the future adversely affect the market price of Guidant's Common Stock.

  Fluctuations in the price of Guidant Common Stock could affect the value of the Exchange Consideration and the Exchange Ratio. Under the terms of the Merger Agreement, the shares of EVT Common Stock issued and outstanding at the Effective Time (as hereinafter defined) will be converted into the right to receive shares of Guidant Common Stock. While the Exchange Ratio will be adjusted under certain circumstances based on the Closing Price, the value of the consideration to be received by holders of EVT Common Stock upon the Merger will depend on the value of Guidant Common Stock. See "The Merger Agreement--The Merger." There can be no assurance that the market price of Guidant Common Stock on and after the Effective Time will not be higher or lower than its price on the last trading day prior to the public announcement of the Merger, the third trading day prior to the Special Meeting, when the Exchange Ratio will be fixed, or any other date. EVT stockholders should obtain and consider recent trading prices of Guidant Common Stock in determining whether to vote in favor of the Merger Agreement and the consummation of the Merger.

RAPID TECHNOLOGICAL CHANGE AND INTENSE COMPETITION

  The medical device market is highly competitive. Guidant and EVT both compete with many companies, some of which have access to greater financial and other resources than Guidant or EVT. Furthermore, the medical device market is characterized by intensive development efforts and rapidly advancing technology. Guidant's and EVT's present and future products could be rendered obsolete or uneconomical by technological advances by one or more of Guidant's and EVT's current or future competitors or by alternative therapies. The future success of Guidant will depend, in large part, upon its ability to anticipate and keep pace with other developers of medical devices and therapies. Competitive market forces may also adversely affect the prices at which Guidant sells its products.

FDA AND OTHER GOVERNMENTAL REGULATION

  The medical devices manufactured and marketed by Guidant and EVT are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. Current FDA enforcement policy prohibits the promotion or labeling of approved medical devices for unapproved uses. Guidant and EVT are required to adhere to the manufacturing, testing, control, labeling, documentation and product surveillance requirements of the FDA. These regulations may have a material impact on Guidant's and EVT's businesses. Medical device laws are also in effect in many of the foreign countries where Guidant and EVT do business and such laws may contain similar or other prohibitions which may have a material impact on Guidant's and EVT's businesses. The process of obtaining regulatory approvals to market a medical device, particularly from the FDA, can be costly and time-consuming, and there can be no assurance that such approvals will be granted on a timely basis, if at all. EVT does not anticipate filing premarket approval applications ("PMA") for its Ancure system until at least 1998 and does not anticipate approval for at least one year after a PMA is accepted, if at all. Foreign and domestic regulatory approvals, if granted, may include significant limitations on the indicated uses for which the product may be marketed. While Guidant believes that it has obtained all necessary clearances for the manufacture and sale of its current products and that it is in compliance in all material respects with applicable FDA and other material regulatory requirements, there can be no assurance that Guidant will be able to continue such compliance. If the FDA were to believe that Guidant was not in compliance with applicable laws or regulations, it could institute proceedings to detain or seize Guidant's products, issue a recall, impose operating restrictions, enjoin future violations and assess civil and criminal penalties against Guidant, its officers or its employees and could recommend criminal prosecution to the Department of Justice. Furthermore, the FDA may proceed to ban, or request recall, repair, replacement or refund of the cost of, any device manufactured or distributed by Guidant. Additionally, the regulatory process may delay the marketing of new products for lengthy periods and impose substantial additional costs. Moreover, foreign governmental authorities have become increasingly stringent and Guidant may be subject to more rigorous regulation by foreign governmental authorities in the future. Guidant and EVT cannot predict whether any U.S. or foreign governmental regulation may be imposed in the future that may have a material adverse effect on Guidant.

CHALLENGES TO PATENTS AND PROPRIETARY RIGHTS

  Both Guidant and EVT rely on a combination of patents, trade secrets and nondisclosure agreements to protect their respective proprietary intellectual property. Guidant and EVT each hold numerous U.S. and foreign patents and patent applications. There can be no assurance that pending patent applications will result in issued patents, that patents issued to or licensed by Guidant or EVT will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect Guidant's or EVT's technology or to provide the combined company with any competitive advantage. Third parties could also obtain patents that may require licensing for the conduct of the combined company's business, and there can be no assurance that the required licenses would be available on commercially reasonable terms, on a timely basis, or at all. Guidant also relies on confidentiality agreements with certain employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that Guidant will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to Guidant's trade secrets and proprietary knowledge.

  There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry generally, particularly in the areas in which Guidant and EVT conduct their businesses. Guidant has in the past and continues to be involved in claims alleging infringement of the intellectual property rights of third parties. In the future, both Guidant and EVT may be forced to defend themselves against claims and legal actions alleging infringement of the patent rights of others. Additionally, Guidant may find it necessary to initiate litigation in order to enforce its patent rights, to protect its trade secrets or know-how and to determine the scope and validity of the proprietary rights of others. Adverse determinations in any such litigation could subject Guidant to significant liabilities to third parties, could require Guidant to seek licenses from third parties and could, if such licenses are not available, prevent Guidant from manufacturing, selling or using certain of its products, any of which could have a material adverse effect on Guidant. Patent litigation can be costly and time-consuming, and there can be no assurance that Guidant's litigation expenses will not be significant in the future or that the outcome of such litigation will be favorable to the combined company.

POSSIBLE DENIAL OF THIRD-PARTY REIMBURSEMENT

  Guidant's and EVT's products are purchased by hospitals, doctors and other health care providers, who are reimbursed for the health care services provided to their patients by third-party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs. These third-party payors may deny reimbursement if they should determine that a device used in a procedure was not used in accordance with cost-effective treatment methods, as determined by such third-party payor, or was used for an unapproved indication. Also, third-party payors are increasingly challenging the prices charged for medical products and services. If hospitals respond to such pressures by substituting lower cost products or other therapies for Guidant's or EVT's products, Guidant or EVT could be adversely affected. The ability of customers to obtain appropriate reimbursement for their products and services from government and third-party payors is critical to the success of all medical device companies around the world. Several foreign governments (most notably Germany and Spain) have attempted to dramatically reshape reimbursement policies affecting medical devices. Further restrictions on reimbursement of Guidant's or EVT's customers would have an impact on the products, including clinical products, purchased by customers and the prices they are willing to pay. There can be no assurance that Guidant's or EVT's products will be considered cost-effective by third-party payors, that reimbursement will be available or, if available, that the third-party payors' reimbursement policies will not adversely affect Guidant's or EVT's ability to sell its products profitably.

POSSIBLE ADVERSE IMPACT OF HEALTH CARE REFORM PROPOSALS

  From time to time health care reform proposals have been introduced in the United States Congress that generally attempt to expand health care coverage and reduce total health care expenditures. Different proposals use various techniques to achieve these goals. Proposals often include such features as universal health care coverage, mandatory employer health insurance premiums, global expenditure limits, procedures for the review of new technologies, portability of insurance coverage and the creation of large buying groups intended to have considerable purchasing power. Currently, legislative attention has focused particularly on certain proposed Medicare and Medicaid reforms. The ultimate scope of these reforms, if any, cannot yet be ascertained. Certain states have already made significant changes to their Medicaid programs and have adopted health care reforms. Other states have reform proposals under consideration. Implementation of such health care reforms may limit the price of, or the level at which reimbursement is provided for, Guidant's products. In addition, such health care reform initiatives may accelerate the growing trend toward involvement by hospital administrators, purchasing managers and buying groups in purchasing decisions. This trend is expected to lead to increased emphasis on the cost-effectiveness of any treatment regimen. Health care reform and the trend toward managed care may adversely affect the prices at which Guidant sells its products and the volume of products sold.

  These changes may also cause the marketplace in general to place increased emphasis on the utilization of less invasive surgical procedures and the delivery of more cost-effective medical therapies. However, certain health care reform initiatives, if enacted, may lead to increased expenses or reduced revenue in connection with bringing new products to market, which may create a disincentive toward technological innovation. Regardless of whether any additional reform proposals are ultimately adopted, the trend toward cost controls and the requirement of more efficient utilization of medical therapies and procedures is expected to continue. Similar initiatives to limit the growth of health care costs, including price regulation, are also underway in several other countries in which Guidant and EVT currently do, or expect to do, business. Guidant and EVT are unable to predict at this time whether any such additional health care initiatives will be enacted or, if enacted, the final form such reforms would take or which such reforms would be implemented.

SUBSTANTIAL RELIANCE ON THE TREND TOWARD LESS INVASIVE SURGICAL PROCEDURES

  Demand for Guidant's products will depend in part on continued and growing demand within the health care system for less invasive surgical procedures, and on Guidant's ability to respond to that demand. The continued and growing demand for less invasive surgical procedures depends on, among other things, the rate at which the medical community becomes adequately trained in and adopts less invasive procedures. While Guidant and EVT expect the trend toward less invasive medical procedures to continue, Guidant's business and results of operations will be adversely affected if it fails to anticipate and properly respond to shifts within the less invasive marketplace.

POTENTIAL PRODUCT LIABILITY; PRODUCT RECALLS

  Guidant's and EVT's businesses expose them to potential product liability risks which are inherent in the design, manufacture and marketing of medical devices. Guidant's and EVT's products are often used in intensive care settings with seriously ill patients. In addition, many of the medical devices manufactured and sold by Guidant and EVT are designed to be implanted in the human body for long periods of time. Component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information with respect to these or other products manufactured or sold by Guidant and EVT could result in an unsafe condition or injury to, or death of, the patient. The occurrence of such a problem could result in product liability claims and/or a recall of, or safety alert relating to, one or more of Guidant's and EVT's products which could ultimately result, in certain cases, in the removal from the body of such products. There can be no assurance that Guidant's and EVT's current product liability insurance will be adequate or that Guidant and EVT will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on Guidant's and EVT's business and reputation and on their ability to attract and retain customers for their products.

DEPENDENCE ON SOLE SOURCES OF SUPPLY

  Guidant and EVT purchase certain of the materials and components used in manufacturing their products. Certain of these supplies are custom-made for Guidant and EVT. In addition, Guidant and EVT purchase certain supplies from single sources due to quality considerations, costs or constraints resulting from regulatory requirements. Agreements with certain suppliers are terminable by either party upon short notice. The establishment of additional or replacement suppliers for certain components or materials cannot be accomplished quickly, largely due to the FDA approval system and the complex nature of manufacturing processes employed by many suppliers. In addition, in recent years, in the wake of litigation, certain companies have ceased supplying chemical raw materials for use in implantable medical devices. There can be no assurance that materials used by Guidant or EVT will not be restricted in the future. The inability to develop satisfactory alternatives, if required, or a reduction or interruption in supply or a significant increase in the price of materials or components used by Guidant and EVT could have a material adverse effect on Guidant and EVT.

DEPENDENCE ON KEY PERSONNEL

  Guidant's continued success will depend in large part on its ability to attract and retain highly qualified scientific, management, marketing and sales personnel. The competition for skilled personnel in Guidant's and EVT's industry is intense. While consummation of the Merger will increase Guidant's human resources in these areas, there is an inherent risk in transactions of this type that the combination process could result in the departure of key employees. There can be no assurance that the announcement of the proposed Merger will not adversely affect Guidant's ability to attract and retain personnel. The loss of a significant group of skilled personnel could adversely affect Guidant.

UNCERTAINTIES RELATING TO COORDINATION OF OPERATIONS

  Guidant and EVT have entered into the Merger Agreement with the expectation that the Merger will result in operating and strategic benefits. The anticipated benefits of the Merger may not be achieved unless the operations of EVT are successfully combined with those of Guidant in a coordinated, timely and efficient manner, and there can be no assurance this will occur. The transition to a combined company will require substantial attention from management. The diversion of the attention of management and any difficulties encountered in the transition process could have a material adverse impact on the revenues and operating results of Guidant. The integration of the two companies will also require coordination of their operations. The difficulties of coordination may be increased by the necessity of combining personnel with disparate business backgrounds and different corporate cultures. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on their combined operations. There can be no assurance that either company will retain its key management, technical, sales and marketing personnel or that Guidant will realize any of the other anticipated benefits of the Merger. Failure to achieve the anticipated benefits of the Merger or to successfully integrate the operations of the companies could have a material adverse effect upon the business, operating results and financial condition of Guidant. Even if the benefits of the Merger are achieved and the two companies' operations are successfully integrated, there can be no assurance that in the future the operating results and financial condition of Guidant will not be materially adversely affected by any number of economic, market or other factors that are not related to the Merger.

TRANSACTION EXPENSES; COSTS OF INTEGRATION

  Guidant and EVT estimate they will together incur direct transaction costs (including investment banking, legal, accounting, registration and printing fees) of approximately $4.8 million associated with the Merger. These costs are expected to be charged against income of Guidant in the fiscal quarter ending December 31, 1997. The Merger will have a short-term adverse effect on the net income of Guidant due to the aforementioned expenses. There can be no assurance that Guidant will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger.

SHARES ELIGIBLE FOR FUTURE SALE

  Guidant will issue approximately 2,836,123 shares of Guidant Common Stock in the Merger, based upon an assumed Closing Price of $60.31. In general, such shares will be freely tradable following the Merger, except those held by affiliates of EVT. The sale of any of these shares may cause substantial fluctuations in the price of Guidant Common Stock over short time periods. See "The Merger--Resale Restrictions."

POTENTIAL CONFLICTS OF INTEREST

  In considering the recommendation of the EVT Board with respect to the Merger, stockholders of EVT should be aware that certain officers and directors of EVT have interests in the Merger that are in addition to the interests of EVT's stockholders generally. EVT's Officer Severance Plan provides severance benefits for eligible officers of EVT, one of whom, W. James Fitzsimmons, EVT's President and Chief Executive Officer, is also a member of the EVT Board, upon an Involuntary Termination (as defined in such plan) of employment within the 24 month period following a Change in Control of EVT, which as defined in the Officer Severance Plan, includes the Merger. Also, pursuant to the terms of the EVT Stock Option Plans, as defined below, options held by outside directors of EVT will vest in full upon the Merger. Upon the Merger, Guidant will substitute its options for all of EVT's outstanding stock options, including outstanding options held by officers and directors. Furthermore, Guidant has discussed proposed employment terms to be in effect after the Merger with the officers of EVT. See "The Merger-- Interests of Certain Persons in the Merger." Furthermore, the Merger Agreement provides that, after the Effective Time, the surviving corporation shall provide certain indemnification and insurance rights. See "The Merger Agreement--Indemnification and Insurance." The EVT Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

                              THE SPECIAL MEETING

  This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of EVT Common Stock to be voted at the Special Meeting of stockholders of EVT.

TIME AND PLACE; PURPOSES

  The Special Meeting will be held at the offices of Gunderson Dettmer located at 155 Constitution Drive, Menlo Park, California 94025, on December 19, 1997, starting at 8:30 a.m., local time. At the Special Meeting, the stockholders of EVT will be asked to consider and vote upon the Merger and such other matters as may properly come before the Special Meeting. A copy of the Merger Agreement is included as Appendix A to this Proxy Statement/Prospectus.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting stockholders of EVT will be asked to consider and vote upon proposals (i) to approve and adopt the Merger Agreement and to approve the consummation of the Merger and (ii) to transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

RECORD DATE AND SHARES ENTITLED TO VOTE

  The Board has fixed the close of business on November 14, 1997, as the Record Date. Only holders of record of shares of EVT Common Stock on the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On the Record Date, there were 8,552,845 shares of EVT Common Stock outstanding and entitled to vote at the Special Meeting held by approximately 105 stockholders of record (although EVT has been informed that there are in excess of 1,000 beneficial owners), as shown on the records of EVT's transfer agent for such shares.

  Each holder of record, as of the Record Date, is entitled to vote in accordance with the terms of EVT's Eighth Amended and Restated Certificate of Incorporation (the "EVT Certificate"), which provides that holders of EVT Common Stock will be entitled to one vote per share of Common Stock. The presence, in person or by proxy, of the holders of a majority of the voting power represented by the outstanding shares of EVT Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

VOTES REQUIRED

  Under the EVT Certificate and Delaware General Corporation Law (the "DGCL"), the affirmative vote, in person or by proxy, of the holders of a majority of the votes represented by the shares of EVT Common Stock outstanding on the Record Date and entitled to vote on the Merger is required to approve and adopt the Merger Agreement and the consummation of the Merger.

  As of the Record Date, directors and executive officers of EVT and their affiliates as a group beneficially owned 2,332,041 shares of EVT Common Stock, or approximately 27.3% of the shares of the outstanding EVT Common Stock. Certain stockholders of EVT, including Menlo Ventures and its affiliated entities and all of the directors of EVT, who held in the aggregate, as of the Record Date, over 26.2% of the combined voting power of the outstanding EVT Common Stock, have entered into an agreement (the "Support Agreement") in which they have agreed, among other things, to vote all of their shares of EVT Common Stock in favor of the Merger. See "Support Agreement". Based on the 8,552,845 shares of EVT Common Stock outstanding and entitled to vote on the Record Date, a total of 4,276,423 shares are required to be voted in favor of the Merger in order for the Merger to be approved and consummated. Accordingly, EVT's directors, executive officers and their affiliates hold shares representing approximately 54.5% of the total number of shares required for approval of the Merger and holders of 52.4% of the total number of shares required for approval of the Merger have agreed to vote in favor of the Merger.

  If fewer shares of EVT Common Stock are voted in favor of the Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies that have theretofore effectively been revoked or terminated.

QUORUM; ABSTENTION AND BROKER NON-VOTES

  All shares of EVT Common Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted "FOR" the Merger. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, since the affirmative vote of a majority of the votes represented by the shares of EVT Common Stock outstanding on the Record Date is required for approval of the Merger, a proxy marked "ABSTAIN" will have the effect of a vote against the Merger. In accordance with Nasdaq National Market rules, brokers and nominees are precluded from exercising their voting discretion on the Merger and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares on the Merger. Therefore, because the affirmative vote of a majority of the votes represented by the shares of EVT Common Stock outstanding on the Record Date is required for approval of the Merger, abstentions and a broker non-vote with respect to the Merger will have the effect of a vote against the Merger. Shares represented by abstentions and broker non-votes will, however, be counted for purposes of determining whether there is a quorum at the Special Meeting.

  It is not expected that any matter not referred to herein will be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted "AGAINST" the Merger will not be used to vote "FOR" postponement or adjournment of the Special Meeting for the purposes of allowing additional time for soliciting additional votes "FOR" the Merger.

  A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of EVT a signed notice of revocation or a later dated signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies by EVT stockholders should be addressed as follows: EndoVascular Technologies, Inc., 1360 O'Brien Drive, Menlo Park, California 94024, Attention: G. Bradley Cole, Senior Vice President, Operations and Chief Financial Officer, or hand delivered to the Secretary or the Secretary's designated agent before the vote is taken at the Special Meeting.

SOLICITATION OF PROXIES AND EXPENSES

  Guidant will pay the cost of printing and mailing this Proxy Statement/Prospectus. EVT will pay the cost of solicitation of proxies. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of EVT without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and EVT will, upon request, reimburse them for their reasonable expenses in so doing. EVT has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies at a fee of approximately $7,000 plus expenses. To the extent necessary in order to ensure sufficient representation at the Special Meeting, EVT may request by telephone or telegram the return of proxies. The extent to which this will be necessary depends entirely upon how promptly proxies are returned.

BOARD RECOMMENDATION

  THE EVT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, EVT AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE HOLDERS OF EVT COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE MERGER. In considering such recommendation, EVT stockholders should be aware that EVT has in place certain employment, severance and indemnification arrangements with certain directors and officers of EVT. See "The Merger--Interests of Certain Persons in the Merger" and "The Merger Agreement--Indemnification and Insurance."

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF EVT. ACCORDINGLY, EVT STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                    STOCKHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS

                                  THE MERGER

BACKGROUND OF THE MERGER

  During its annual strategic planning process in 1996, Guidant prepared an analysis of the medical device industry. The analysis reviewed various technologies and their potential market size, growth, clinical need, and fit with Guidant in terms of technology and customer. The analysis showed the emergence and growth of an endovascular abdominal aortic aneurysm ("AAA") market which would use catheter-based technologies by potential Guidant customers. The analysis suggested that Guidant could potentially leverage its catheter know-how to an emerging Guidant customer. Guidant management determined that endovascular AAA technology was one of the many technologies that would complement Guidant's existing and future product offerings. Since internal development required significant research and development expenditure and given the lead established in product development by existing companies, Guidant management determined that acquisitions would be a key element of pursuing Guidant's strategic goals in this area.

  Guidant from time to time has studied publicly available information of the various endovascular graft companies to determine if these companies would fit Guidant's operations and product line. EVT was identified as a company whose strategic goals and product offerings complemented those of Guidant.

  EVT has recognized that there could be value in partnering with a larger medical device company as an attractive way to realize EVT's long-term potential. In August 1994, EVT entered into an agreement with St. Jude Medical, Inc. ("St. Jude") whereby St. Jude acquired an equity interest in EVT and was granted certain preferred negotiating rights with respect to an acquisition of EVT by St. Jude over a two year period. St. Jude's rights expired in August 1996.

  On August 8, 1996, senior representatives of Guidant met with senior representatives of EVT to discuss generally the endovascular AAA market.

  On September 24, 1996, EVT held a regularly scheduled EVT Board meeting and the visit with Guidant was reported to the EVT Board.

  On September 30, 1996, at a meeting of Guidant's "Compass" business development group ("Compass"), the Guidant Compass Board ("Compass Board"), the decision-making authority for Compass, a broad overview was provided of the endovascular AAA market and the potential of a Guidant and EVT merger. The Compass Board authorized further exploration of such a combination.

  On October 1, 1996, Guidant and EVT entered into a confidentiality agreement. Pursuant to the confidentiality agreement, the two companies began exchanging information to determine the desirability of a combination. During this time, each company met with its advisors to discuss the benefits of a potential business combination.

  On October 25, 1996, EVT's financial statements and long range forecasts were sent to Guidant.

  On November 5, 1996, at a Compass Board meeting, an overview was presented of EVT's patents, products, financial statements, and EVT's management team. The Compass Board was also apprised of discussions between the two parties and Guidant management was encouraged to proceed.

  On November 19, 1996, at a regularly scheduled meeting of Guidant's Board, an overview was provided of the possible combination of Guidant and EVT. Guidant's Board authorized Guidant's management to continue discussions on a possible transaction.

  On November 21, 1996, Mr. Ronald W. Dollens, President and Chief Executive Officer of Guidant, Mr. Jay Watkins, President of Compass and Mr. W. James Fitzsimmons, President and Chief Executive Officer of EVT, met in Boston, Massachusetts to discuss the possible combination of the two companies. At the end of the meeting it was decided that the parties would continue exchanging information and pursue acquisition discussions. At that time valuation discussions began to take place.

  On November 27, 1996, EVT convened a special meeting of the EVT Board and reported on the status of discussions regarding a potential business combination with Guidant, as well as EVT's financing needs. During the meeting, members of the Board discussed at length the potential risks and benefits of a transaction with Guidant, evaluated other alternatives, including possible business combinations with other entities, as well as the alternative of pursuing a public equity financing and continuing as an independent company. After reviewing these alternatives, the EVT Board authorized EVT's management to continue discussions with Guidant.

  On December 5, 1996, Messrs. W. James Fitzsimmons and G. Bradley Cole, EVT's Senior Vice President of Operations and Chief Financial Officer, met with Mr. Jay Watkins and Ms. Carolyn Bates, Vice President of Business Development-Compass, in Redwood Shores, California. At the meeting, Messrs. Fitzsimmons and Cole presented EVT's position regarding the terms of a possible merger.

  On January 6, 1997, Guidant retained BT Alex. Brown Incorporated ("Alex. Brown") to act as an advisor in connection with a possible strategic combination.

  On January 9, 1997, EVT retained NationsBanc Montgomery Securities, Inc. ("NationsBanc Montgomery") as its financial advisor on possible approaches to a strategic combination and a follow-on public offering of EVT Common Stock.

  On January 15, 1997, Guidant sent a letter to EVT outlining broad terms for a combination between the two parties.

  On January 16, 1997, EVT specially convened the EVT Board to discuss Guidant's proposal.

  On January 20, 1997, EVT, following discussions with the EVT Board and financial advisors, sent a letter to Mr. Dollens proposing alternative terms for a merger.

  Between January 21, 1997 and February 7, 1997, through a series of conversations between Alex. Brown and Guidant management it was determined that EVT's terms were not in the best interest of Guidant and its stockholders and that the merger discussions should be terminated.

  On February 12, 1997, Guidant sent EVT a letter closing all conversations on the possibility of a combination due to an inability to agree on a transaction structure and value.

  On February 13, 1997, Guidant and EVT began discussions on a possible arm's length credit arrangement between the two companies as a financing vehicle for EVT. Individuals from both parties met to conduct due diligence to identify the credit risks to Guidant in such an agreement.

  On February 17, 1997, at a regularly scheduled meeting, Guidant's Board authorized Guidant's management to loan EVT up to $30 million at a market rate of interest and upon prevailing market terms.

  Between February 17, 1997, and February 26, 1997, Guidant and EVT representatives met to negotiate the terms of the credit agreement.

  On February 26, 1997, EVT convened a special meeting of the EVT Board to review terms of the proposed credit agreement. During the meeting, the members of the EVT Board discussed the advantages of entering into the credit agreement versus undertaking a public equity financing. After lengthy discussions, the EVT Board approved the credit agreement.

  On February 27, 1997, a definitive credit agreement (the "Credit Agreement") was executed. See "Certain Transactions".

  On March 12, 1997, EVT and NationsBanc Montgomery entered into an engagement letter covering NationsBanc Montgomery's role as financial advisor to EVT.

  Between April and August 1997, Guidant spoke periodically with EVT concerning the Credit Agreement. In addition, during that time, Guidant continued to evaluate the AAA endovascular market, and conducted discussions with several companies during that period.

  On September 8, 1997, prior to EVT's first drawdown under the Credit Agreement, Guidant met with EVT personnel regarding administration of and compliance with the Credit Agreement.

  On September 16, 1997, EVT borrowed $7 million pursuant to the Credit
Agreement.

  On September 30, 1997, Guidant's Compass Board held a meeting where Guidant management presented to the Compass Board an overview of EVT, the clinical evaluation and financial statements. Additionally, EVT senior executives presented clinical, product development and competitive information.

  During September 1997, Guidant began to reevaluate the value of an acquisition with EVT.

  On October 1, 1997, Guidant's Board convened by telephone to discuss the strategic benefits of a merger and the related financial considerations. The Guidant Board was also advised of the financial impact of such a merger. The Guidant Board was also advised by counsel concerning the terms of the Merger Agreement and certain regulatory aspects of the Merger. Thereafter, the Guidant Board authorized the execution and delivery of the Merger Agreement subject to satisfactory completion of negotiations.

  On October 1, 1997, Alex. Brown delivered an offer to NationsBanc Montgomery and EVT with respect to a potential combination between EVT and Guidant.

  During the evening of October 1, 1997, Messrs. Dollens and Fitzsimmons had telephone conversations regarding the terms and conditions of the combination of the businesses of Guidant and EVT.

  On October 2, 1997, Guidant submitted a written proposal reflecting terms discussed by Messrs. Dollens and Fitzsimmons. The EVT Board held a special meeting where Mr. Fitzsimmons informed the EVT Board members of the proposed terms. After extensive discussion of the terms and conditions of the proposal, each member of the EVT Board authorized management to proceed with negotiations toward a definite agreement with Guidant along the basic terms outlined.

  On October 2, 1997, counsel for Guidant distributed to EVT and its counsel drafts of the Merger Agreement and Support Agreement.

  On October 4, 1997, financial and legal advisors and management of Guidant and EVT met for detailed discussions regarding the terms of the Merger Agreement and Support Agreement.

  On October 5, 1997, representatives of Guidant and EVT met during a series of meetings to discuss the terms and conditions of the Merger.

  During the afternoon of October 5, 1997, the EVT Board held a special telephone meeting with senior executives of EVT and EVT's financial and legal advisors to discuss the terms and conditions of the Merger Agreement.

  During the evening of October 5, 1997, the EVT Board held a special telephone meeting with EVT's outside financial and legal advisors to consider approval of the Merger Agreement. W. James Fitzsimmons, President and Chief Executive Officer of EVT, summarized briefly the background of the Merger and EVT's reasons for considering the sale of EVT at the present time. EVT's outside financial advisor, NationsBanc Montgomery, reviewed its financial analysis of the terms and conditions of the Merger and, at the conclusion of its presentation, delivered to the EVT Board its oral opinion that the consideration to be received by EVT's shareholders in the Merger was fair to EVT's stockholders from a financial point of view as of the date of such opinion. See""--Opinion of Financial Advisor". EVT's legal advisor reviewed the terms of the Merger Agreement, including the resolution of previously outstanding issues related thereto. Thereafter, the EVT Board unanimously (i) determined that the Merger was fair to, and in the best interests of, EVT and its stockholders, (ii) approved the Merger Agreement and (iii) determined to recommend to EVT's stockholders that they vote for approval of the Merger Agreement.

  On the evening of October 5, 1997, the Merger Agreement and Support Agreement were executed and delivered.

  On the morning of October 6, 1997, Guidant and EVT issued a joint press release announcing the execution of the Merger Agreement and the proposed Merger.

  On November 14, 1997, the Merger Agreement was amended.

REASONS FOR THE MERGER

 Guidant's Reasons for the Merger

  The Guidant Board has determined that the terms of the Merger Agreement and the Merger are in the best interests of Guidant. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Guidant Board consulted with Guidant's legal and financial advisors as well as with Guidant's management, and considered a number of factors, including among others:

    (i) EVT's lead over comparable companies with respect to bringing to the United States market an endovascular AAA system;

    (ii) the strategic fit between EVT's research and development of endovascular AAA systems and Guidant's distribution networks;

    (iii) the business synergies between EVT's and Guidant's product lines;

    (iv) the growth potential in the area of endovascular AAA systems and the related opportunities for additional revenue and profit margin enhancement;

    (v) the opportunity to retain EVT's management, which Guidant believes has valuable experience developing and marketing endovascular AAA systems;

    (vi) the detailed financial analyses of Alex. Brown, Guidant's financial advisor in connection with the Merger, and its opinion that the Exchange Ratio is fair, from a financial point of view, to Guidant; and

    (vii) the intended treatment of the Merger as a tax-free reorganization and as a pooling-of-interests transaction for accounting purposes.

  The Guidant Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

    (i) the long term risks that EVT may not remain competitive in the market for endovascular AAA system;

    (ii) the fact that the development of marketable endovascular AAA systems may be more expensive or require more time than currently anticipated; and

    (iii) the fact that Guidant's management and financial advisors anticipate that the Merger would initially cause earnings dilution.

  In view of the wide variety of factors, both positive and negative, considered by the Guidant Board, the Guidant Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in making its determination. However, after taking into consideration all of the factors set forth above, the Guidant Board concluded that the terms of the Merger Agreement and the Merger are in the best interests of Guidant.

 EVT's Reasons for the Merger

  The EVT Board has determined that the terms of the Merger Agreement are fair to, and in the best interests of, EVT and its stockholders. Accordingly, the EVT Board has unanimously approved the Merger Agreement and recommends that the stockholders of EVT vote FOR the adoption of the Merger Agreement and consummation of the Merger. In reaching its determination, the EVT Board consulted with EVT's management team, financial advisor, and legal counsel. The EVT Board considered the following material factors:

    (i) an opportunity for EVT stockholders to reduce their exposure to the risks associated with EVT's reliance on a single product line and the difficulty of competing against larger, more diversified companies with substantially greater financial resources;

    (ii) an opportunity for EVT stockholders to reduce their exposure to the risks and dilution associated with EVT's needs to obtain additional capital resources in order to finance EVT to a cash flow positive position;

    (iii) an opportunity for EVT stockholders to reduce their exposure to the risks associated with a changing and unpredictable regulatory environment in the United States and its potential impact on the timely receipt of approvals necessary for product commercialization;

    (iv) the changing healthcare environment with its increasing focus on cost containment, coupled with the trend of consolidation in the medical device industry resulting in the emergence of large companies with broad product lines which are able to more effectively compete in such a market environment;

    (v) the fact that EVT's two major competitors have already been acquired by companies of the profile discussed in (iv) above and the resulting impact on EVT's current competitiveness in international markets;

    (vi) potential revenue synergies, including the ability to market EVT's products through Guidant's direct distribution network and sell its products along with a much broader portfolio of less invasive therapeutic devices;

    (vii) the ability to accelerate product development and product line diversification by leveraging the resources and technological expertise of the combined company;

    (viii) the ability for EVT to more readily secure critical raw materials from suppliers who have become increasingly hesitant to deal with smaller companies in light of litigation concerns;

    (ix) the continued role that EVT management, which the EVT Board believes has valuable experience developing and marketing endovascular AAA systems, will play in the combined company. See "The Merger--Interests of Certain Persons in the Merger";

    (x) the fact that, although the EVT Board did not conduct a formal auction process, a prior corporate relationship with certain preferred negotiating rights did not result in the acquisition of EVT, and no one else made a bone fide offer to acquire EVT or expressed serious interest in acquiring EVT;

    (xi) the fact that, although closing prices for EVT Common Stock during the week prior to public announcement of the Merger ranged from $15.50 to $17.13 per share, the consideration per share of EVT Common Stock that may be received under the Merger Agreement represents a substantial premium over historical trading prices of EVT Common Stock;

    (xii) the downside protection offered to the EVT stockholder in the event that Guidant Common Stock substantially declines in value prior to the Effective Time;

    (xiii) the fact that the Merger will afford EVT stockholders an opportunity to retain an equity interest in the combined company in a tax free exchange and achieve substantially greater liquidity than could be achieved by holding EVT Common Stock;

    (xiv) the lack of any substantial impediments to the ability of the EVT Board to entertain alternative proposals for a business combination transaction, negotiate with, and give information to, third parties and terminate the Merger Agreement in the event of an alternative proposal, if required by the EVT Board's fiduciary duties to EVT stockholders, although the EVT Board did note in this regard that a termination fee would be payable in certain circumstances upon such a termination, as described below in "The Merger Agreement--Termination Fees";

    (xv) the likelihood of consummation of the Merger resulting from limited conditions to consummation outlined in the terms of the Merger Agreement;

    (xvi) the financial analyses of NationsBanc Montgomery described herein and the written opinion of NationsBanc Montgomery dated October 5, 1997, that the consideration to be received by holders of EVT Common Stock pursuant to the Merger Agreement was fair from a financial point of view, as of such date; and

    (xvii) the opportunity for the stockholders of EVT to vote on whether to approve the Merger.

  The EVT Board also considered the following potentially negative factors in its deliberations concerning the Merger:

    (i) the loss of control over future operations of EVT following the Merger;

    (ii) the risk that the combined company would be unable to retain key employees;

    (iii) the risk that the benefits sought to be achieved in the Merger may not be achieved;

    (iv) the fact that Guidant Common Stock was trading at or near historical highs and that recent price/earnings multiples for Guidant are high relative to historical multiples and among the highest in the medical device industry generally;

    (v) the fact that Guidant is currently engaged in patent litigation with a number of competitors and that an adverse outcome in certain of these cases could have a material adverse effect on the price of Guidant Common Stock;

    (vi) the potential negative impact on EVT's ability to readily complete an equity financing or attract other interest in the event that, for any reason, the Merger is not consummated; and

    (vii) the other risks described under "Risk Factors".

  The EVT Board discussed with EVT's management and financial advisors the prospects for combinations with companies other than Guidant and whether incremental or superior benefits could be achieved through such combinations. The EVT Board also discussed the risks and benefits of a stand-alone strategy. After reviewing the potentially negative factors, the EVT Board concluded that they were outweighed by the positive factors and, accordingly determined that the Merger is fair to, and in the best interests of, EVT and its stockholders.

  In view of the wide variety of factors, both positive and negative, considered by the EVT Board, the EVT Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in making its determination. However, after taking into consideration all of the factors set forth above, the EVT Board agreed that the Merger is fair to, and in the best interests of, EVT and its stockholders.

  THE EVT BOARD UNANIMOUSLY RECOMMENDS THAT EVT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE MERGER.

OPERATIONS FOLLOWING THE MERGER

  Following the Merger, EVT will continue its operations as a wholly-owned subsidiary of Guidant. The membership of the Guidant Board will remain unchanged as a result of the Merger, and the members of the EVT Board as a result of the Merger will be replaced by officers of Guidant. The stockholders of EVT will become stockholders of Guidant, and their rights as stockholders will be governed by Guidant's Amended and Restated Articles of Incorporation (the "Guidant Articles") and Guidant's bylaws the ("Guidant Bylaws") and the laws of the State of Indiana. See "Comparison of Rights of Stockholders of Guidant and EVT."

OPINION OF FINANCIAL ADVISOR

  Pursuant to an engagement letter dated March 12, 1997 (the "Engagement Letter"), EVT engaged NationsBanc Montgomery to act as its financial advisor in connection with identifying opportunities for maximizing stockholder value, including the potential sale of EVT. NationsBanc Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. EVT selected NationsBanc Montgomery as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger, its reputation in the health care and investment communities and its existing investment banking relationship with EVT. NationsBanc Montgomery was not requested to nor did it solicit or assist EVT in soliciting indications of interest from third parties for all or any part of EVT. Further, NationsBanc Montgomery was not retained to nor did it advise EVT with respect to EVT's underlying decision to proceed with or effect the Merger.

  At the October 5, 1997 meeting of EVT's Board, NationsBanc Montgomery delivered its oral opinion, subsequently confirmed in writing as of such date, that the consideration to be received by EVT's stockholders in the Merger was fair to EVT's stockholders from a financial point of view, as of the date of such opinion. NationsBanc Montgomery did not determine the form or amount of consideration to be offered to stockholders in the Merger. The amount of such consideration was agreed to as a result of negotiations between EVT and its financial and legal advisors (including NationsBanc Montgomery) and Guidant and its financial and legal advisors. No limitations were imposed by EVT on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

  THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO EVT'S BOARD, DATED OCTOBER 5, 1997 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF REVIEW BY NATIONSBANC MONTGOMERY, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. NATIONSBANC MONTGOMERY'S OPINION IS ADDRESSED TO EVT'S BOARD, COVERS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF EVT'S COMMON STOCK, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF EVT'S COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. IN FURNISHING SUCH OPINION, NATIONSBANC MONTGOMERY DOES NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN NATIONSBANC MONTGOMERY'S OPINION.

  In connection with its opinion, NationsBanc Montgomery, among other things:
(i) reviewed certain publicly available financial and other data with respect to EVT and Guidant, including the consolidated financial statements for recent years and interim periods to June 30, 1997 and certain other relevant financial and operating data relating to EVT and Guidant made available to NationsBanc Montgomery from published sources and, with respect to EVT, from internal records; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, EVT Common Stock and Guidant Common Stock; (iv) compared EVT and Guidant from a financial point of view with certain other companies in the medical technology industry which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the medical technology industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of EVT certain information of a business and financial nature regarding EVT, furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of EVT; (vii) reviewed certain third-party analysts' reports, including financial forecasts, regarding Guidant; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with EVT's counsel; and (ix) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

  In connection with its review, NationsBanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for EVT provided to NationsBanc Montgomery by EVT's management, upon their advice and with EVT's consent NationsBanc Montgomery assumed for purposes of its opinion that the forecasts (including, without limitation, the assumptions regarding regulatory approval timelines, revenue growth rates and operating margins) were reasonably prepared on bases reflecting the best available estimates and judgments of EVT's management at the time of preparation as to the future financial performance of EVT. NationsBanc Montgomery also assumed that there were no material changes in EVT's or Guidant's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to it. NationsBanc Montgomery relied on advice of counsel and independent accountants to EVT as to all legal and financial reporting matters with respect to EVT and Guidant, the Merger and the Merger Agreement, including the legal status and financial reporting of litigation involving EVT and Guidant. NationsBanc Montgomery assumed that the Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. EVT informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the Merger would be recorded as a pooling of interests under generally accepted accounting principles. NationsBanc Montgomery further assumed with EVT's consent that the Merger would be consummated in accordance with the terms in the Merger Agreement, without any further amendment thereto and without waiver by EVT of any of the conditions to its obligations thereunder. In addition, NationsBanc Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of EVT or Guidant, nor was NationsBanc Montgomery furnished with any such appraisals. Finally, NationsBanc Montgomery's opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, October 5, 1997. Accordingly, although subsequent developments may affect NationsBanc Montgomery's opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

  The following is a summary of the report presented by NationsBanc Montgomery to EVT's Board on October 5, 1997 in connection with its opinion.

  Discounted Cash Flow Analysis. NationsBanc Montgomery performed a discounted cash flow analysis on certain projected financial statements that were provided to NationsBanc Montgomery by the management of EVT.

  In performing this analysis, NationsBanc Montgomery calculated the net present value of projected cash flows for the fiscal years 1998 through 2007. NationsBanc Montgomery calculated EVT's terminal values in fiscal year 2007 based on price/EBIT (earnings before interest and taxes) multiples ranging from 14x to 16x. These terminal values were then discounted to present value using discount rates ranging from 32.5% to 37.5%. Using these projections and assumptions, NationsBanc Montgomery determined that the implied per share value of EVT's Common Stock ranged from $12.72 to $21.33. Montgomery placed particular emphasis on its analysis utilizing a 35% discount rate, which resulted in an implied per share value of EVT's Common Stock ranging from $15.51 to $17.51.

  Comparable Public Company Analysis. NationsBanc Montgomery reviewed and analyzed the estimated calendar year 2000 revenue, EBIT and fully-taxed earnings for certain publicly traded companies that it considered comparable to EVT, based upon publicly available analyst information. NationsBanc Montgomery examined the market value to estimated calendar year 2000 revenue, EBIT and fully-taxed earnings multiples for: Cambridge Heart Inc., Cardiac Pathways Corp., Cardima, Inc., CardioGenesis Corp., CardioThoracic Systems Inc., Computer Motion, Inc., Endocardial Solutions, Inc., Heartport, Inc., Heartstream, Inc., InControl, Inc. and Novoste Corp (the "Comparable Companies").

  NationsBanc Montgomery computed an average market value to estimated calendar year 2000 revenue multiple for the Comparable Companies of 1.4x. NationsBanc Montgomery then applied this multiple to EVT's estimated 2000 year revenue, which resulted in an implied valuation for EVT of $15.88 per share. Application of this multiple to NationsBanc Montgomery's research analyst's estimated 2000 year revenue for EVT resulted in an implied valuation for EVT of $12.32 per share.

  NationsBanc Montgomery computed an average market value to estimated calendar year 2000 EBIT multiple for the Comparable Companies of 5.4x. NationsBanc Montgomery then applied this multiple to EVT's projected 2000 year EBIT, which resulted in an implied valuation for EVT of $19.60 per share. Application of this multiple to Montgomery's research analyst's estimated 2000 year EBIT for EVT resulted in an implied valuation for EVT of $13.55 per share.

  NationsBanc Montgomery computed an average market value to estimated calendar year 2000 fully-taxed earnings multiple for the Comparable Companies of 8.8x. NationsBanc Montgomery then applied this multiple to EVT's projected 2000 fully-taxed earnings, which resulted in an implied valuation for EVT of $20.29 per share. Application of this multiple to NationsBanc Montgomery's research analyst's estimated 2000 fully-taxed earnings for EVT resulted in an implied valuation for EVT of $14.14 per share.

  Premiums Paid Analysis. NationsBanc Montgomery reviewed select recent medical technology and cardiovascular related transactions which it considered relevant. NationsBanc Montgomery analyzed the following transactions (listed below by acquiror/target): Endosonics Corp./Cardiometrics, Inc., Boston Scientific Corp./Target Therapeutics, St. Jude Medical, Inc./Ventritex, Inc., Pfizer, Inc./Corvita Corp., Medtronic Inc./InStent, Inc., St. Jude Medical, Inc./Daig Corporation, Johnson & Johnson/Cordis Corp., Boston Scientific Corp./EP Technologies, Inc., Boston Scientific Corp./Heart Technology, Inc., Boston Scientific Corp./SciMed Life Systems, Inc., Boston Scientific Corp./Cardiovascular Imaging Systems, and Medtronic Inc./Electromedics Inc. (the "Comparable Transactions").

  NationsBanc Montgomery analyzed the price paid per share by acquirors (the "Purchase Price Per Share") in the Comparable Transactions. The Purchase Price Per Share for each of these transactions was compared to the target stock price one day, one week and one month prior to announcement of the transaction in order to calculate the premium over such stock price. NationsBanc Montgomery computed the average one day prior, one week prior and one month prior premium paid in the Comparable Transactions to be 22.0%, 25.0% and 39.3%, respectively. Applying these percentages to EVT's stock prices one day prior, one week prior and one month prior to the announcement of the Merger Agreement resulted in an implied valuation for EVT of $19.97, $16.56 and $16.02, respectively, per share. NationsBanc Montgomery calculated the one day, one week and one month prior premium to be paid in the Merger (assuming Exchange Consideration valued at $20.00 per share of EVT Common Stock) to EVT's stock price to be 22.1%, 50.9% and 73.9%, respectively, compared to the one day, one week and one month prior premiums of 22.0%, 25.0% and 39.3%, respectively, for the Comparable Transactions.

  NationsBanc Montgomery also analyzed the average closing price of EVT's Common Stock over various periods since EVT's initial public offering in February of 1996. NationsBanc Montgomery noted that the assumed consideration of $20.00 per share represented a 78.6% premium to the average closing price of $11.20 per share since EVT's initial public offering. NationsBanc Montgomery noted that the assumed consideration of $20.00 per share represented an 81.5% premium to the average closing price of $11.02 per share for the latest twelve months prior to October 5, 1997. NationsBanc Montgomery noted that the assumed consideration of $20.00 per share represented a 72.1% premium to the average closing price of $11.62 per share for the latest 90 trading days prior to October 5, 1997. NationsBanc Montgomery noted that the assumed consideration of $20.00 per share represented a 49.8% premium to the average closing price of $13.35 per share for the latest 30 trading days prior to October 5, 1997.

  Discounted Future Earnings. NationsBanc Montgomery reviewed and analyzed the estimated year 2000 earnings for EVT based on EVT's projections and NationsBanc Montgomery's research analyst's estimates. NationsBanc Montgomery applied a range of one year forward earnings multiples ranging from 18x to 22x to the estimated year 2000 fully taxed net income and discounted the range of values back two years at 35%. Utilizing these earnings multiples and discount rate, the implied per share value of EVT's Common Stock utilizing EVT's projections ranged from $22.76 to $27.82, and the implied per share value of EVT's Common Stock utilizing NationsBanc Montgomery's research analyst's projections ranged from $15.87 to $19.39.

  The summary set forth above does not purport to be a complete description of the presentation by NationsBanc Montgomery to the Board of Directors or the analyses performed by NationsBanc Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the EVT Board. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of EVT. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. In arriving at its opinion, NationsBanc Montgomery did not ascribe a specific range of values to EVT, but rather made its determination as to the fairness, from a financial point of view, of the consideration received by the holders of EVT's Common Stock in the Merger on the basis of the financial and comparative analyses described above.

  In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EVT. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the fairness of the transaction contemplated by the Merger Agreement to EVT's stockholders and were provided to EVT's Board in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. NationsBanc Montgomery used in its analyses various projections of future performance prepared by the management of EVT and by NationsBanc Montgomery's research analyst. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

  Pursuant to the Engagement Letter, EVT has agreed to pay NationsBanc Montgomery a fee equal to 1% of the total consideration involved in the Merger. EVT has agreed to pay NationsBanc Montgomery $350,000 upon rendering its opinion to the Board and will be obligated to pay NationsBanc Montgomery the remainder of its fee upon closing of the Merger. Accordingly, a significant portion of NationsBanc Montgomery's fee is contingent upon the closing of the Merger. EVT has also agreed to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses, including counsel fees, up to a maximum of $25,000. Pursuant to a separate letter agreement, EVT has agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws.

  In the ordinary course of business, NationsBanc Montgomery actively trades the equity securities of EVT for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. NationsBanc Montgomery also has in the past performed certain investment banking services for EVT, which included participation as an underwriter in EVT's initial public offering in February 1996.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the EVT Board, EVT stockholders should be aware that certain members of EVT's management and the EVT Board have certain interests in the Merger that are in addition to the interests of EVT stockholders generally.

  Stock Option Plans. Under the EVT 1995 Stock Option Plan ("1995 Option Plan"), EVT options granted after the initial public offering of EVT to outside members of the EVT Board will become fully exercisable and vested in connection with the Merger. EVT Board members, employees, consultants and officers of EVT, including, but not limited to, W. James Fitzsimmons, EVT's President and Chief Executive Officer, G. Bradley Cole, EVT's Senior Vice President, Operations and Chief Financial Officer, Elizabeth McDermott, EVT's Vice President, Research and Development, Ronald R. Giannotti, EVT's Vice President, Sales and Marketing, Lori A. Adels, EVT's Vice President, Regulatory Affairs/Quality Assurance, and Dr. Victor Bernhard, EVT's Vice

President, Medical Affairs (collectively, the "EVT Officers"), hold outstanding options granted under the 1995 Option Plan. Pursuant to the 1995 Option Plan and the Merger Agreement, Guidant will substitute new options to purchase shares of Guidant Common Stock in exchange for all outstanding options under the 1995 Option Plan and such new options will be exercisable for the number of shares of Guidant Common Stock equal to the number of shares of EVT Common Stock purchasable under the original option multiplied by the Exchange Ratio and rounded down to the nearest whole number and at an exercise price calculated by dividing the original exercise price by the Exchange Ratio and rounding up to the nearest whole cent. Each officer, director, employee or consultant who exercises his or her EVT options prior to the Merger will receive in the Merger shares of Guidant Common Stock, which stock will be freely tradable immediately following the consummation of the Merger, subject only to contractual restrictions on the optionee's ability to resell the Guidant Common Stock and the limitations set forth under Rule 145 under the Securities Act.

  In the event that the employment of an EVT Officer is Involuntarily Terminated (as defined below) within twenty-four (24) months following the Merger, then under the terms of the 1995 Option Plan and certain letter agreements entered into by EVT with each of the EVT Officers in 1996, the exercisability or vesting of each outstanding option held by such officer will automatically accelerate and the EVT Officer will have up to a one (1)-year period from the date of the Involuntary Termination in which to exercise the option. Involuntary Termination is defined in the 1995 Option Plan to include a termination by EVT without cause or a voluntary termination by the EVT Officer following (I) a change in the officer's position with EVT which materially reduces the officer's level of responsibility, (II) a reduction by more than 15% in the officer's level of compensation (including base salary, fringe benefits and bonuses) or (III) a change in the officer's place of employment which is more than 50 miles from the officer's place of employment prior to the change, provided such change or reduction is effected without the officer's consent.

  As of October 5, 1997, options to purchase a total of 1,269,207 shares of EVT Common Stock, at exercise prices ranging from $1.008 to $15.50 per share, were held by 180 EVT employees and consultants. The EVT Officers hold the following options to purchase shares of EVT Common Stock: W. James
Fitzsimmons: 244,288 shares at exercise prices ranging from $1.008 to $9.25 per share, G. Bradley Cole: 126,428 shares at exercise prices ranging from $1.47 to $12.625 per share, Elizabeth McDermott: 90,000 shares at exercise prices ranging from $9.125 to $12.625 per share, Ronald R. Giannotti: 85,000 shares at exercise prices ranging from $9.25 to $10.00 per share, and Lori A.
Adels: 89,520 shares at exercise prices ranging from $1.008 to $9.25 per share. Dr. Victor M. Bernhard exercised an option to purchase shares, of which 18,849 shares were unvested as of October 5, 1997. Vaughn D. Bryson, a member of the EVT Board, exercised an option to purchase shares, of which 7,936 shares were unvested as of October 5, 1997, but will become fully vested upon the Merger. In addition, each of the outside members of the EVT Board, Tony R. Brown, Vaughn D. Bryson and H. DuBose Montgomery, hold options exercisable for 12,000 shares of EVT Common Stock at exercise prices ranging from $11.25 to $12.00 per share.

  Employment Agreements. Guidant has not entered into employment agreements with any of the EVT Officers. However, Guidant has discussed the terms of employment it proposes to offer to each of the EVT Officers should they agree to continue in the employ of EVT after the Merger. In each case Guidant has offered to continue the EVT Officer as a vice president of Guidant at the same salary that he or she is earning currently at EVT. Each of the EVT Officers would be eligible for an annual cash bonus pursuant to the existing terms of Guidant's officer bonus plan. Each of the EVT Officers has also been informed that he or she would be offered an option to purchase shares of Guidant Common Stock after the Merger is consummated, subject to vesting and other conditions. Guidant proposes to grant an option to purchase a number of shares of Guidant Common Stock currently expected to be 40,000 shares or less with respect to any one EVT Officer. Each of the EVT Officers has signed an agreement with Guidant dated as of October 5, 1997 in which the EVT Officer indicated that he or she had no intention to terminate his or her employment with EVT as of such date.

  EVT's bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees including officers and other agents to the maximum extent permitted by the Delaware General Corporation Law. EVT's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty of care as directors to EVT and its stockholders. EVT has entered into Indemnification Agreements with its officers and directors. These agreements require EVT, among other things, to indemnify its directors and officers against certain liabilities that arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be in the best interests of EVT) and, with respect to any criminal proceeding, provided indemnitee had no reasonable cause to believe his conduct was unlawful, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Guidant has agreed to continue certain indemnification rights following consummation of the Merger. See "The Merger Agreement--Indemnification and Insurance."

  Employee Stock Purchase Plan. The Merger Agreement provides that, prior to the Effective Time, all outstanding purchase rights under EVT's Employee Stock Purchase Plan (the "Stock Purchase Plan") will be exercised upon the earlier of January 30, 1998 or immediately prior to the Effective Time, provided that if the Effective Time is later than January 31, 1998, then a new purchase period will commence on February 2, 1998 and will end upon the earlier of July 31, 1998 or immediately prior to the Effective Time, and each participant in the Stock Purchase Plan will be issued shares of EVT Common Stock at that time pursuant to the terms of the Employee Stock Purchase Plan and each share of EVT Common Stock so issued shall by virtue of the Merger be converted into the right to receive the Exchange Consideration. Each of the EVT Officers contributes through payroll deduction to the Employee Stock Purchase Plan and will purchase a maximum of 1,500 shares of EVT Common Stock immediately prior to the Effective Time.

  Severance Plan. Each of the EVT Officers is eligible for certain severance benefits under the EVT Officers Severance Plan ("Severance Plan"), upon the EVT Officer's termination of employment without cause, provided the officer executes a general release of claims in favor of EVT. Under the Severance Plan, if the EVT Officer's employment is involuntarily terminated within 12 months of a Change in Control, then the EVT Officer will be entitled to 24 months' salary plus 200% of such officer's target bonus payable in a lump sum and continuation of certain health benefits for up to 18 months. If the EVT Officer's employment is involuntarily terminated more than 12 months but less than 24 months following a Change in Control, then the EVT Officer will be entitled to 12 months' salary plus such officer's annual target bonus payable in a lump sum, and continuation of certain health benefits for up to 12 months. The Merger will constitute a Change in Control for purposes of the Severance Plan. Involuntary termination is defined in the Severance Plan to include a termination by EVT without cause or a voluntary termination by the EVT Officer following (I) a change in the officer's position with EVT which materially reduces the officer's level of responsibility, (II) a reduction in the officer's level of cash compensation (including base salary and bonuses) or (III) a change in the officer's place of employment which is more than 25 miles from the officer's place of employment prior to the change, provided such change or reduction is effected without the officer's written concurrence. Each of the EVT Officers has agreed pursuant to a letter agreement dated October 5, 1997 between the EVT Officer and Guidant that, to the extent the officer continues in the employ of Guidant or EVT following the Merger in a vice president-level position, then the EVT Officer will not have suffered a material reduction in responsibilities for purposes of the Severance Plan. The Severance Plan provides for a reduction in the cash severance benefit payable under the Severance Plan if the EVT Officer would be subject to the parachute excise tax imposed under Section 280G of the Code (as hereinafter defined), but only to the extent that such reduction results in the receipt of a greater after-tax benefit by the officer.

  Employee Benefits. The Merger Agreement provides that following the Effective Time, Guidant will provide benefits to EVT's employees and officers that are substantially identical to the benefits provided to similarly situated employees of Guidant and its other subsidiaries and Guidant will grant all EVT employees credit for all service (to the same extent as service with Guidant is taken into account with respect to similarly situated employees of Guidant) with EVT prior to the Effective Time for (i) vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with EVT was service with Guidant. Where applicable with respect to any medical or dental benefit plan of Guidant, Guidant will waive any pre-existing condition exclusion and actively-at-work requirements and provide that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Guidant. Pursuant to the Merger Agreement, prior to the Effective Time, Guidant will consult with appropriate officers of EVT with respect to the benefits that will be provided to EVT's employees and officers by Guidant. The Merger Agreement further provides that EVT's employees who are terminated without cause after the Effective Time will receive severance payments in accordance with the Severance Plan or the EVT Key Employees Severance Plan, to the extent such individual is eligible under either of the plans.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16"), the interpretive releases issued thereto, and the pronouncements of the Commission. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Guidant and EVT will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of EVT and Guidant for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. It is a condition to the consummation of the Merger that Guidant receive a letter of its independent auditors, in form and substance reasonably satisfactory to it, stating that they concur with Guidant management's conclusion that the Merger will qualify as a transaction to be accounted for as a pooling of interests. If 9.9% or more of the shares of EVT Common Stock outstanding as of the Record Date vote against the Merger, the independent auditors of Guidant will not be required to deliver such a pooling of interests letter.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material federal income tax consequences relevant to the Merger that are applicable to holders of EVT Common Stock who, pursuant to the Merger, exchange such stock for Guidant Common Stock (or, with respect to perfected Dissenters' Rights, cash). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Guidant, EVT or EVT's stockholders as described herein.

  EVT stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular EVT stockholders in light of their particular circumstances including, without limitation, stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or entities, who are financial institutions or insurance companies, who do not hold their EVT Common Stock as capital assets, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or who hold EVT Common Stock as part of an integrated investment (including a "straddle") comprised of shares of EVT Common Stock and one or more other positions. In addition, except in connection with certain transfer taxes, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of EVT Common Stock are acquired or shares of Guidant Common Stock are disposed of, or the tax consequences of the conversion by Guidant of outstanding options and subscriptions to acquire EVT Common Stock. ACCORDINGLY, EVT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

  Consummation of the Merger is conditioned upon recept by Guidant and EVT of opinions (the "Tax Opinions") from Dewey Ballantine LLP and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, respectively, to the effect that the Merger will be for federal income tax purposes treated as a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization"), and that Guidant and EVT will each be a party to that Reorganization within the meaning of Section 368(b) of the Code. Assuming the Merger is a Reorganization, then, subject to the assumptions, limitations and qualifications referred to herein and in the Tax Opinions, the Merger will result in the following federal income tax consequences to holders of EVT Common Stock who, pursuant to the Merger, exchange such stock for Guidant Common Stock (or, with respect to perfected Dissenters' Rights, cash):

    (i) No gain or loss will be recognized by holders of EVT Common Stock upon their receipt in the Merger of Guidant Common Stock in exchange for EVT Common Stock (except to the extent of cash received in lieu of a fractional share of Guidant Common Stock).

    (ii) The aggregate tax basis of the Guidant Common Stock received by EVT stockholders in the Merger (including any fractional share of Guidant Common Stock not actually received) will be the same as the aggregate tax basis of the EVT Common Stock surrendered in exchange therefor.

    (iii) The holding period of the Guidant Common Stock received by each EVT stockholder in the Merger will include the period for which the EVT Common Stock surrendered in exchange therefor was considered to be held by such stockholder, provided that the EVT Common Stock so surrendered is held as a capital asset at the time of the Merger.

    (iv) Cash payments received by holders of EVT Common STock in lieu of a fractional share of Guidant Common Stock will be treated as if such fractional share of Guidant Common Stock had been issued in the Merger and then redeemed by Guidant. An EVT stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

    (v) Holders of EVT Common Stock who exercise dissenters' rights with respect to their shares of EVT Common Stock and who receive payment for the shares in cash should generally recognize gain or loss measured by the difference between the amount of cash received and the shareholder's basis in the shares surrendered, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of
  Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of EVT Common Stock pursuant to an exercise of Dissenters' Rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising Dissenters' Rights owns no shares of Guidant Common Stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger. If, however, a stockholder's sale for cash of EVT Common Stock pursuant to an exercise of Dissenters' Rights is a Dividend Equivalent Transaction, then, subject to the existence of sufficient earnings and profits, such stockholder will generally recognize income for federal income tax purposes in an amount equal to the entire amount of cash so received.

  Although Guidant and EVT will, as a condition to closing of the Merger, receive Tax Opinions from their respective counsel that the Merger will qualify as a Reorganization, a recipient of shares of Guidant Common Stock could recognize gain to the extent, if any, that such shares were considered to be received in exchange for services or property (other than solely EVT Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain could also be recognized to the extent, if any, that an EVT stockholder is treated as receiving (directly or indirectly) consideration other than Guidant Common Stock in exchange for such stockholder's EVT Common Stock.

  The parties have not requested and will not request a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. EVT stockholders should be aware that the Tax Opinions do not bind the IRS and the IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the Tax Opinions are subject to certain assumptions, limitations and qualifications, including but not limited to the truth and accuracy of certain representations made by Guidant, EVT, Merger Sub and certain stockholders of EVT, including representations in certain certificates to be delivered to counsel by the respective managements of

Guidant, EVT and Merger Sub and by certain shareholders of EVT. Among other requirements, to qualify as a Reorganization, the Merger must satisfy the "continuity of interest" requirement.

  To ensure that the continuity of interest requirement in satisfied, EVT stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their EVT Common Stock in anticipation of the Merger or (ii) the Guidant Common Stock to be received in the Merger (collectively, "Planned Dispositions") such that EVT stockholders, as a group, would no longer have a significant equity interest in the EVT business being conducted after the Merger. EVT and Guidant have represented, or are expected to represent, to respective counsel for EVT and Guidant that they have no knowledge of any plan or intent on the part of EVT stockholders to engage in Planned Dispositions of (i) shares of Guidant Common Stock to be issued to such stockholders in the Merger, which shares would have an aggregate fair market value, as of the Effective Time, in excess of fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of EVT capital stock, or (ii) more than fifty percent (50%) of the shares of Guidant Common Stock to be received in exchange for EVT capital stock in the Merger. In addition, certain EVT stockholders have represented that they have no plan or intent to make a Planned Disposition of shares of EVT Common Stock. However, notwithstanding such representations, no assurance can be made that the "continuity of interest" requirement will be satisfied. If such requirement is not satisfied, the Merger would not be treated as a Reorganization.

  A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would generally result in EVT stockholders recognizing taxable gain or loss with respect to each share of EVT Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Guidant Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Guidant Common Stock so received should generally equal its fair market value as of the Effective Time, and the stockholder's holding period for such stock would begin the day after the Merger.


  Transfer Taxes. Certain state and local taxing authorities (e.g., New York State) may impose certain taxes on the direct or indirect transfer of an interest in real property (including leases) located within such jurisdiction ("Transfer Taxes"). Transfer Taxes may also be imposed in connection with certain direct or indirect ownership changes of an entity owning a real property interest located within such jurisdiction. If any such Transfer Taxes are imposed, however, in accordance with the Merger Agreement, EVT will declare a special dividend (the "Special Dividend") to the holders of EVT Common Stock in an amount equal to the amount of any Transfer Taxes that may be incurred by the holders of EVT Common Stock, and, in satisfaction of the Special Dividend, EVT will pay such Transfer Taxes on behalf of the holders of EVT Common Stock. No money will be distributed with respect to the Special Dividend. Pursuant to the Merger Agreement, the holders of EVT Common Stock will be deemed to have:
(i) authorized EVT to prepare, execute and file any tax returns relating to Transfer Taxes and pay any Transfer Taxes arising in connection with the Merger, in each case, on behalf of such holders and (ii) agreed to be bound by the values and allocations established by EVT and Guidant in the preparation of any such tax returns.

  For federal income tax purposes, the payment of Transfer Taxes by EVT, if any, generally may be treated as a distribution by EVT to each holder of EVT Common Stock, which distribution may be taxable to such holder. Any income taxes owing on account of such deemed distribution will be the responsibility of the holders of EVT Common Stock. Each holder of EVT Common Stock is urged to consult with such holder's tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to such holder resulting from EVT's payment of any Transfer Taxes.

  Reporting Requirements. Each holder of EVT Common Stock that receives Guidant Common Stock in the Merger will be required to retain records and file with such holder's federal income tax return a statement setting forth certain facts relating to the Merger.

  Backup Withholding. Unless an exemption applies under the applicable law and regulations, the Exchange Agent (as hereinafter defined) may be required to withhold, and, if required, will withhold, 31% of any cash payments to a holder of EVT Common Stock in the Merger unless such holder provides the appropriate form. A U.S. Holder should complete and sign the Substitute Form W-9 enclosed with the letter of transmittal sent by the Exchange Agent, so as to provide the information (including the U.S. Holder's taxpayer identification number) and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Guidant and the Exchange Agent. Non-U.S. Holders should forward a completed and signed Form W-8 to the Exchange Agent to avoid backup withholding.

  As used herein, the term "U.S. Holder" means a holder of EVT Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate, and, for taxable years beginning on or before December 31, 1996, in general any trust, the income of which is subject to United States federal income taxation regardless of its source, or (iv) for taxable years beginning after December 31, 1996, any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. A "Non-U.S. Holder" means a holder of EVT Common Stock that is not a U.S. Holder.

  THE FOREGOING DISCUSSION IS A SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER OF EVT COMMON STOCK. IN ADDITION, EXCEPT FOR THE DISCUSSION OF TRANSFER TAXES BELOW, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH HOLDER OF EVT COMMON STOCK IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

REGULATORY APPROVALS

  Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Guidant and EVT each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on October 29, 1997. The companies were notified that the waiting period was terminated on November 7, 1997.

  In addition, at any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Guidant or EVT. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of EVT or businesses of Guidant or EVT by Guidant. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

RESALE RESTRICTIONS

  All shares of Guidant Common Stock received by EVT stockholders in the Merger will be freely transferable, except that shares of Guidant Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of EVT at the time of the Special Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Guidant) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of EVT or Guidant generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires EVT to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer, or otherwise dispose of any of the shares of Guidant Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel or pursuant to a "no-action" letter obtained from the Commission by such person, such sale, transfer or other disposition is exempt from registration under the Securities Act. In order to qualify for pooling of interests treatment, an affiliate of either Guidant or EVT may not sell (subject to certain de minimus exceptions), or in any other way reduce said affiliate's relative risk to, the shares of Guidant Common Stock until after such time as Guidant publishes results covering at least 30 days of combined operations of Guidant and EVT.

APPRAISAL RIGHTS

  Section 262 of the DGCL provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as EVT, (a) whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD and cash in lieu of fractional shares. Because EVT Common Stock is traded on such a system, the Nasdaq National Market, and because the EVT stockholders are being offered Guidant Common Stock, which is traded on the NYSE, and cash in lieu of fraction shares, stockholders of EVT will not have appraisal rights under the DGCL with respect to the Merger.

  Section 2115 ("Section 2115") of the California General Corporation Law ("CGCL") applies certain provisions of the CGCL to corporations that are not incorporated in California if such corporations meet certain requirements as described in Section 2115. Although EVT believes that EVT had more than 800 holders of its equity securities as of the record date of its last annual meeting of stockholders, and as such would meet one of the statutory exemptions from the application of Section 2115, if EVT were deemed to be governed by
Section 2115 EVT would be subject to California law with respect to certain corporate matters, including the right of EVT stockholders to dissent from the Merger and receive the "fair market value" of their shares of EVT Common Stock, rather than the consideration specified in the Merger Agreement ("Dissenters' Rights"). In addition, the CGCL provides that when Section 2115 is applicable, such provisions will apply to the exclusion of the law of the state of incorporation of the subject corporation. See "Applicability of California Law to EVT."

  Although (i) the constitutionality of Section 2115 might be challenged in certain circumstances insofar as it purports to apply corporate law requirements of California that are in some respects in conflict with those of a corporation's state of incorporation and (ii) the application of Section 2115 to EVT may be challenged because EVT believes that EVT had more than 800 holders of its equity securities as of the record date of its last annual meeting of stockholders, the discussion herein assumes that Section 2115 would be applicable to EVT to the full extent of its terms.

  In the event that Dissenters' Rights under the CGCL are available to EVT stockholders in the Merger Guidant and EVT reserve the right to challenge the applicability of Dissenters' Rights with respect to the Merger. A summary of the relevant sections of the CGCL regarding Dissenters' Rights is set forth below.

  Holders of EVT Common Stock will be entitled to Dissenters' Rights with respect to the Merger under the CGCL if, and only if, the holders of 5% or more of the outstanding EVT Common Stock elect to exercise such Dissenters' Rights with respect to their shares.

  A person having a beneficial interest in shares of EVT Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever Dissenters' Rights the beneficial owner may have.

  The following discussion is not a complete statement of the law pertaining to Dissenters' Rights under the CGCL, which is governed by Chapter 13 of the CGCL ("Chapter 13") and is qualified in its entirety by reference to the full text of Chapter 13, sections of which are reprinted in their entirety as Appendix C to this Proxy Statement/Prospectus and should be read carefully and in their entirety.

  If the Merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of EVT Common Stock and is not terminated in accordance with the Merger Agreement, the stockholders who vote their shares of EVT Common Stock against the Merger and who have fully complied with all applicable provisions of Chapter 13 will be deemed to hold EVT Dissenting Shares (as defined below), and will, provided that the EVT Dissenting Shares represent, in the aggregate, 5% or more of the outstanding shares of EVT Common Stock, have the right to require EVT to purchase the shares of EVT Common Stock held by them for cash at the fair market value thereof as determined in accordance with Chapter 13. Under the CGCL, no stockholder of EVT who is entitled to exercise Dissenters' Rights has any right at law or in equity to contest the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger had legally been voted in favor of the Merger. "EVT Dissenting Shares" means those shares of EVT Common Stock with respect to which the holders have voted against the Merger and have perfected their purchase demand in accordance with Chapter 13, except that no such shares will constitute EVT Dissenting Shares unless either (i) holders of 5% or more of the outstanding shares of EVT Common Stock file demands of payment as dissenting shares under the CGCL or (ii) the shares in question are subject to a restriction on transfer imposed by EVT or by any law or regulation.

  EVT is not aware of any restriction on transfer of any shares of EVT Common Stock except restrictions that may be imposed upon stockholders who are "affiliates" of EVT for purposes of Rule 145 under the Securities Act, stockholders who received shares in private transactions exempt from the registration requirements of the Securities Act, and restrictions on transfer imposed on certain affiliates of EVT in connection with the Merger. Those stockholders who believe there is some such restriction affecting their shares should consult with their own legal counsel as to the nature and extent of any Dissenters' Rights they may have.

  For a holder of EVT Common Stock to exercise Dissenters' Rights, the procedures to be followed under Chapter 13 include the following requirements:

    (1) The stockholder of record must have voted the shares against the Merger. It is not sufficient to abstain from voting. However, the stockholder may abstain as to part of his or her shares or vote part of those shares for the Merger without losing the right to exercise Dissenters' Rights as to other shares which were voted against the Merger.

    (2) Any such stockholder who votes against the Merger, and who wishes to have the shares that are being voted against the Merger purchased, must make a written demand to have EVT purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by EVT not later than the date of the Special Meeting. Merely voting or delivering a proxy directing a vote against the approval of the Merger does not constitute a demand for purchase. A written demand is essential.

  The written demand that the dissenting stockholder must deliver to EVT must:

    (1) Be made by the person who was the stockholder of record on the Record Date (or such stockholder's duly authorized representative) and not by someone who is merely a beneficial owner of the shares and not by a stockholder who acquired the shares subsequent to the Record Date;

    (2) State the number and class of dissenting shares held of record by the dissenting stockholders; and

    (3) Include a demand that EVT purchase the shares at the dollar amount that the stockholder claims to be the fair market value of such shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the proposed Merger but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. EVT believes that the date for such calculations is October 3, 1997. A stockholder may take the position in the written demand that a different date is applicable. The stockholder's statement of fair market value constitutes an offer by such dissenting stockholder to sell the shares to EVT at such price.

  The written demand should be delivered to EVT at its principal executive offices, 1360 O'Brien Drive, Menlo Park, California 94025, Attention: G. Bradley Cole, Senior Vice President, Operations and Chief Financial Officer.

  A stockholder may not withdraw a demand for payment without the consent of EVT. Under the terms of the CGCL, a demand by a stockholder is not effective for any purpose unless it is received by EVT (or EVT's transfer agent).

  Within 10 days after the approval of the Merger by EVT stockholders, EVT must notify all holders of EVT Dissenting Shares of the approval and must offer all of such stockholders a cash price for their shares which EVT considers to be the fair market value of the shares. The notice must also contain a brief description of the procedure to be followed under Chapter 13 to dispute the price offered and attach a copy of the relevant provisions of the CGCL in order for a stockholder to exercise the right to have EVT purchase his or her shares.

  Within 30 days after the date on which the notice of the approval of the Merger is mailed by EVT to holders of EVT Dissenting Shares, the stockholder's certificates, representing any shares which the stockholder demands be purchased, must be submitted to EVT, at its principal office, or at the office of its transfer agent, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Upon subsequent transfer of those shares, the new certificates will be similarly stamped, together with the name of the original dissenting stockholder.

  If EVT and a holder of EVT Dissenting Shares agree that the shares held by such stockholder are eligible for dissenters' rights and agree upon the price of such shares, such holder of EVT Dissenting Shares is entitled to receive from EVT the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement fixing the fair market value of dissenting shares as between EVT and the holders thereof must be filed with the Secretary of EVT at the address set forth below. Subject to certain provisions of Section 1306 and Chapter 5 of the CGCL, payment of the fair market value of EVT Dissenting Shares shall be made within 30 days after the amount has been agreed upon or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to the surrender of the certificate therefor, unless provided otherwise by agreement.

  If EVT and a holder of EVT Dissenting Shares fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either such holder of EVT Dissenting Shares or EVT may file a complaint for judicial resolution of the dispute in the superior court of the proper county. The complaint must be filed within six months after the date on which the respective notice of approval is mailed to the stockholders. If a complaint is not filed within six months the shares will lose their status as EVT Dissenting Shares. Two or more holders of EVT Dissenting Shares may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court must first decide that issue. If the fair market value of the shares is in dispute the court must determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The cost of the action will be assessed or apportioned as the court considers equitable. If, however, the appraised value of the dissenting shares exceeds the price offered by EVT, EVT must pay such costs.

  Any demands, notices, certificates or other documents required to be delivered to EVT may be sent to 1360 O'Brien Drive, Menlo Park, California 94025, Attention: G. Bradley Cole, Senior Vice President, Operations and Chief Financial Officer.

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement. You are urged to read the Merger Agreement in its entirety. Capitalized terms used in this section which are not otherwise defined shall have the meanings set forth elsewhere in this Proxy Statement/Prospectus or in the Merger Agreement.

THE MERGER

  Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into EVT, and the separate corporate existence of Merger Sub will thereupon cease. EVT will be the surviving corporation in the Merger and will be a wholly-owned subsidiary of Guidant. The effects of the Merger will be governed by the DGCL.

  After the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Guidant and EVT will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (the "Certificate of Merger"). The date of filing of the Certificate of Merger with the Secretary of State of Delaware or at such later time which Guidant and EVT have agreed upon and designated in such filing as the effective time shall be the effective time of the Merger (the "Effective Time").

  As a result of the Merger and without any action on the part of the holders of EVT Common Stock, each share of EVT Common Stock issued and outstanding immediately prior to the Effective Time (other than any EVT Dissenting Shares) shall be converted into the right to receive such number or fraction of a number, rounded to four decimal places, of shares of Guidant Common Stock that equals the result obtained by dividing $20.00 by the Closing Price; provided, however, that if the Closing Price shall be greater than or equal to $46.63 but less than or equal to $51.75, then the Exchange Ratio shall be fixed at 0.3865; provided, further, that if the Closing Price shall be less than $46.63, then the Exchange Ratio shall be the result obtained by dividing $18.00 by the Closing Price.

  As a result of the Merger and without any action on the part of the holders of EVT Common Stock at the Effective Time, all shares of EVT Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and each holder of shares of EVT Common Stock shall thereafter cease to have any rights with respect to such shares of EVT Common Stock, except the right to receive, without interest, the Exchange Consideration and cash for fractional shares of Guidant Common Stock (as described below in "--Exchange Procedures") upon the surrender of a certificate (a "Stock Certificate") representing such shares of EVT Common Stock. Each share of EVT Common Stock issued and held in EVT's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

  At the Effective Time, all options to purchase capital stock of EVT (the "EVT Options") outstanding, whether or not exercisable, whether or not vested, and whether or not performance-based, under EVT's 1989 Stock Option Plan and 1995 Stock Option Plan (collectively, the "EVT Stock Option Plans") shall, by virtue of the Merger and without any further action on the part of EVT or the holder thereof, be converted into an option to purchase Guidant Common Stock pursuant to the terms of the Guidant Corporation 1994 Stock Plan ("Guidant 1994 Stock Plan") in such manner that Guidant (i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of
Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such EVT Options, would be a transaction within Section 424 of the Code. Each EVT Option converted by Guidant shall be exercisable upon the same terms and conditions as under the applicable EVT Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such EVT Option shall be exercisable for that whole number of shares of Guidant Common Stock (rounded down to the nearest whole share) into which the number of shares of EVT Common Stock subject to such EVT Option immediately prior to the Effective Time would be converted into under the Merger Agreement, and (B) the option price per share of Guidant Common Stock shall be an amount equal to the option price per share of

EVT Common Stock subject to such EVT Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded downward to the nearest full cent). Guidant shall
(i) on or prior to the Effective Time, reserve for issuance the number of shares of Guidant Common Stock that will become subject to options to purchase shares of Guidant Common Stock ("Guidant Options"), (ii) from and after the Effective Time, upon exercise of the Guidant Options in accordance with the terms thereof, make available for issuance all shares of Guidant Common Stock covered thereby, and (iii) as promptly as practicable after the Effective Time, issue to each holder of an outstanding EVT Option a document evidencing the foregoing substitution of options by Guidant. It is intended that the EVT Options converted by Guidant qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent the EVT Options qualified as incentive stock options prior to the Effective Time. If necessary to register Guidant Common Stock issuable upon the exercise of Guidant Options, Guidant shall as promptly as practicable following the Effective Time file a registration statement on Form S-8 or an amendment to an existing registration statement on Form S-8 under the Securities Act, covering the shares of Guidant Common Stock issuable upon the exercise of Guidant Options created upon the substitution of Guidant Options by Guidant for EVT Options, except to the extent the shares issuable pursuant to the substitution of EVT Options by Guidant have already been registered, and will use its reasonable best efforts to cause such registration statement to become effective and to maintain such registration in effect until the exercise or expiration of such Guidant Options. No payment shall be made for fractional interests, rather, the aggregate number of shares to be issued under any substituted EVT Option following the substitution shall be rounded down to the nearest whole number. No payment shall be made for fractional interests; rather, the aggregate number of shares to be issued under any assumed EVT Option shall be rounded down to the nearest whole number.

EXCHANGE PROCEDURES

  At the Effective Time Guidant shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York (the "Exchange Agent"), for the benefit of the holders of shares of EVT Common Stock, for exchange in accordance with the Merger Agreement, certificates representing the shares of Guidant Common Stock to be issued in connection with the Merger and cash in an amount equal to Guidant's good faith estimate of the cash required to be paid to holders of shares of EVT Common Stock in lieu of fractional shares expected to be payable in connection with the Merger to be issued and paid pursuant to the Merger Agreement in exchange for outstanding shares of EVT Common Stock. Guidant may, in lieu of issuing certificates for Guidant Common Stock, make book-entry notations pursuant to established book-entry procedures of the Exchange Agent.

  Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of shares of EVT Common Stock, a letter of transmittal to be used by such holders in forwarding their Stock Certificates and instructions for effecting the surrender of Stock Certificates in exchange for certificates representing shares of Guidant Common Stock. Upon surrender to the Exchange Agent of a Stock Certificate for cancellation, together with such letter of transmittal, the holder of such Stock Certificate will be entitled to receive a certificate representing that number of whole shares of Guidant Common Stock, cash in lieu of any fractional shares (as described below) and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Stock Certificate surrendered, and the Stock Certificate so surrendered will be cancelled. EVT STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  No fractional shares of Guidant Common Stock will be issued and any holder of shares of EVT Common Stock entitled under the Merger Agreement to receive a fractional share will be entitled to receive only a cash payment in lieu thereof, which payment will be in an amount equal to the product of the Closing Price of a share of Guidant Common Stock multiplied by the fractional share of Guidant Common Stock that would otherwise be payable.

  No dividends on shares of Guidant Common Stock will be paid with respect to any shares of EVT Common Stock represented by a Stock Certificate until such Stock Certificate is surrendered for exchange as provided in the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Stock Certificate, there will be paid to the holder of certificates representing whole shares of Guidant Common Stock issued in exchange therefor,
(i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Guidant Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Guidant Common Stock less the amount of any withholding taxes which may be required thereon.

  At or after the Effective Time, there will be no transfers on the transfer books of EVT of shares of EVT Common Stock which were outstanding immediately prior to the Effective Time.

  Any portion of the monies from which cash payments in lieu of fractional interests in shares of Guidant Common Stock will be made (including the proceeds of any investments thereof) and any shares of Guidant Common Stock that are unclaimed by the former stockholders of EVT six months after the Effective Time will be delivered to Guidant. Any former stockholders of EVT who have not theretofore complied with the exchange procedures in the Merger Agreement may thereafter look to Guidant for payment of their shares of Guidant Common Stock, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Guidant Common Stock, deliverable in respect of each share of EVT Common Stock such stockholder holds. Notwithstanding the foregoing, neither EVT, Guidant, the Exchange Agent nor any other person will be liable to any former holder of shares of EVT Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  No interest will be paid or accrued on cash in lieu of fractional shares and unpaid dividends and distributions, if any, which will be paid upon surrender of Stock Certificates.

  In the event that any Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate to be lost, stolen or destroyed and, the posting by such person of a bond in such amount as the surviving corporation (EVT) in the Merger may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the shares of Guidant Common Stock and cash deliverable in respect thereof pursuant to the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Guidant and EVT relating to, among other things: (a) the due organization, power and standing of EVT and Guidant and similar corporate matters; (b) the authorization, execution, delivery and enforceability of the Merger Agreement and all agreements contemplated thereby; (c) the capital structure of EVT and Guidant; (d) the absence of conflicts under charters or bylaws and violations of any instruments or law, and the obtainment of required consents or approvals; (e) certain documents filed by each of EVT and Guidant with the Commission and the accuracy of information contained therein; (f) investigations and litigations; (g) conduct of business in the ordinary course and the absence of certain changes or material adverse changes; (h) taxes; (i) material contracts; (j) retirement and other employee benefit plans of EVT;
(k) qualification for pooling of interests accounting treatment; (l) brokers' and finders' fees with respect to the Merger; (m) EVT's receipt of a fairness opinion from its financial advisor; (n) EVT's lack of ownership of the capital stock of Guidant; (o) environmental matters; (p) EVT's ownership interests in its subsidiary; (q) EVT's lack of interests or investment in non-subsidiary business entities; (r) EVT's and Guidant's legally enforceable rights to their respective intellectual property; (s) products manufactured by EVT which would be subject to regulation by United States or foreign governmental entities;
(t) EVT's labor
matters; (u) the inapplicability of state takeover laws and the EVT Shareholder Rights Plan to the Merger; and (v) information concerning persons who are or could be deemed to be affiliates of EVT within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

CONDUCT OF BUSINESS PENDING THE MERGER

  EVT has agreed (and has agreed to cause its subsidiaries), among other things, prior to the consummation of the Merger, unless Guidant agrees in writing or as otherwise required or permitted by the Merger Agreement: (i) to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as theretofore conducted, (ii) to use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory business relationships, (iii) promptly to notify Guidant of any material adverse change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties, any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach of any of its representations or warranties contained in the Merger Agreement, (iv) to promptly notify Guidant upon receiving any written notice of any proposed adjustment to any tax relating to EVT and (v) promptly to deliver to Guidant true and correct copies of any report, statement or schedule filed with the Commission subsequent to October 5, 1997. In addition, EVT has agreed that, among other things, prior to the consummation of the Merger, unless Guidant agrees in writing or as otherwise required or permitted by the Merger Agreement, EVT (and its subsidiaries) will not: (i) amend their respective Certificates of Incorporation or Bylaws; (ii) issue any shares of capital stock or securities, except upon exercise of options outstanding as of October 5, 1997, to purchase shares of EVT Common Stock under EVT Stock Option Plans, or effect any stock split or otherwise change its capitalization, except for up to 35,000 shares of Common Stock to be issued pursuant to the Stock Purchase Plan; (iii) grant, confer or award any options, warrants, conversion rights or other rights, not existing on October 5, 1997, to acquire any shares of its capital stock or other securities of EVT or its Subsidiaries, except for up to 100,000 shares of EVT Common Stock granted to newly hired officers, employees and consultants in the ordinary course of business consistent with past practice; (iv) amend the terms of any EVT Plans (as defined in the Merger Agreement), including, without limitation, any employment, severance or similar agreements or arrangements in existence on October 5, 1997, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements, except that EVT may hire employees in the ordinary course of business consistent with past practice and may make payments under EVT Plans;
(v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interest, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, except for the repurchase of unvested shares from employees, consultants or directors in accordance with the EVT Plans and the agreements entered into pursuant thereto; (vi) authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights; (vii) take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (viii) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, except pursuant to the Credit Agreement and for borrowings under existing credit facilities in the ordinary course of business, or make any loans or advances to any other person; (ix) change any practice with respect to taxes, make, revoke or change any election with respect to taxes or settle or compromise any tax liability; (x) take any action which would, or would be reasonably likely to prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive release issued thereto, and the pronouncements of the Commission; or (xi) agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any of its representations or warranties untrue or incorrect.

NO SOLICITATION OF TRANSACTIONS

  EVT has agreed to immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the date of the Merger Agreement with respect to any acquisition of all or any material portion of the assets of, or any material equity interest in, EVT or any of its Subsidiaries or any business combination with EVT or any of its Subsidiaries. EVT may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of EVT in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 15% or more of the outstanding shares of EVT Common Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the outstanding shares of EVT Common Stock; (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, if such entity or group has submitted a written proposal or an indication of interest likely to lead to a written proposal to the EVT Board of Directors relating to any such transaction (an "Alternative Proposal") and the EVT Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the Alternative Proposal is a Superior Proposal (as hereinafter defined) and that failing to take such action would constitute a breach of the EVT Board's fiduciary duty. EVT has agreed to provide a copy of any such written proposal to Guidant or Merger Sub immediately after receipt thereof. Except as set forth above, EVT has agreed that neither it nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, will, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Guidant and Merger Sub, any affiliate or associate of Guidant and Merger Sub or any designees of Guidant and Merger Sub) concerning: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of EVT in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 15% or more of the outstanding shares of EVT Common Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of EVT Common Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, or similar transaction involving EVT or any subsidiary or division of EVT (each a "Transaction"); provided, however, that nothing in the Merger Agreement will prevent the EVT Board from taking, and disclosing to EVT's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offers; provided, further, that the EVT Board will not recommend that the stockholders of EVT tender their outstanding shares of EVT Common Stock in connection with any such tender offer unless the EVT Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of outside counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that failing to take such action would constitute a breach of the Board's fiduciary duty. Nothing in the Merger Agreement will permit EVT to terminate the Merger (except as specifically provided in the Merger Agreement), or permit EVT to enter into any agreement with respect to an Alternative Proposal during the term of the Merger Agreement (it being agreed that during the term of the Merger Agreement, EVT will not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or affect any other obligation of EVT under the Merger Agreement.

  "Superior Proposal" means any Alternative Proposal with respect to a Transaction which is superior to the Merger from a financial point of view to the stockholders of EVT.

CERTAIN COVENANTS

  The Merger Agreement also contains certain other covenants including, among other things, covenants relating to the Special Meeting, public announcements, access to personnel and data, cooperation regarding certain filings with governmental and other agencies and organizations and obtaining affiliate agreements.

STOCK PURCHASE PLAN; BENEFIT MATTERS

  Guidant has agreed that outstanding purchase rights under EVT's Stock Purchase Plan shall be exercised upon the earlier of January 30, 1998, or immediately prior to the Effective Time, provided that if the Effective Time is later than January 31, 1998, then a new purchase period will commence on February 2, 1998, and will end upon the earlier of July 31, 1998, or immediately prior to the Effective Time, and each participant in the Stock Purchase Plan shall accordingly be issued shares of EVT Common Stock at that time pursuant to the terms of the Stock Purchase Plan and each share of EVT Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Exchange Consideration.

  Guidant and EVT have agreed that Guidant will provide benefits to EVT employees and officers following the Effective Time that are substantially identical to the benefits currently provided to similarly situated employees and officers of Guidant. From and after the Effective Time, Guidant shall grant all employees credit for all service (to the same extent as service with Guidant is taken into account with respect to similarly situated employees of Guidant) with EVT prior to the Effective Time for: (i) vesting purposes and
(ii) for purposes of vacation accrual after the Effective Time as if such service with EVT was service with Guidant. Guidant and EVT agree that where applicable with respect to any medical or dental benefit plan of Guidant, Guidant shall waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of EVT who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition) and provided, that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Guidant.

  Any EVT employee who is terminated without cause after the Effective Time will receive severance benefits which would result from the Merger in accordance with the existing terms of the EVT Officers Severance Plan or EVT Key Employees Severance Plan, to the extent such individual is eligible under each such plan. This provision of the Merger Agreement is intended to benefit each beneficiary of such plans and shall be enforceable by the beneficiaries of such plans.

  The Merger Agreement also provides that, to the extent any matching contribution is paid or payable to the EVT 401(k) Savings Plan, it shall be paid in cash.

INDEMNIFICATION AND INSURANCE

  Guidant has agreed that: (a) the Certificate of Incorporation and the Bylaws of the surviving corporation (EVT) shall contain the indemnification provisions that are set forth, as of October 5, 1997, in the EVT Certificate and the bylaws of EVT (the "EVT Bylaws") which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder; (b) to assume, as of the Effective Time, all obligations of EVT under such provisions and to pay all amounts that become due and payable under such provisions; (c) that the Surviving Corporation
(EVT) and Guidant shall honor and fulfill in all respects the obligations of EVT pursuant to indemnification agreements with EVT's directors and officers existing at or before the Effective Time; and (d) that the Surviving Corporation (EVT) shall use commercially reasonable efforts to maintain in effect for six years from the

Effective Time, if available, directors' and officers' liability insurance covering those persons who are currently covered by EVT's directors' and officers' liability insurance policy on terms comparable to such existing insurance coverage; provided, however, that in no event shall the Surviving Corporation (EVT) be required to expend more than an amount per year equal to 150% of current annual premiums paid by EVT for such insurance (which premiums EVT has represented and warranted to be not more than $250,000 in the aggregate); and provided, further, that if the annual premiums exceed such amount, Guidant shall be obligated to use commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

CONDITIONS

  The respective obligations of EVT and Guidant to consummate the Merger are subject to the fulfillment of each of the following conditions, among others:
(a) the Merger Agreement and the transactions contemplated thereby shall have been approved by the holders of the issued and outstanding shares of capital stock of EVT; (b) the waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated; (c) none of the parties to the Merger Agreement will be subject to any order or injunction which prohibits the consummation of the transactions contemplated by the Merger Agreement; (d) the Registration Statement will have become effective under the Securities Act and no stop order with respect thereto shall be in effect, and all material approvals under state securities laws relating to the issuance or trading of the Guidant Common Stock to be issued to EVT stockholders in connection with the Merger will have been received; (e) all material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement will have been obtained or made, except for filings in connection with the Merger and any other documents which may be required to be filed after the Effective Time; and (f) the Guidant Common Stock to be issued to EVT stockholders in connection with the Merger will have been approved for listing on the NYSE and the Pacific Exchange, Inc., subject only to official notice of issuance.

  The obligations of each of EVT and Guidant to effect the Merger are also subject to the satisfaction of the following conditions, among others: (a) the other party will have performed all obligations required to be performed by it under the Merger Agreement; the representations and warranties of the other party set forth in the Merger Agreement will be true in all material respects as of the Effective Time, except that those representations and warranties which address matters only as of a particular date will have been true and correct as of such date; and the other party will provide a certificate of the President or a Vice President, dated the Closing Date, certifying the above to such effect; and (b) each party will have received the opinion of its tax counsel that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In addition, Guidant's obligation to effect the Merger is also subject to satisfaction of the following conditions: (i) Guidant will have received a letter from its independent public accountants, dated the Effective Time, in form and substance reasonably satisfactory to it, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16; and (ii) from October 5, 1997 through the Effective Time, there has not occurred an EVT Material Adverse Effect (as defined in the Merger Agreement.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of the Merger Agreement by the stockholders of EVT: (a) by the mutual consent of EVT and Guidant; (b) by action of the Board of Directors of either EVT or Guidant if (i) the Merger shall not have been consummated by March 31, 1998; provided, that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger; or (ii) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by EVT's stockholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; or (iii) if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this clause (iii) shall have used all reasonable efforts to remove such injunction, order or decree; (c) by action of the Board of Directors of EVT, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law based on the advise of outside counsel, the Board of Directors of EVT determines that such termination is required by reason of a Superior Proposal; or (ii) there has been a breach by Guidant or Merger Sub of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on Guidant and is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by EVT to Guidant; (iii) there has been a material breach by Guidant of any of the covenants or agreements contained in the Merger Agreement which is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by EVT to Guidant; or (iv) the Closing Price is less than $40.00; or (d) by action by the Board of Directors of Guidant, if (i) the Board of Directors of EVT shall have withdrawn or modified in a manner materially adverse to Guidant its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to EVT stockholders; (ii) there has been a breach by EVT of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on EVT which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Guidant to EVT; (iii) there has been a material breach by EVT of any of the covenants or agreements contained in the Merger Agreement which is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Guidant to EVT; or (iv) the Closing Price is less than $40.00. In the event of the termination of the Merger Agreement by EVT pursuant to (c)(i) above, EVT's ability to terminate the Merger Agreement is conditioned upon its prior payment of any amounts owed by it in termination fees. See "Termination Fees."

  The Merger Agreement provides that if EVT proposes to terminate the Merger Agreement because the Closing Price is less than $40.00, EVT shall first notify Guidant in writing of its intent to so terminate the Merger Agreement and Guidant shall then have not less than five days from the date of receipt of written notice by EVT to submit a final and best written offer (a "Final Offer") for a change in the Exchange Consideration. If such Final Offer is accepted by EVT, the parties thereto shall amend the Merger Agreement to reflect such Final Offer and shall make any appropriate amendments to the Registration Statement and the Proxy Statement/Prospectus. Any decision by EVT to accept or reject a Final Offer shall be at EVT's sole discretion.

TERMINATION FEES

  If the Merger Agreement is (a) terminated by either EVT or Guidant as a result of the failure of EVT's stockholders to approve the Merger Agreement and the transactions contemplated thereby at a meeting duly convened therefor or at any adjournment thereof, and prior to such termination (x) a proposal with respect to a Transaction shall have been made, and (y) within one year after such termination, (A) any third party shall acquire beneficial ownership of more than 50% of EVT's outstanding shares of voting stock, or (B) EVT shall enter into any agreement with respect to any Transaction, and within such one year period or thereafter, such Transaction is consummated, or (b) terminated by Guidant if the Board of Directors of EVT withdraws or modifies in a manner materially adverse to Guidant its approval or recommendation in favor of the Merger Agreement or the Merger or recommends an Alternative Proposal to EVT's stockholders, or (c) terminated by EVT, if in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law based on the advice of outside counsel, the Board of Directors of EVT determines that termination is required by reason of a Superior Proposal, then within two business days after such termination EVT will pay Guidant, by wire transfer of immediately available funds, a fee (the "Termination Fee") of $7 million.

  EVT has agreed that if it fails promptly to pay the Termination Fee and, in order to obtain such payment, Guidant or Merger Sub commences a suit which results in a judgment against EVT for the Termination Fee,

EVT must pay to Guidant its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

EXPENSES

  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except as otherwise provided in the Merger Agreement. The Merger Agreement provides that Guidant shall pay the filing fee in connection with filing the Registration Statement with the Commission and the expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus.

AMENDMENT

  The Merger Agreement may be amended by the parties thereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of EVT and Guidant, but after any such stockholder approval, no amendment will be made which by law requires the further approval of stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

                               SUPPORT AGREEMENT

  The following is a brief summary of the terms of the Support Agreement, a copy of which is filed as an exhibit to the Registration Statement, and is hereby incorporated herein by reference. This summary is qualified in its entirety by reference to the Support Agreement.

  As an inducement and condition to the willingness of Guidant to enter into the Merger Agreement, Menlo Evergreen V, L.P., Menlo Ventures IV, L.P., H. DuBose Montgomery, W. James Fitzsimmons, Vaughn D. Bryson and Tony R. Brown (collectively, the "Specified Stockholders") have entered into the Support Agreement. The individuals who are Specified Stockholders comprise all of the members of the EVT Board. Collectively, the Specified Stockholders held, at the Record Date, over 26.2% of the combined voting power of the outstanding EVT Common Stock and 52.4% of the shares of EVT Common Stock required for approval of the Merger, and therefore, together, are able to significantly influence the vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the EVT stockholders.

  In the Support Agreement, each Specified Stockholder has agreed to vote all of such Specified Stockholder's shares of EVT Common Stock in favor of the Merger, the approval and adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement, at any meeting of stockholders of EVT called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought. Each Specified Stockholder has granted Guidant (and certain officers of Guidant) an irrevocable proxy, for and in the name, place and stead of each Specified Stockholder, to vote all of such Specified Stockholder's shares of EVT Common Stock in favor of adoption of the Merger Agreement.

  Pursuant to the terms of the Support Agreement, each Specified Stockholder has agreed that, until the close of business on the date of the Special Meeting, such Specified Stockholder will not: (a) sell, assign, transfer, pledge or otherwise dispose of any of its EVT Common Stock, (b) deposit its EVT Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to such EVT Common Stock or grant any proxy with respect thereto, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any EVT Common Stock.

  Pursuant to the terms of the Support Agreement, each Specified Stockholder has agreed: (a) to not permit any agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by
it) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to EVT's shareholders) with respect to an Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal and (b) to notify Guidant immediately in writing if any such inquiries or proposals are received in writing by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

  The Support Agreement will terminate upon the earliest to occur of the Effective Time or any termination of the Merger Agreement in accordance with the terms thereof.

                              BUSINESS OF GUIDANT

  Guidant was incorporated in Indiana on September 9, 1994, to be the parent of five of the nine businesses in the Medical Devices and Diagnostics Division of Eli Lilly and Company, an Indiana corporation ("Lilly"). Prior to the consummation of the initial public offering of Guidant's common stock on December 20, 1994 (the "Offering"), Guidant was a wholly-owned subsidiary of Lilly. Pursuant to the Offering, approximately 19.8 percent of Guidant's common stock was issued to the public. Lilly continued to own approximately
80.2 percent of Guidant's common stock after the Offering. On September 25, 1995, Lilly disposed of its remaining ownership interest in Guidant by means of a split-off, an exchange offer pursuant to which Lilly shareholders were given the opportunity to exchange some, all or none of their Lilly common stock for Guidant's common stock owned by Lilly (the "Exchange Offer") on a tax-free basis. The consummation of the Exchange Offer resulted in Lilly distributing all of its Guidant Common Stock to Lilly shareholders. As a result, Lilly no longer owns any Guidant Common Stock.

  Guidant is a multinational company that designs, develops, manufactures and markets a broad range of products for use in cardiac rhythm management ("CRM"), vascular intervention ("VI"), and other forms of minimally invasive systems ("MIS"). In CRM, Guidant is a worldwide leader in automatic implantable cardioverter defibrillator ("AICD") systems. Guidant also designs, manufactures and markets a full line of implantable pacemaker systems used in the treatment of slow or irregular arrhythmias. In VI, Guidant is a worldwide leader in minimally invasive procedures used for opening blocked coronary arteries. In addition, Guidant develops, manufactures and markets products for use in MIS procedures, focusing on laparoscopic market opportunities in general and cardiovascular surgeries.

  Guidant's business strategy is to design, develop, manufacture and market innovative, high quality therapeutic products principally for use in treating cardiovascular disease and performing minimal invasive surgical procedures, resulting in improved quality of patient care and reduced treatment costs. Cardiovascular disease is the leading cause of death in the United States. In implementing this strategy, Guidant focuses on the following three areas, which Guidant believes are critical to its future success: (l) global product innovation, (2) economic partnership with customers worldwide and (3) organizational excellence.

  Guidant's strategy includes the potential acquisition of one or more businesses in the medical device industry. Guidant plans to acquire technologies that are complementary to its existing technology base, products that serve Guidant's existing customer base and businesses that expand its geographical presence. However, there can be no assurance that any acquisition will be consummated or, if consummated, as to the timing and terms of any transaction. Guidant is not currently engaged in any negotiations concerning any material acquisition.

CARDIAC RHYTHM MANAGEMENT

  In the CRM market, implantable device systems are used to detect and treat abnormally fast and abnormally slow or irregular heart rhythms or arrhythmias. Guidant's CRM product line is organized into two major product categories. The tachycardia ("Tachy") product category includes AICDs, endocardial defibrillation leads, programmers and accessories used primarily in the treatment of fast arrhythmias. The bradycardia ("Brady") product category includes pacemaker pulse generators, endocardial pacing leads, programmers and accessories used primarily in the treatment of slow or irregular arrhythmias. Customers for Brady products include electrophysiologists, implanting cardiologists and cardiovascular surgeons. Customers for Tachy products are primarily electrophysiologists. Sales of Guidant's CRM products, as a percentage of Guidant's total consolidated net sales for the years ended December 31, 1996, 1995 and 1994, and the nine months ended September 30, 1997, were 55%, 49%, 44% and 59%, respectively.

VASCULAR INTERVENTION

  Guidant offers its customers a wide range of VI products, including coronary dilatation catheters, stent systems, atherectomy catheters, guide wires, guiding catheters and related accessories. Customers for VI products are primarily interventional cardiologists. Sales of VI products, as a percentage of Guidant's total consolidated net sales for the years ended December 31, 1996, 1995 and 1994, and the nine months ended September 30, 1997, were 41%, 48%, 54% and 36%, respectively.

  More than six million Americans have been diagnosed with coronary artery disease ("CAD"), which is the formation of blood flow restrictions (atherosclerotic lesions) within the coronary arteries. If untreated, CAD can lead to a heart attack, or cause chest pain that may interfere with normal activities. Worldwide, over one million patients annually undergo a minimally invasive CAD intervention (angioplasty, stenting, atherectomy or mechanical or laser ablation), which are less invasive and less expensive alternatives to coronary artery bypass graft surgery.

  On October 2, 1997, Guidant announced that its ACS MULTI-LINK Coronary Stent System had been approved by the FDA for marketing in the United States. Coronary stenting is an alternative procedure to angioplasty and has been shown to more effectively keep the artery open.

MINIMALLY INVASIVE SYSTEMS

  Guidant is involved in the development and marketing of innovative surgical devices and systems which alter the surgeon's approach to surgical procedures and may provide improved clinical benefit, reduced operative time and better patient outcomes. The primary customers for Guidant's MIS products are surgeons who specialize in general, gynecological, urologic, vascular, and cardiovascular surgery. Sales of Guidant's MIS products, as a percentage of Guidant's total consolidated net sales for the years ended December 31, 1996, 1995 and 1994, and the nine months ended September 30, 1997, were 4%, 3%, 2% and 5%, respectively. Certain of these devices were developed for and manufactured under original equipment manufacturer distribution arrangements.

  MIS uses small incisions to gain access to the surgical site. Minimally invasive procedures significantly decrease the patient's postoperative pain, hospital stay and recovery period by limiting the size of incisions required to gain access to the primary surgical site as well as reducing the resulting trauma caused by more invasive techniques. In May 1996, Guidant announced that the strategic focus for its MIS business would be on cardiovascular applications.

  Additional information concerning Guidant is included in the Guidant Reports incorporated by reference in this Proxy Statement/Prospectus. See
"Incorporation of Certain Documents by Reference" and "Available Information."

RECENT DEVELOPMENTS

  On November 5, 1997, Medtronic, Inc. ("Medtronic") filed suit against Advanced Cardiovascular Systems, Inc., a subsidiary of Guidant, in the United States District Court for Minnesota alleging that the ACS MULTI-LINK Coronary Stent infringes a patent owned by Medtronic. In the lawsuit, Medtronic is seeking injunctive relief, monetary damages and attorney fees. Guidant is a party to certain other legal actions arising in the ordinary course of its business. While it is not possible to predict or determine the outcome of the legal actions brought against Guidant, Guidant believes that the costs associated with all of these actions will not have a material adverse effect on Guidant's consolidated financial position or liquidity, but could possibly be material to the consolidated results of operations in any one accounting period.

                                BUSINESS OF EVT

  EVT designs, develops and manufactures minimally invasive, endovascular systems to repair diseased or damaged vascular structures. EVT's first product, the Ancure system, provides catheter-based delivery and implantation of a specialized prosthesis to repair AAAs. The Ancure system represents a less invasive alternative to the open surgical procedure performed today. The Ancure system is approved for marketing in Europe and Australia and is currently in Phase II clinical trials in the United States.

  An AAA is a balloon-like enlargement of the aorta, resulting from weakened arterial walls. Once present, AAAs continue to enlarge and, if left untreated, become increasingly susceptible to rupture, usually resulting in death. According to industry analysts, in the United States, an estimated 1.5 million people have AAAs and each year approximately 190,000 new cases are diagnosed and 45,000 AAA patients undergo surgical repair. AAA surgery is extremely invasive and has serious drawbacks including high mortality and complication rates, high costs, long hospital stays and extended home convalescence.

  EVT's Ancure system is comprised of the EndoGraft endovascular prosthesis and its delivery catheter. The EndoGraft is composed of a vascular graft, similar to the surgical graft, with proprietary attachment systems that consist of self expanding cylindrical wire frames and a series of hooks. The attachment systems are designed to create a circumferential seal and anchor the prosthesis to the vessel wall by means of the hooks, much like a line of sutures. The EndoGraft is carried in a collapsed state by a delivery catheter that is introduced through a small incision in the groin to access the femoral artery and navigated into the aorta. Once properly positioned across the AAA, the EndoGraft is released and its attachment systems are implanted by means of balloon inflations. EVT has developed three distinct EndoGraft designs and, therefore, offers three products, the Ancure Tube, Ancure Bifurcated and Ancure Aortoiliac systems.

  To its knowledge, EVT was the first company to receive Investigational Device Exemption approval from the U.S. Food and Drug Administration to conduct human clinical trials in the United States with an endovascular system to treat AAA disease. Based on the results of clinical trials to date, EVT believes that its Ancure products are safe and effective, and offer distinct advantages over conventional AAA surgery. As a result, EVT believes that patients treated surgically today, patients who elect not to undergo open surgery and patients who are deemed not to be surgical candidates, will be considered for its endovascular procedure.

  Additional information concerning EVT is included in the EVT Reports incorporated by reference in this Proxy Statement/Prospectus. See
"Incorporation of Certain Documents By Reference" and "Available Information."

RECENT DEVELOPMENTS

  During the third quarter of 1997, EVT increased spending and expedited accelerated PMA preparation activities in an effort to capitalize on the earliest possible filing and approval dates for its Ancure products. EVT is using outside services to collect and monitor patient data, as well as regulatory consultants to advise EVT on strategy and assist with data analysis and PMA drafting.

  On August 15, 1997, Jeffrey Jarvela, Vice President of Manufacturing, resigned to pursue other interests. Subsequently, G. Bradley Cole, Senior Vice President, Operations and Chief Financial Officer was named Senior Vice President of Operations and Chief Financial Officer. In his new position, Mr. Cole will have responsibility for manufacturing, finance and administrative functions at EVT.

  On September 16, 1997, EVT borrowed $7 million pursuant to its Credit Agreement with Guidant. See "Certain Transactions."

  On September 23, 1997, EVT announced that the U.S. Patent Office issued U.S. Patent Number 5,669,936 to EVT. The patent is directed to a system and method for placing a prosthesis within a corporeal lumen, such as the aorta, utilizing an inflatable device. This patent is based on a continuation application having a priority date going back to 1983. EVT also announced that the U.S. Patent Office has issued four other significant patents to EVT over the last thirteen months. Patent number 5,562,728 relates generally to grafts with one or more attachment systems. Patent numbers 5,609,625 and 5,628,783 generally relate to the system and method of delivering a graft. Patent number 5,662,700 is directed to general methods of implanting intraluminal grafts.

                  APPLICABILITY OF CALIFORNIA LAW TO EVT

  Section 2115 makes portions of the CGCL applicable, with certain exceptions, to corporations incorporated in states other than California, if such a corporation has (i) more than half of its operations conducted in California (as measured by factors based on the corporation's levels of property, payroll and sales determined for California franchise tax purposes) and (ii) more than half of its outstanding voting securities held of record by persons having addresses in California. Although EVT is incorporated in Delaware, it may be deemed by virtue of Section 2115 to be subject to various provisions of the CGCL. The provisions of the CGCL to which EVT thus may be subject include, but are not limited to, provisions relating to the standard of care and indemnification of directors, cumulative voting, the right of stockholders to inspect corporate records, the corporate requirements to effectuate corporate reorganizations (including mergers and acquisitions) and Dissenters' Rights.
Section 2115 provides that, where the provisions specified by Section 2115 are applicable, such provisions of the CGCL apply to the exclusion of the law of the jurisdiction in which the subject corporation was incorporated. Section 2115 does not apply to corporations that do not meet both of the two criteria noted above or that fall into a statutory exemption.

  Although (i) the constitutionality of Section 2115 might be challenged in certain circumstances insofar as it purports to apply corporate law requirements of California that are in some respects in conflict with those of Delaware and (ii) the application of Section 2115 to EVT may be challenged because EVT believes that there were at least 800 holders of its equity securities as of the record date for its last annual meeting of stockholders, and as such EVT would meet one of the statutory exemptions contained in
Section 2115, the discussion herein assumes that Section 2115 would be applicable to EVT to the full extent of its terms. However, Guidant and EVT reserve the right to challenge the applicability of Section 2115 to EVT generally, and specifically with respect to the availability of Dissenters' Rights under Chapter 13.

                      COMPARISON OF SHAREHOLDERS' RIGHTS

  The rights of Guidant shareholders are governed by the Guidant Articles, the Guidant Bylaws and the Indiana Business Corporation Law (the "IBCL"). The rights of EVT shareholders are governed by the EVT Certificate, its Amended and Restated Bylaws (the "EVT Bylaws") and the DGCL. See "Applicability of California Law to EVT". In addition, certain rights of the holders of EVT Common Stock may be governed by the CGCL. After the Effective Time, the rights of EVT shareholders who become Guidant shareholders will be governed by the Guidant Articles, the Guidant Bylaws and the IBCL.

  Certain provisions of the IBCL, the Guidant Articles and the Guidant Bylaws alter the current rights of EVT stockholders who become Guidant shareholders. The following is a summary of certain material differences between the rights of Guidant shareholders and EVT stockholders, between the Guidant Articles and Bylaws and the EVT Certificate and Bylaws, and between certain provisions of the DGCL and the portions of the CGCL specified by Section 2115 and the IBCL affecting stockholders' rights. The following summary does not purport to be a complete statement of the rights of shareholders of EVT under the DGCL and CGCL, the EVT Certificate and the EVT Bylaws or a comprehensive comparison with the rights of shareholders of Guidant under the IBCL, the Guidant Articles and the Guidant Bylaws, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Guidant Articles, the Guidant Bylaws, the IBCL, the EVT Certificate, the EVT Bylaws, and the DGCL and the CGCL, as appropriate. Copies of the Guidant Articles of Incorporation, the Guidant Bylaws, the EVT Certificate, and the EVT Bylaws will be sent to Guidant and EVT shareholders, respectively, upon request.

  Authorized Capital. Under the Guidant Articles, the total number of authorized shares of Guidant is three hundred million (300,000,000). The Guidant Articles designate two different classes of shares (common stock ("Common Stock") and preferred stock ("Preferred Stock")) and the number of shares in each class. The number of shares of Common Stock authorized to be issued is two hundred and fifty million (250,000,000) shares. The number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares. A total of one million five hundred thousand (1,500,000) shares of the fifty million (50,000,000) shares of authorized Preferred Stock are designated as Series A Participating Preferred Stock (the "Series A Preferred Stock").

  Under the EVT Certificate, the total number of authorized shares of EVT is thirty five million (35,000,000). The EVT Certificate designates two classes of stock (common stock ("Common Stock") and preferred stock ("Preferred Stock")) and the number of shares in each class. The number of shares of Common Stock authorized to be issued is thirty million (30,000,000). The number of shares of Preferred Stock authorized to be issued is five million (5,000,000), of which thirty thousand (30,000) shares have been designated "Series A Junior Participating Preferred Stock". Under the EVT Certificate, the par value for Common Stock and Series A Junior Participating Preferred Stock is $0.00001 per share.

  Directors. Under Section 23-1-33-3 of the IBCL, a board of directors must consist of one (1) or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or the bylaws. The articles of incorporation or the bylaws may establish a variable range for the size of the board of directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the board of directors. The Guidant Articles provide that the initial number of directors of Guidant shall be eight. The number of directors may be specified by or fixed in accordance with the bylaws at any number, provided, however, that such number shall not be less than seven (7) nor more than nineteen (19). The Guidant Bylaws provide that the number of directors which shall constitute the whole Guidant Board shall be ten (10), which number may either be increased or diminished by resolution adopted by not less than a majority of the directors then in office; provided, that the number may not be less than seven (7) or more than nineteen (19). The Guidant Board of Directors currently consists of ten (10) members.

  Under the Guidant Articles, the members of the Guidant Board are divided into three classes with approximately one-third of the directors standing for election each year for three-year terms.

  Under the DGCL, Section 141, a board of directors shall consist of one (1) or more members. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The EVT Certificate provides that the number of directors of EVT shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the EVT Board or by the stockholders. The EVT Bylaws provide that the number of directors that shall constitute the whole board shall be determined by resolution of the EVT Board or by the stockholders at the annual meeting of the stockholders, with certain exceptions. The EVT Board currently consists of four (4) members.

  The EVT Certificate provides for a classified EVT Board consisting of three classes of directors, each serving staggered three-year terms.

  Under the CGCL, directors generally are elected annually; however, corporations that are public companies may designate a classified board of directors by adopting amendments to their articles and bylaws that must be approved by the shareholders.

  Special Meetings of the Board of Directors. Under the Guidant Bylaws, special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Secretary at the request of any three (3) directors.

  Under the EVT Bylaws, special meetings of the Board of Directors may be called by the President on two (2) days' notice to each director by mail or forty-eight (48) hour notice to each director either personally or by telephone, telegram or facsimile. The EVT Bylaws also provide that upon the written request of two (2) directors, the President or Secretary shall call special meetings in like manner and on like notice, unless the Board of Directors consists of only one (1) director, in which case special meetings shall be called by the President or Secretary in like manner and on notice on the written request of the sole director.

  Removal of Directors. Under the IBCL, a director of a corporation may be removed in any manner provided in the articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause unless the articles of incorporation provide otherwise. If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. Both the Guidant Articles and the Guidant Bylaws provide that any director may be removed from office at any time, with or without cause, but only upon the affirmative vote of at least 80% of the votes entitled to be cast by holders of all of the outstanding shares of Voting Stock (as defined in the Guidant Articles of Incorporation) voting together as a single class.

  Under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed (with or without cause) with the approval of a majority of the outstanding shares entitled to vote. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. As stated above, the EVT Certificate provides for a classified board of directors (but not for cumulative voting). The EVT Bylaws provide that any director or the entire EVT Board may be removed, for cause only, by the holders of a majority of shares entitled to vote at an election of directors.

  Under the CGCL, any director or the entire board of directors that is not classified may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect a director under cumulative voting. A director of a corporation whose board of directors is classified may not be removed if the votes cast against removal of a director would be sufficient to elect a director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of shareholders, or if greater, the number of directors for whom removal is being sought, were then being elected. In additional, holders of at least 10% of shares of any class may bring suit to remove a director in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation.

  Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Without cumulative voting, absent any other special provision, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting. Under the DGCL and the IBCL, cumulative voting in the election of directors is not mandatory, although corporations may provide for cumulative voting in their articles. However, under the CGCL, cumulative voting is a right generally available to stockholders, with certain exceptions. Neither the EVT Certificate nor the Guidant Articles provide for cumulative voting.

  Vacancies in the Board of Directors. The IBCL, Section 23-1-33-9, provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors, (a) the board of directors may fill the vacancy; or (b) if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by affirmative vote of a majority of all the directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders. The Guidant Bylaws provide that any vacancy on the Board of Directors shall be filled by the affirmative vote of a majority of the remaining directors.

  Section 142, of the DGCL provides that any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise, shall be filed as the bylaws provide. In the absence of such provision, the vacancy shall be filed by the board of directors or other governing body. The EVT Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

  Exculpation of Directors. Section 23-1-35-1(e) of the IBCL provides that a director is not liable for any action taken as a director, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 (which generally requires a director to act in good faith, with the care of an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonable believes to be in the best interests of Guidant); and (2) the breach or failure to perform constitutes willful misconduct or recklessness.

  Pursuant to Section 102(b)(7) of the DGCL, the EVT Certificate includes provisions which eliminate the personal liability of a director of EVT for monetary damages for breach of fiduciary duty as a director, provided, that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to EVT or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (which generally includes liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

  Under the CGCL, a corporation's articles may provide provisions eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of a corporation for breach of a director's duties to the corporation and its shareholders; provided, however, that (A) such a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests to the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit,
(iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholder, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the

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corporation or its shareholders, (vi) under Section 310 of the CGCL, or (vii)
under Section 316 of the CGCL, (B) no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

  Removal of Officers. Under the Guidant Bylaws the Guidant Board, a superior officer upon whom the power of removal has been conferred by the Guidant Board, or any officer to whom the power to appoint the officer being removed has been conferred by the Guidant Board may remove an officer.

  Under the EVT Bylaws, only the EVT Board may remove an officer.

  Director and Officer Discretion. Under Sections 23-1-35-1(d), (f), and (g) of the IBCL, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent.

  Under the DGCL, a member of the board of directors shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the Board of Directors, or any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

  Under the CGCL, a director shall perform the duties of the director, in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In performing the duties of a director, a director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data prepared by certain agents of the corporation so long as, in any such case, the director acts in good faith, after reasonable inquiry when the need therefor is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

  Indemnification. Under both Chapter 23-1-37 of the IBCL and the Guidant Articles of Incorporation, Guidant may indemnify officers, directors, agents and employees made a party to a proceeding against all liability and reasonable expenses.

  Section 145 of the DGCL allows indemnification for directors, officers, agents or employees of the corporation. The EVT Certificate and EVT Bylaws contain provisions indemnifying EVT directors.

  Special Shareholder Meetings. The Guidant Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors, the Chairman of the Board of Directors, or the President. The Guidant Bylaws specifically state that shareholders shall not have the right to call special meetings.

  The EVT Bylaws provide that a special meeting of the shareholders, for any purpose or purposes, may only be called by the Board of Directors and shall be called by the president or secretary at the request in writing of a majority of the Board of Directors.

  Notice of Shareholder Meetings. Under the Guidant Bylaws, the Secretary shall cause a written or printed notice of the place, day and hour and the purpose or purposes of each meeting of the shareholders to be delivered or mailed at least ten (10) but not more than sixty (60) days prior to the meeting, to each shareholder of record entitled to vote at the meeting. Under the IBCL, Section 23-1-29-7 and Guidant Bylaws, a record date for notice of a shareholder meeting may not be more than seventy (70) days before the meeting or action requiring a determination of shareholders.

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

  The EVT Bylaws provide that written notice of the annual meeting stating the place, day and hour of the meeting shall be given to each shareholder entitled to vote at such meeting not fewer than ten (10) nor more than sixty (60) days before the date of the meeting. The EVT Bylaws provide that written notice of a special meeting stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be sent not fewer than twenty (20) nor more than sixty (60) days before the date of the meeting, to each shareholder entitled to vote at such meeting. Under the DGCL, Section 213 and EVT Bylaws, a record date for notice of a shareholder meeting may not be more than sixty (60) nor less than ten (10) days before the date of such meeting.

  Notice of Shareholder Business. Under the Guidant Bylaws, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

  Under the EVT Bylaws, for business to be properly brought before any meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of EVT not less than thirty (30) days nor more than sixty (60) days prior to the date of the meeting.

  Quorum at Shareholders' Meeting. The Guidant Bylaws provide that at any meeting of the shareholders a majority of the outstanding shares entitled to vote on a matter at such a meeting, represented in person or by proxy, shall constitute a quorum for action on that matter. In the absence of a quorum, the holders of a majority of the shares entitled to vote present in person or by proxy, or, if no shareholders entitled to vote is present in person or by proxy, any officer entitled to preside at or act as Secretary of such meeting, may adjourn such meeting from time to time, until a quorum shall be present. At any such adjourned meeting at which a quorum may be present any business may be transacted which might have been transacted at the meeting as originally called.

  The EVT Bylaws provide that when a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

  Interested Shareholder Transactions. Section 23-1-43-18 of the IBCL provides that a corporation may not engage in any "business combination" (as defined therein) with any "interested shareholder" for a period of five (5) years following the interested shareholder's share acquisition date unless the business combination or the purchase of shares made by the interested shareholder is approved by the board of directors of the corporation before the interested shareholder's share acquisition date. An "interested shareholder" under the IBCL, Section 23-1-43-10, is generally defined as any person owning ten percent (10%) or more of the voting power of the outstanding voting shares of the corporation. The Guidant Articles provide that in addition to all other requirements imposed by law, and except where expressly provided for in the Articles of Incorporation, the Corporation shall not give effect to or approve, as a shareholder of any majority-owned subsidiary of Guidant certain specified transactions (including specified business combination transactions) if, as of the record date for the determination of the shareholders entitled to vote thereon, any Related Person (as defined in the Guidant Articles and which generally includes: any other corporation, person, or entity which beneficially owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of Voting Stock) exists. However, Guidant may give effect or approve, as a shareholder of any majority-owned subsidiary of Guidant,

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

the above actions or transactions involving a Related Person if: (a) the actions and transactions involving a Related Person shall have been authorized by the affirmative vote of at least eighty percent (80%) of all of the votes entitled to be cast by holders of the outstanding shares of Voting Stock, voting together as a single class; (b) notwithstanding (a), the eighty percent (80%) voting requirement shall not be applicable if any action or transaction involving a Related Person is approved by Guidant's Board and by a majority of the Continuing Directors (as defined in the Guidant Articles); (c) unless approved by a majority of the Continuing Directors, after becoming a Related Person and prior to consummation of such action or transaction: (i) the Related Person shall not have acquired from Guidant or any of its subsidiaries any newly issued or treasury shares of capital stock or any newly issued securities convertible into capital stock of Guidant or any of its majority-owned subsidiaries, directly or indirectly (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata stock dividend or stock split or other distribution of stock to all shareholders pro rata); (ii) the Related Person shall not have received the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by Guidant or any of its majority-owned subsidiaries, or made any major changes in Guidant's or any of its majority-owned subsidiaries' businesses or capital structures or reduced the current rate of dividends payable on Guidant's capital stock below the rate in effect immediately prior to the time such Related Person became a Related Person; and
(iii) the Related Person shall have taken all required actions within its power to ensure that Guidant's Board included representation by Continuing Directors at least proportionately to the voting power of the shareholders of Voting Stock of Guidant's Remaining Public Shareholders (as defined in the Guidant Articles), with a Continuing Director to occupy an additional Board of Director's position if a fractional right to a director results and, in any event, with at least one Continuing Director to serve on the board so long as there are any Remaining Public Shareholders; (d) a proxy statement responsive to the requirements of the Exchange Act, whether or not Guidant is then subject to such requirements, shall be mailed to the shareholders of Guidant for the purpose of soliciting shareholder approval of such action or transaction and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability or inadvisability of the action or transaction which the Continuing Directors may choose to state and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the action or transaction from a financial point of view to the Remaining Public Shareholders, such investment banking firm to be paid a reasonable fee for its services by Guidant. The requirements of Section (d) shall not apply to any such action or transaction which is approved by a majority of the Continuing Directors. The Guidant Articles also provide that a majority of the Continuing Directors of Guidant shall have the power and duty to determine for the purposes of the above provision, on the basis of information then known to the Continuing Directors, whether (i) any Related Person exists or is an Affiliate or an Associate (each as defined therein) of another and (ii) any proposed sale, lease, exchange, or other disposition of part of the assets of Guidant or any majority-owned subsidiary involves a substantial part of the assets of Guidant or any of its subsidiaries. Any such determination by the Continuing Directors shall be conclusive and binding for all purposes.

  Section 203 of the DGCL provides that except as otherwise provided, a corporation shall not engage in any "business combination" (as defined therein) with any "interested stockholder" for a period of three (3) years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds (2/3) of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" under DGCL, Section 203, is generally defined as any person owning fifteen percent (15%) or more

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

of the corporation's outstanding voting stock. Neither the EVT Certificate nor the EVT Bylaws contain a provision regarding transactions with interested shareholders.

  Shareholder Rights Plan. Guidant maintains a shareholder rights plan which would entitle all shareholders to a preferred stock purchase right allowing them to purchase from Guidant one one-hundredth (1/100) of a share of Series A Preferred Stock at an exercise price of forty three dollars and fifty cents ($43.50). Guidant may redeem the rights for one cent ($0.01) per right up to and including the tenth business day after the date of a public announcement that a person or group of affiliated or associated persons ("Acquiring Person") has acquired ownership of common stock having ten percent (10%) or more of Guidant's general voting power ("Stock Acquisition Date"). The plan provides that if Guidant is acquired in a business combination at any time after a Stock Acquisition Date, generally each holder of a right will be entitled to purchase at the exercise price a number of the acquiring company's shares having a market value of twice the exercise price. The plan also provides that in the event of certain other business combinations, certain self-dealing transactions, or the acquisition by a person or group of stock having fifteen percent (15%) or more of Guidant's general voting power, generally each holder of a right will be entitled to purchase at the exercise price a number of shares of Guidant Common Stock having a market value of twice the exercise price. Any rights beneficially owned by an Acquiring Person shall not be entitled to the benefit of the adjustments with respect to the number of shares described above. The rights will expire on October 17, 2004, unless redeemed earlier by Guidant.

  EVT maintains a shareholder rights plan which would entitle all shareholders to a preferred stock purchase right (a "Right") entitling them to purchase from EVT one one-thousandth (1/1000) of a share of Series A Junior Participating Preferred Stock, par value one one-thousandth of a cent ($0.00001) per share, at an exercise price of sixty dollars ($60.00) per share (the "Purchase Price"), subject to adjustment. At any time prior to the time any Person becomes an Acquiring Person, the EVT Board may redeem the Rights in whole, but not in part, at a price of one cent ($0.01) per Right. Until the earlier to occur of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of fifteen percent (15%) or more of the outstanding EVT Common Stock; or (ii) ten (10) business days (or such later date as may be determined by action of the EVT Board prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of fifteen percent (15%) or more of such outstanding EVT Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the EVT Common Stock certificates outstanding as of the Record Date, by such EVT Common Stock certificate with a copy of the Summary of Rights attached thereto. In the event that, at any time after a Person becomes an Acquiring Person, EVT is acquired in a merger or other business combination transaction or fifty percent (50%) or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two (2) times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of EVT Common Stock having a market value of two (2) times the exercise price of the Right. The rights are not exercisable until the Distribution Date and the Rights will expire on March 3, 2007, unless such date is extended or unless the Rights are earlier redeemed by EVT.

  Control Share Acquisitions. Chapter 23-1-42 of the IBCL requires that, unless the articles or by-laws of a corporation exempt the corporation therefrom (which the Guidant Articles and Bylaws do not), any person who proposes to acquire or has acquired (a "control share acquisition") ownership of (or the power to direct the voting of) shares representing one-fifth, one-third, or a majority of the voting power of an issuing public corporation in the election of directors must provide the corporation with a statement describing such acquisition (an "acquiring person statement"). If the acquiring person so requests at the time of delivery of such statement (and undertakes to pay the expenses relating thereto), the corporation shall cause a special meeting of its

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shareholders to be called for the purpose of considering the voting rights to be accorded the shares acquired in the control share acquisition. The shares so acquired shall be accorded the same voting rights as were accorded such shares before the control share acquisition only to the extent granted by resolution of the shareholders of such corporation. Shares acquired in a control share acquisition as to which no acquiring person statement has been filed may be redeemed by the corporation at the fair value thereof under certain circumstances. In the event that shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired shares representing a majority or more of all voting power, the other shareholders will be entitled to appraisal rights.

  The DGCL does not contain a provision regarding control share acquisitions. Neither the EVT Certificate nor the EVT Bylaws contain a similar provision.

  Takeover Offers. Chapter 23-2-3.1 of the IBCL provides that a person shall not make a takeover offer unless the following conditions are satisfied: (1) a statement which consists of each document required to be filed with the Commission is filed with the Indiana securities commissioner and delivered to the president of the target company before making the takeover offer; (2) a consent to service of process and the requisite filing fee accompanies the statement filed with the Indiana securities commissioner; (3) the takeover offer is made to all offerees holding the same class of equity securities on substantially equivalent terms; (4) a hearing is held within twenty (20) business days after the statement described in clause (1) above is filed; and
(5) the Indiana securities commissioner shall have approved the takeover offer. In addition, such section provides that no offeror may acquire any equity security of any class of a target company within two years following the conclusion of a takeover offer with respect to that class, unless the holder of such equity security is afforded, at the time of that acquisition, a reasonable opportunity to dispose of such securities to the offeror upon substantially equivalent terms. A "takeover offer" means an offer to acquire or an acquisition of any equity security of a target company pursuant to a tender offer or request or invitation for tenders if, after the acquisition, the offeror is directly or indirectly a record or beneficial owner of more than ten percent of any class of the outstanding equity securities of the target company.

  The DGCL does not contain a provision regarding control share acquisitions. Neither the EVT Certificate nor the EVT Bylaws contain a similar provision.

  Dissenters' Rights. Chapter 23-1-44 of the IBCL provides that a shareholder is entitled, under certain circumstances, to receive payment of the fair value of the shareholder's common stock if the shareholder dissents from a merger, share exchange, sale or exchange of all or substantially all of the corporation's property and certain control share acquisitions. The IBCL also permits a corporation to grant (by inclusion of a provision in its articles of incorporation, bylaws or resolution of the board of directors) appraisal rights in connection with other corporate actions. Under the IBCL, dissenters' rights are not available if the shares of the Indiana corporation are (i) registered on a United States securities exchange registered under the Exchange Act (such as the NYSE) (as is the Guidant Common Stock) or (ii) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets--National Market Issues (such as the Nasdaq National Market) or a similar market.

  Section 262 of the DGCL, provides that a stockholder is entitled, under certain circumstances, to receive payment of the fair value of the stockholder's common stock if the stockholder dissents from a merger or consolidation. The DGCL also permits a corporation to grant (by inclusion of a provision in its certificate of incorporation) appraisal rights in connection with certain other corporate transactions. Under the DGCL, dissenters' rights are not available if the shares of the Delaware corporation are (i) listed on a national securities exchange (such as the NYSE) or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (e.g., quoted on the Nasdaq National Market) (as is the EVT Common Stock) or (ii) held of record by more than two thousand (2,000) holders. Notwithstanding the foregoing, dissenters' rights under the DGCL are available if the stockholders of the Delaware corporation are to receive in the merger or consolidation anything other than (i) shares of stock of the surviving or resulting

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

corporation, (ii) shares of stock of any other corporation which are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system or held of record by more than two thousand (2,000) holders, and/or (iii) cash in lieu of fractional shares.

  Under Section 1300 of the CGCL, a shareholder of a corporation entitled to vote on the transaction may require the corporation to purchase for cash at their fair market value the shares owned by the shareholder which are "dissenting shares" as defined in the CGCL. See "The Merger--Appraisal Rights."

  Dividend and Repurchases. Under Chapter 23-1-28 of the IBCL, a board of directors may authorize and a corporation may make distributions to its shareholders as long as the corporation's debts may be paid as they come due, the corporation's total assets exceed the sum of its liabilities plus the amount that would be needed if the corporation were to be dissolved and the payment of these distributions is consistent with the corporation's articles of incorporation.

  Under Section 170 of the DGCL, a corporation may pay dividends and repurchase stock out of surplus or, if there is no surplus, out of any net profits for the fiscal year in which the dividend was declared and/or for the preceding fiscal year as long as no payment reduces capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets. Under the EVT Bylaws, dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

  Under Section 500 of the CGCL, a corporation may not make any distribution to the corporation's shareholders except if: (A) the amount of the retained earnings of the corporation immediately prior thereto equals or exceeds the amount of the proposed distribution, and (B) after giving effect to the distribution the corporation's assets are at least equal to a certain proportion of its liabilities as specified under the CGCL.

  Amendment of Articles of Incorporation. Under Chapter 23-1-38 of the IBCL, a corporation has the power to amend its articles of incorporation at any time to add or change a provision that is required or permitted to be in the articles of incorporation or to delete a provision not required to be in the articles of incorporation. Unless otherwise required by Chapter 23-1-38 of the IBCL, the articles of incorporation or the board of directors, an amendment to the articles of incorporation must be approved by a majority of the shareholders entitled to vote. The Guidant Articles provide that the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by holders of all of the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal
Article 5 of the Guidant Articles. Article 5 of the Guidant Articles includes provisions related to the management of the business and the conduct of the affairs of Guidant, including (i) the number of directors, (ii) board classes,
(iii) removal of directors, (iv) amendment of the Guidant By-Laws, (v) conflict of interest transactions, (vi) approval or ratification by shareholders of contracts, transactions or acts of Guidant or its Board, and
(viii) indemnification.

  The EVT Certificate provide that EVT reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner then or thereafter prescribed by statute, and all rights conferred upon shareholders in the Articles of Incorporation are granted subject to such reservation. Section 242 of the DGCL generally provides that after a corporation has received payment for any of its capital stock, it may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at the time of the filing of the amendment; and, if a change in stock or the rights of stockholders, or an exchange, reclassification or cancellation of stock or rights of stockholders is to be made, such provisions as may be necessary to effect such change, exchange, reclassification or cancellation. The EVT Certificate also provide that any repeal or modification of the indemnification provision in the Articles of Incorporation by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

  Amendment of Bylaws. The Guidant Articles provide that the Board of Directors, by a majority vote of the actual number of directors elected and qualified from time to time shall have the exclusive power to make, alter, amend or repeal the Guidant Bylaws. The shareholders of Guidant shall have no power to make, alter, or repeal the Guidant Bylaws.

  Both the DGCL, Section 109, and the EVT Bylaws provide that the power to adopt, amend or repeal bylaws shall be in the shareholders entitled to vote; provided, however, the EVT Certificate may confer the power to adopt, amend or repeal bylaws upon the directors. The EVT Certificate do not contain such a provision.

                             CERTAIN TRANSACTIONS

  There are existing business relationships between EVT and Guidant. These relationships are the product of arms-length negotiations between the corporations.

  In February 1997, EVT and Guidant entered into the Credit Agreement, which is a $30 million credit facility. Borrowings under the Credit Agreement bear interest at 16.5% to 19%. Interest accruing during the first thirty months in which loans are outstanding is payable in full thirty months after the date the first loan is made. Interest accruing thereafter is due quarterly. Principal payments are due in full on March 31, 2002. Balances owed under the Credit Agreement may be prepaid subject to a prepayment fee, which is initially set at 5% of the prepayment amount and is reduced on each anniversary date of the Credit Agreement by 1%. Further, all principal outstanding will be due upon the occurrence of certain asset sales and issuances of equity securities, and will be due at Guidant's discretion upon a change in control of EVT. Consummation of the Merger would constitute such a change of control. Among other requirements, the Credit Agreement prohibits EVT from paying dividends and incurring additional indebtedness. On September 16, 1997, EVT borrowed $7 million pursuant to the Credit Agreement, which amount is outstanding as of the date hereof. If the Merger is not consummated by December 31, 1997, EVT expects to make an additional drawdown under the Credit Agreement. See "The Merger--Background of the Merger."

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for Guidant by Mr. J.B. King, Vice President and General Counsel for Guidant. As of November 10, 1997, Mr. King owned directly and indirectly 29,506 shares of Guidant Common Stock and held options to acquire an additional 185,736 shares of Guidant Common Stock. Certain legal matters with respect to federal income tax consequences in connection with the Merger will be passed upon for Guidant by Dewey Ballantine LLP, New York, New York. Certain legal matters with respect to federal income tax consequences in connection with the Merger will be passed upon for EVT by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

  The consolidated financial statements and schedule of Guidant at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Proxy Statement/Prospectus, which are referred to herein and made part of the Registration Statement of which this Proxy Statement/Prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon also incorporated herein by reference. Such consolidated financial statements of Guidant are incorporated herein by reference in reliance upon such report of Ernst & Young LLP given upon the authority of such firm as experts in accounting and auditing.

  The financial statements and related financial statement schedule of EVT incorporated in this Proxy Statement/Prospectus by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  It is expected that representatives of Arthur Andersen LLP will be present at the Special Meeting, to respond to appropriate questions and to make a statement if they desire.

                         FUTURE STOCKHOLDER PROPOSALS

  In the event the Merger is not consummated, the only stockholder proposals eligible to be considered for inclusion in the proxy materials for the 1998 annual meeting of EVT will be those which were submitted to EVT no later than January 30, 1998, as provided in the 1997 Annual Meeting Proxy Statement of EVT. The inclusion of any proposal will be subject to applicable rules of the Commission. In addition, the Bylaws of EVT establish an advance notice requirement for any proposal of business to be considered at an annual meeting of stockholders.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              GUIDANT CORPORATION

                             SKI ACQUISITION CORP.

                                      AND

                        ENDOVASCULAR TECHNOLOGIES, INC.

                       DATED AS OF OCTOBER 5, 1997,

                       AS AMENDED NOVEMBER 14, 1997

                               TABLE OF CONTENTS

                                                                  PAGE NO.
                                                                  --------

 ARTICLE 1 THE MERGER............................................    A-1
 1.1  The Merger................................................     A-1
 1.2  The Closing...............................................     A-1
 1.3  Effective Time............................................     A-1
 1.4  Certificate of Incorporation and Bylaws...................     A-2
 1.5  Directors of the Surviving Corporation....................     A-2
 1.6  Officers of the Surviving Corporation.....................     A-2
 ARTICLE 2 CONVERSION AND EXCHANGE OF SECURITIES.................    A-2
 2.1  Merger Sub Stock..........................................     A-2
 2.2  EVT Stock.................................................     A-2
 2.3  Exchange of Certificates Representing EVT Common Stock....     A-3
 2.4  Adjustment of Exchange Ratio..............................     A-5
 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF EVT.................    A-5
      Existence; Good Standing; Corporate Authority; Compliance
 3.1  With Law..................................................     A-5
 3.2  Authorization, Validity and Effect of Agreements..........     A-6
 3.3  Capitalization............................................     A-6
 3.4  Subsidiaries..............................................     A-6
 3.5  Other Interests...........................................     A-7
 3.6  No Violation..............................................     A-7
 3.7  SEC Documents.............................................     A-7
 3.8  Patents, Trademarks, Copyrights and Trade Secrets.........     A-8
 3.9  Investigations; Litigation................................     A-8
 3.10 Governmental Approvals....................................     A-8
 3.11 Absence of Certain Changes................................     A-8
 3.12 Taxes and Tax Returns.....................................     A-9
 3.13 Material Contracts........................................    A-10
 3.14 Employee Benefit Plans....................................    A-10
 3.15 Labor Matters.............................................    A-12
 3.16 Guidant Stock Ownership...................................    A-12
 3.17 Pooling of Interests; Tax Reorganization..................    A-12
 3.18 Environmental Matters.....................................    A-12
 3.19 State Takeover Statutes and Shareholder Rights Plan.......    A-12
 3.20 No Brokers................................................    A-12
 3.21 Opinion of Financial Advisor..............................    A-12
 3.22 Affiliates................................................    A-13
 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GUIDANT AND MERGER
  SUB............................................................   A-13
      Existence; Good Standing; Corporate Authority; Compliance
 4.1  With Law..................................................    A-13
 4.2  Authorization, Validity and Effect of Agreements..........    A-13
 4.3  Capitalization............................................    A-13
 4.4  Merger Sub................................................    A-14
 4.5  No Violation..............................................    A-14
 4.6  SEC Documents.............................................    A-14
 4.7  Investigations; Litigation................................    A-15
 4.8  Absence of Certain Changes................................    A-15
 4.9  No Brokers................................................    A-15
 4.10 Patents, Trademarks, Copyrights and Trade Secrets.........    A-15
 4.11 Pooling of Interests; Tax Reorganization..................    A-15

                                                                      PAGE NO.
                                                                      --------
 ARTICLE 5 COVENANTS.................................................   A-15
 5.1  Alternative Proposals.........................................    A-15
 5.2  Interim Operations............................................    A-16
 5.3  Meeting of Stockholders.......................................    A-18
 5.4  Filings; Other Actions........................................    A-18
 5.5  Inspection of Records.........................................    A-18
 5.6  Publicity.....................................................    A-18
 5.7  Registration Statement........................................    A-19
 5.8  Listing Application...........................................    A-19
 5.9  Affiliate Letters.............................................    A-19
 5.10 Expenses......................................................    A-19
 5.11 Certain Transaction Related Fees..............................    A-20
 5.12 Directors' and Officers' Indemnification and Insurance........    A-20
 5.13 Reorganization................................................    A-20
 5.14 Shareholder Rights Plan and Takeover Statutes.................    A-20
 5.15 Support Agreement Legend......................................    A-21
 5.16 Conveyance Taxes..............................................    A-21
 5.17 Transfer Taxes................................................    A-21
 5.18 Company Employee Stock Purchase Plan..........................    A-21
 5.19 Benefit Arrangements..........................................    A-21
 ARTICLE 6 CONDITIONS................................................   A-22
 6.1  Conditions to Each Party's Obligation to Effect the Merger....    A-22
 6.2  Conditions to Obligation of EVT to Effect the Merger..........    A-22
      Conditions to Obligation of Guidant and Merger Sub to Effect
 6.3  the Merger....................................................    A-23
 ARTICLE 7 TERMINATION...............................................   A-23
 7.1  Termination by Mutual Consent.................................    A-23
 7.2  Termination by Either Guidant or EVT..........................    A-23
 7.3  Termination by EVT............................................    A-24
 7.4  Termination by Guidant........................................    A-24
 7.5  Effect of Termination and Abandonment.........................    A-24
 7.6  Extension; Waiver.............................................    A-25
 7.7  Certain Rights of Guidant.....................................    A-25
 ARTICLE 8 GENERAL PROVISIONS........................................   A-25
 8.1  Nonsurvival of Representations, Warranties and Agreements.....    A-25
 8.2  Notices.......................................................    A-25
 8.3  Assignment; Binding Effect....................................    A-26
 8.4  Entire Agreement..............................................    A-26
 8.5  Amendment.....................................................    A-26
 8.6  Governing Law.................................................    A-26
 8.7  Counterparts..................................................    A-26
 8.8  Headings......................................................    A-26
 8.9  Interpretation................................................    A-26
 8.10 Waivers.......................................................    A-27
 8.11 Incorporation of Exhibits.....................................    A-27
 8.12 Severability..................................................    A-27
 8.13 Enforcement of Agreement......................................    A-27
 8.14 Subsidiaries..................................................    A-27
 8.15 Other.........................................................    A-27

 EXHIBIT A Form of Affiliate Letter
 SCHEDULES
 EVT Disclosures Schedules

 3.4. Subsidiaries
 3.8. Patents, Trademarks, Copyrights and Trade Secrets
 3.9. Investigations; Litigation
 3.10 Governmental Approvals
 3.13 Material Contracts
 3.14 Employee Benefit Plans
 3.22 Affiliates
 Guidant Disclosure Schedules
 4.7  Investigations; Litigation

 GUIDANT WILL FURNISH SUPPLEMENTALLY A COPY OF THE SCHEDULES TO THE SECURITIES
                     AND EXCHANGE COMMISSION UPON REQUEST.

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 5, 1997, amended as of November 14, 1997, between Guidant Corporation, an Indiana corporation ("Guidant"), Ski Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Guidant ("Merger Sub"), and EndoVascular Technologies, Inc., a Delaware corporation ("EVT").

                                   RECITALS

  A. Guidant and EVT each have determined that a business combination between Guidant and EVT is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

  B. Concurrently with the execution of this Agreement, in order to induce Guidant and Merger Sub to enter into the Agreement, certain stockholders of EVT are entering into support agreements (each a "Support Agreement") with Guidant, providing for certain voting and other restrictions with respect to the shares of EVT Common Stock (as defined herein) beneficially owned by them upon the terms and conditions specified therein.

  C. It is intended that for federal income tax purposes, the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and for accounting purposes as a pooling of interests.

  D. Merger Sub is a wholly owned subsidiary of Guidant and has been formed solely to facilitate the Merger (as defined herein) and has conducted and will conduct no business or activity other than in connection with the Merger.

  E. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletin Topic Two.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The Merger

  1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into EVT in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). EVT shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will be a wholly owned subsidiary of Guidant. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

  1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 6 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Guidant and EVT may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.3 EFFECTIVE TIME. If all the conditions set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

  1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. After the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the Certificate of Incorporation of the Surviving Corporation shall provide that the name of the corporation be "EndoVascular Technologies, Inc." and (ii) the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until duly amended in accordance with applicable law.

  1.5 DIRECTORS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

  1.6 OFFICERS OF THE SURVIVING CORPORATION. The officers of EVT immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 2

                     Conversion and Exchange of Securities

  2.1 MERGER SUB STOCK. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  2.2 EVT STOCK. (a) At the Effective Time, each share of common stock, par value $.00001 per share, of EVT (the "EVT Common Stock") issued and outstanding immediately prior to the Effective Time (other than EVT Dissenting Shares (as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number or fraction of a number, rounded to four decimal places (the "Exchange Ratio"), of shares of common stock, without par value, of Guidant (the "Guidant Common Stock") that equals the result obtained by dividing $20.00 by the "Closing Price" (the "Exchange Consideration"); provided, however, that if the Closing Price shall be greater than or equal to $46.63 but less than or equal to $51.75, then the Exchange Ratio shall be fixed at 0.3865; provided, further, that if the Closing Price shall be less than $46.63, then the Exchange Ratio shall be the result obtained by dividing $18.00 by the Closing Price.

  "Closing Price" means the average closing price of Guidant Common Stock, rounded to four decimal places, as reported in The Wall Street Journal's New York Stock Exchange Composite Transaction Reports, for each of the 10 consecutive Trading Days immediately preceding the third Trading Day prior to the EVT Stockholders Meeting (as defined in Section 5.3). "Trading Day" means a day on which the New York Stock Exchange, Inc. (the "NYSE") is open for trading.

  (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of EVT Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and each holder of shares of EVT Common Stock shall thereafter cease to have any rights with respect to such shares of EVT Common Stock, except the right to receive, without interest, the Exchange Consideration and cash for fractional shares of Guidant Common Stock in accordance with Sections 2.3(b) and 2.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of EVT Common Stock.

  (c) Each share of EVT Common Stock issued and held in EVT's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist without payment of any consideration therefor.

  (d) All options to purchase capital stock of EVT (the "EVT Options") outstanding, whether or not exercisable, whether or not vested, and whether or not performance-based, at the Effective Time under EVT's 1989 Stock Option Plan and 1995 Stock Option Plan, (collectively, the "EVT Stock Option Plans"), shall by virtue of the Merger and without any further action on the part of EVT or the holder thereof, be converted into an option to purchase Guidant Common Stock pursuant to the terms of the Guidant Corporation 1994 Stock Plan ("Guidant 1994 Stock Plan") in such manner that Guidant (i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such EVT Options, would be a transaction within
Section 424 of the Code. Each EVT Option converted by Guidant shall be exercisable upon the same terms and conditions as under the applicable EVT Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such EVT Option shall be exercisable for that whole number of shares of Guidant Common Stock (rounded down to the nearest whole share) into which the number of shares of EVT Common Stock subject to such EVT Option immediately prior to the Effective Time would be converted under
Section 2.2(a), and (B) the option price per share of Guidant Common Stock shall be an amount equal to the option price per share of EVT Common stock subject to such EVT Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded downward to the nearest full cent). Guidant shall (i) on or prior to the Effective Time, reserve for issuance the number of shares of Guidant Common Stock that will become subject to options to purchase shares of Guidant Common Stock ("Guidant Options") pursuant to this Section 2.2(d), (ii) from and after the Effective Time, upon exercise of the Guidant Options in accordance with the terms thereof, make available for issuance all shares of Guidant Common Stock covered thereby and (iii) as promptly as practicable after the Effective Time, issue to each holder of an outstanding EVT Option a document evidencing the foregoing assumption by Guidant.

  (e) It is the intention of the parties that the EVT Options converted by Guidant qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent the EVT Options qualified as incentive stock options prior to the Effective Time.

  (f) If necessary to register Guidant Common Stock issuable upon the exercise of Guidant Options, Guidant shall as promptly as practicable following the Effective Time file a registration statement on Form S-8 or an amendment to an existing registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Guidant Common Stock issuable upon the exercise of Guidant Options created upon the assumption by Guidant of EVT Options under Section 2.2(d), except to the extent the shares issuable pursuant to the assumption of EVT Options by Guidant have already been registered, and will use its reasonable best efforts to cause such registration statement to become effective and to maintain such registration in effect until the exercise or expiration of such Guidant Options. No payment shall be made for fractional interests, rather, the aggregate number of shares to be issued under any assumed EVT Option shall be rounded down to the nearest whole number.

  (g) Notwithstanding anything to the contrary contained in this Agreement, but subject to the rights set forth in the last sentence of this Section 2.2(g), any holder of shares of EVT Common Stock which are EVT Dissenting Shares (as hereinafter defined) shall not be entitled to receive shares of Guidant Common Stock pursuant to Section 2.2(b) hereof, unless such holder fails to perfect, effectively withdraws or loses his or her right to dissent from the Merger under the California General Corporation Law ("CGCL"). Such holder shall be entitled to receive only the payment provided for by Chapter 13 of CGCL. If any such holder fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CGCL, his or her EVT Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Guidant Common Stock pursuant to
Section 2.2(b). Any payments relating to EVT Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Merger Sub or any of Guidant's other direct or indirect subsidiaries for such payment. EVT shall give Guidant prompt written notice of any demand received by EVT for dissenters' rights with respect to EVT Common Stock, and Guidant shall have the right to participate in all negotiations and proceedings with respect to any such demand. Prior to the

Effective Time, EVT shall not, except with the prior written consent of Guidant, make any payment with respect to, or offer to settle, any such demand. "EVT Dissenting Shares" means those shares of EVT Common Stock with respect to which the holders have voted against the Merger and have perfected their purchase demand in accordance with the CGCL, except that no such shares will constitute EVT Dissenting Shares unless either (i) holders of 5% or more of the outstanding shares of EVT Common Stock file demands of payment as dissenting shares under the CGCL or (ii) the shares in question are subject to a restriction on transfer imposed by EVT or by any law or regulation. It is acknowledged that Guidant and EVT reserve the right to challenge the applicability of the rights contemplated by this Section 2.2(g) with respect to the Merger.

  2.3 EXCHANGE OF CERTIFICATES REPRESENTING EVT COMMON STOCK.

  (a) As of the Effective Time, Guidant shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York (the "Exchange Agent"), for the benefit of the holders of shares of EVT Common Stock, for exchange in accordance with this Article 2, certificates representing the shares of Guidant Common Stock to be issued in connection with the Merger and cash in an amount equal to Guidant's good faith estimate of the cash required to be paid to holders of shares of EVT Common Stock in lieu of fractional shares expected to be payable in connection with the Merger (such cash and certificates for shares of Guidant Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.2 and paid pursuant to this Section 2.3 in exchange for outstanding shares of EVT Common Stock. Notwithstanding anything in this Agreement to the contrary, Guidant may, in lieu of issuing certificates for Guidant Common Stock, make book-entry notations pursuant to established book-entry procedures of the Exchange Agent, and all references in this Agreement to certificates for Guidant Common Stock will be deemed to be references to book-entry notations.

  (b) Promptly after the Effective Time, Guidant shall cause the Exchange Agent to mail to each holder of record of shares of EVT Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such shares of EVT Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which letter shall be in such form and have such other provisions as Guidant may reasonably specify and (ii) instructions for use in effecting the surrender of EVT Common Stock Certificates in exchange for the Exchange Consideration, including cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Guidant Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of shares of EVT Common Stock. In the event of a transfer of ownership of EVT Common Stock that is not registered in the transfer records of EVT, a certificate representing the proper number of shares of Guidant Common Stock, together with a check for the cash to be paid may be issued to such a transferee if the Certificate representing such EVT Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Guidant Common Stock shall be paid with respect to any shares of EVT Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Guidant Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Guidant Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Guidant Common Stock, less the amount of any withholding taxes which may be required thereon.

  (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of EVT of the shares of EVT Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Guidant Common Stock and cash deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2. Certificates surrendered for exchange by any person constituting an "affiliate" of EVT for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Guidant has received a written agreement from such person as provided in Section 5.9.

  (e) No fractional shares of Guidant Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Guidant Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Guidant Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product obtained by multiplying such stockholder's fractional share of Guidant Common Stock that would otherwise be payable by the Closing Price.

  (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Guidant Common Stock) that remains unclaimed by the former stockholders of EVT six months after the Effective Time shall be delivered to Guidant. Any former stockholders of EVT who have not theretofore complied with this Article 2 shall thereafter look only to Guidant, and Guidant shall comply with such requests, made in accordance with the terms of this Agreement, for payment of their shares of Guidant Common Stock, cash and unpaid dividends and distributions on Guidant Common Stock deliverable in respect of each share of EVT Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

  (g) None of Guidant, EVT, the Surviving Corporation, the Exchange Agent or any other person shall be liable (except to the extent provided by applicable law) to any former holder of shares of EVT Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Guidant Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

  2.4 ADJUSTMENT OF EXCHANGE RATIO. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Guidant Common Stock or EVT Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 3

                     Representations and Warranties of EVT

  Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to Guidant (the "EVT Disclosure Schedule") or in the EVT Reports (as defined below), EVT represents and warrants to Guidant as of the date of this Agreement as follows:

  3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. EVT is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. EVT is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operation, financial condition or prospects of EVT and its Subsidiaries (as defined in Section 8.14) taken as a whole (as modified by the following proviso, an "EVT Material Adverse Effect"); provided, however, that any such effect resulting from (i) any change in economic or business conditions generally affecting the medical devices industry, (ii) any change in generally accepted accounting principles or interpretations thereof generally affecting the medical devices industry (as opposed to EVT specifically), (iii) any effect on EVT resulting from actions taken or not taken by EVT at Guidant's direction pursuant to Section 5.2 of this Agreement or (iv) operating losses not in excess of $2 million per month, shall not be considered when determining if an EVT Material Adverse Effect has occurred. EVT has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted or as reasonably contemplated in the future. Each of EVT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have an EVT Material Adverse Effect. Neither EVT nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which EVT or any of its Subsidiaries or any of their respective properties or assets is subject, other than any violations that would not have an EVT Material Adverse Effect. EVT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have an EVT Material Adverse Effect.

  3.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. EVT has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of EVT Common Stock, the consummation by EVT of the transactions contemplated hereby has been unanimously approved by the Board of Directors of EVT and duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby to which EVT is a party (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of EVT, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  3.3 CAPITALIZATION. The authorized capital stock of EVT consists of 30,000,000 shares of EVT Common Stock and 5,000,000 shares of preferred stock, par value $.00001 per share (the "EVT Preferred Stock"). As of October 5, 1997, there were 8,545,609 shares of EVT Common Stock issued and outstanding and no shares of EVT Preferred Stock issued and outstanding. As of October 5, 1997, options to acquire 1,280,414 shares of EVT Common Stock were outstanding pursuant to the terms of the 1989 Stock Option Plan and the 1995 Stock Option Plan (the "EVT Stock Option Plans"). Since such date, no additional options have been granted. EVT has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter with respect to such securities. All issued and outstanding shares of EVT Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The current "Purchase Period" (as defined in EVT's Employee Stock Purchase Plan (the "Stock Purchase Plan")) commenced on August 1, 1997 and will end upon the earlier of January 30, 1998 or immediately prior to the Effective Time, provided that if the Effective Time is later than January 31, 1998, then a new Purchase Period will commence on February 2, 1998 and will end upon the earlier of July 31, 1998 or immediately prior to the Effective Time. Except for the outstanding purchase rights held by participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Stock Purchase Plan. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments, other than under the EVT Stock Option Plans, the Rights Agreement, dated February 5, 1997, between EVT and Chase Mellon Shareholder Services (the "EVT Shareholder Rights Plan"), the Stock Purchase Plan, and as contemplated herein, that obligate EVT or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of EVT or any of its Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of EVT or the Surviving Corporation pursuant to any EVT Plan (as defined in Section 3.14).

  3.4 SUBSIDIARIES. EVT owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of EVT's Subsidiaries. Each of the outstanding shares of capital stock of each of EVT's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by EVT free and clear of all liens, pledges, security interests, claims or other encumbrances. Set forth in
Section 3.4 of the EVT Disclosure Schedule is the name and jurisdiction of incorporation of each Subsidiary of EVT.

  3.5 OTHER INTERESTS. Except for interests in its Subsidiaries, neither EVT nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity other than marketable securities available for sale.

  3.6 NO VIOLATION. Neither the execution and delivery by EVT of this Agreement nor the consummation by EVT of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of EVT;
(ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any existing EVT Plan, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of EVT or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which EVT or any of its Subsidiaries is a party, or by which EVT or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have an EVT Material Adverse Effect; or (iv) other than the filings provided for in Article 1, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, or applicable state securities and "Blue Sky" laws, as required under the DGCL and the rules of the Nasdaq National Market or filings in connection with the maintenance of qualification to do business in other jurisdictions or foreign filings of which EVT notifies Guidant in writing within five business days of the date hereof (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registration which, if not obtained or made would not have an EVT Material Adverse Effect.

  3.7 SEC DOCUMENTS. As of their respective dates, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of EVT prepared by it since its initial public offering of EVT Common Stock (including, without limitation, the Registration Statement on Form S-1 with respect to its initial offering), in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC"), (collectively, the "EVT Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets included in or incorporated by reference into the EVT Reports (including the related notes and schedules) fairly presents the consolidated financial position of EVT and its Subsidiaries as of its date, and each of the statements of operations, retained earnings and cash flows included in or incorporated by reference into the EVT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of EVT and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither EVT nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as set forth in the EVT Reports, (b) liabilities or obligations reflected on, or reserved against in, a balance sheet of EVT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied and included in the EVT Reports, (c) liabilities or obligations incurred in the ordinary course of business which do not have an EVT Material Adverse Effect and (d) arising under executory contracts not currently in default.

  3.8 PATENTS, TRADEMARKS, COPYRIGHTS AND TRADE SECRETS. (a) Section 3.8 of the EVT Disclosure Schedule contains a complete list of all United States and foreign patents and patent applications, trademarks (whether registered or as to which registration has been applied for), trade names and service marks owned by or licensed to EVT or any of its Subsidiaries as of the date hereof.

  (b) Except as set forth in Section 3.8 of the Ski Disclosure Schedule or the EVT Reports, (i) to the knowledge of EVT, there is no existing or, threatened infringement, misuse or misappropriation by others, of any United States or foreign patents, patent applications, trademarks, whether registered or as to which registration has been applied for, tradenames, service marks, copyrights, processes, designs, formulae, inventions, know-how, trade secrets or concepts (the "Intellectual Property") of EVT or any of its Subsidiaries that is reasonably likely to be material to EVT's operation, (ii) there are no pending or threatened claims by EVT or any of its Subsidiaries against others for infringement, misuse or misappropriation, of any Intellectual Property of EVT or its Subsidiaries that are reasonably likely to be material to EVT's operation and (iii) to the knowledge of EVT, neither EVT nor any of its Subsidiaries is infringing, misusing or misappropriating any Intellectual Property of any third party and, to EVT's knowledge, no claim of such infringement, misuse or misappropriation is pending or threatened.

  (c) Except as set forth in Section 3.8 of the EVT Disclosure Schedule or the EVT Reports, EVT and its Subsidiary own or possess adequate licenses or other valid rights to use all of the Intellectual Property of EVT. EVT has no knowledge of any facts or claims which may bring the validity of its issued patents into question.

  3.9 INVESTIGATIONS; LITIGATION. Except as set forth in Section 3.9 of the EVT Disclosure Schedule or in the EVT Reports and except in the ordinary course of its business, (a) no material investigation or review by any governmental entity with respect to EVT or any of its Subsidiaries is pending (or, to EVT's knowledge, threatened) nor has any governmental entity indicated to EVT an intention to conduct the same; and (b) there are no actions, suits or proceedings pending against EVT or its Subsidiaries or, to the knowledge of EVT, threatened against EVT or its Subsidiaries, at law or in equity, or before or by any federal, state, local or foreign commission, board, bureau, agency or instrumentality.

  3.10 GOVERNMENTAL APPROVALS. Except as set forth in Section 3.10 of the EVT Disclosure Schedule, there are no products now being manufactured, sold or distributed by EVT or any Subsidiary which at the date hereof would require any approval of the United States Food and Drug Administration (the "FDA") or any other governmental body that regulates the safety, effectiveness, market clearances, market or post-market surveillance of the products, whether Federal, state, local or foreign for the purpose for which they are being manufactured, sold or distributed, for which such approval has not been obtained. All products now being commercially distributed by EVT or any Subsidiary in any jurisdiction meet, in all material respects, the applicable legal requirements of such jurisdiction with respect to their safety, effectiveness, market clearance, marketing and post-market surveillance and all requisite governmental approvals have been duly obtained and are in full force and effect, and except as set forth in the EVT Reports, there is no basis known to EVT for the FDA or any other governmental body to rescind any approval for any of their commercially distributed products for the purpose for which they are being manufactured, sold or distributed. There is no action or proceeding by the FDA or any other governmental body claiming that any product now being commercially distributed or used in any clinical trials by EVT or any Subsidiary is defective or fails to meet any applicable regulatory standards or that EVT has violated any applicable rules or regulations governing the marketing or post-market surveillance requirements for any product, including, but not limited to, recall procedures, pending or, to the knowledge of EVT, threatened against EVT or any Subsidiary, and no such proceeding was brought at any time in the past, relating to the safety or efficacy of any of its products, and, to the knowledge of EVT, there is no basis for any such action or proceeding. No Institutional Review Board or Institutional Review Committee or other similar group has terminated or recommended termination of a clinical study of any product of EVT or any Subsidiary.

  3.11 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, EVT has conducted its business only in the ordinary course of such business, and there has not been (i) any EVT Material Adverse Effect or any event which is reasonably likely to result in an EVT Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

  3.12 TAXES AND TAX RETURNS. (a) Definitions:

  "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

  "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, employment, excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.

  "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such period or portion thereof, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

  "Tax Reserve" shall have the meaning set forth in Section 3.12(d).

  "Tax Return" shall mean any report, return, election, notice or other information required to be supplied to a taxing authority in connection with Taxes.

  (b) All Tax Returns required to be filed by or with respect to EVT and each of its Subsidiaries for all Taxable Periods ending on or before the date hereof or the Effective Time have been or will be timely filed. Except to the extent that a proper reserve for Taxes has been reflected on the EVT Financial Statements included in the EVT Reports for the period ended June 30, 1997, in accordance with GAAP, all such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) reflect the liability for Taxes of EVT and each of its Subsidiaries. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against EVT and each of its Subsidiaries with respect to such Tax Returns, have been paid when due except to the extent that a proper reserve for Taxes has been reflected on the EVT Financial Statements included in the EVT Reports for the period ended June 30, 1997, in accordance with GAAP. No adjustment relating to any such Tax Return has been proposed or threatened formally or informally by any Taxing authority and, except to the extent that a proper reserve for Taxes has been reflected on the EVT Financial Statements included in the EVT Reports for the period ended June 30, 1997, in accordance with GAAP, no basis exists for any such adjustment.

  (c) EVT and each of its Subsidiaries have made (or there has been made on its behalf) all required current estimated Tax payments sufficient to avoid any material underpayment penalties.

  (d) EVT and each of its Subsidiaries have (i) timely paid or caused to be paid or will cause to be paid all Taxes that are or were due on or prior to the date hereof or the Effective Time, except to the extent that a proper reserve for Taxes has been reflected on the EVT Financial Statements included in the EVT Reports for the period ended June 30, 1997, in accordance with GAAP, whether or not shown (or required to be shown) on a Tax Return and (ii) provided a sufficient reserve for the payment of all Taxes not yet due and payable (the "Tax Reserve") on the financial statements included in EVT's Annual Report on Form 10-K for the year ended December 31, 1996. There are no Taxes that would be due if asserted by a Taxing authority, except with respect to which EVT and each of its Subsidiaries are maintaining adequate reserves on such EVT Financial Statements.

  (e) EVT and each of its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

  (f) Except as set forth in Schedule 3.12(f) of the EVT Disclosure Schedule, none of the Tax Returns have been examined by the IRS or relevant state, local or foreign Taxing authorities. There are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of EVT and/or any of its Subsidiaries to EVT's knowledge and there is no basis for any such claim.

  (g) No material claim has ever been made in writing by any Taxing authority with respect to EVT or any of its Subsidiaries in a jurisdiction where EVT and/or any of its Subsidiaries do not file reports and returns that EVT or any such Subsidiary is or may be subject to Taxation by that jurisdiction. Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of EVT or any of its Subsidiaries.

  (h) Neither EVT nor any of its Subsidiaries has agreed or is required to include in income or make any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting or otherwise. Neither EVT nor any of its Subsidiaries has disposed of any material property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code.

  (i) Neither EVT nor any of its Subsidiaries is a party to any agreement (other than this Agreement) to share Taxes with respect to any Taxable Period.

  (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by EVT or any Subsidiary thereof by reason of Section 280G of the Code.

  (k) Neither EVT nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

  3.13 MATERIAL CONTRACTS. Section 3.13 of the EVT Disclosure Schedule sets forth a complete list as of the date of this Agreement of (i) contracts, commitments and agreements (for purposes of this Agreement, contracts, commitments and agreements shall include, without limitation, all collaborative arrangements or relationships of EVT and its Subsidiaries) to which EVT or any Subsidiary is a party or under which any of them is obligated or bound or to which any of their properties or assets may be subject, which
(a) involve a payment or receipt after the date hereof of more than $200,000,
(b) are supply agreements, (c) involve the licensing of or by EVT of any Intellectual Property, (d) are joint development agreements or (e) are contracts, commitments and agreements that individually or in the aggregate with other contracts, commitments and agreements are material to the business of EVT and its Subsidiaries taken as a whole. To EVT's knowledge, all material terms of each of such contracts are in full force and effect and are enforceable against all parties thereto in accordance with their terms. Neither EVT nor any of its Subsidiaries is in default under any such contract, commitment or agreement and, to the knowledge of EVT, no party having any commitment to, or contract or agreement with, EVT or any Subsidiary is in default thereunder and EVT has no knowledge of any fact, circumstance or event which might reasonably be expected in the future to cause any such party to be in default under any such material contract, commitment or agreement except for such instances that would not result in an EVT Material Adverse Effect.

  3.14 EMPLOYEE BENEFIT PLANS. (a) Section 3.14 of the EVT Disclosure Schedule sets forth each plan, agreement, arrangement or commitment which is an employment or consulting agreement, executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under the laws of any jurisdiction, severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by EVT or any Subsidiary for any of their present or former employees, officers or directors ("EVT Personnel") or with respect to which EVT or any Subsidiary has liability, makes or has an obligation to make contributions ("EVT Plans").

  (b) EVT has provided Guidant with (i) copies of all EVT Plans or in the case of an unwritten plan, a written description thereof, (ii) copies of any annual, financial or actuarial reports and Internal Revenue Service determination letters relating to such EVT Plans and (iii) copies of all summary plan descriptions (whether or not required to be furnished under ERISA) and employee communications relating to such EVT Plans and distributed to EVT Personnel, in each case under this subsection (b), existing or in effect during or within the past five years.

  (c) There are no EVT Personnel who are entitled to (i) any pension benefit that is unfunded or (ii) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA or pursuant to plans intended to be qualified under Section 401(a) of the Code and listed on Section 3.14 of the EVT Disclosure Schedule, and no other benefits whatsoever are payable to any EVT Personnel after termination of employment (including retiree medical and death benefits).

  (d) Each EVT Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded.

  (e) All contributions or payments owed with respect to any periods prior to the Closing under any EVT Plan have been made or accrued. Each EVT Plan by its terms and operation is in material compliance with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

  (f) There are no actions, suits or claims pending or threatened (other than routine noncontested claims for benefits) or, to EVT's knowledge, no set of circumstances exist which may reasonably give rise to such a claim against any EVT Plan or administrator or fiduciary of any such EVT Plan. As to each EVT Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis and with respect to the most recent report regarding each such EVT Plan liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial matters covered thereby.

  (g) Neither EVT nor any entity required to be aggregated with EVT pursuant to Sections 414(b), (c), (m) or (o) of the Code contributes to, maintains or has any liability with respect to a plan subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

  (h) Each EVT Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that such plan is so qualified and nothing has occurred since the date of such letter to cause the letter to be no longer valid or effective.

  (i) Neither EVT, any Subsidiary nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the EVT Plans (or their trusts), EVT, or any person who EVT has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or
Section 502 of ERISA.

  (j) The events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any EVT Personnel to severance pay, unemployment compensation, or other similar payments under any EVT Plan or law, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any EVT Plan or compensation to any EVT Personnel, (iii) result in any payments (including parachute payments) under any EVT Plan or law becoming due to any EVT Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any EVT Plan.

  (k) EVT, its Subsidiaries and each member of their respective business enterprises have complied with the Worker Adjustment and Retraining Notification Act.

  3.15 LABOR MATTERS. Neither EVT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of EVT, threatened against EVT or its Subsidiaries relating to their business, except for any such proceeding which would not have an EVT Material Adverse Effect. To the knowledge of EVT, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made or threatened involving employees of EVT or any of its Subsidiaries. EVT and its Subsidiaries are in compliance in all material respects with all applicable laws regarding employment consulting, employment practices, wages, hours and terms and conditions of employment.

  3.16 GUIDANT STOCK OWNERSHIP. Neither EVT nor any of its Subsidiaries owns any shares of Guidant Common Stock or other securities convertible into Guidant Common Stock.

  3.17 POOLING OF INTERESTS; TAX REORGANIZATION. There has been no action or omission by EVT or its Subsidiaries which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16"), the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. There has been no action or omission by EVT or its Subsidiaries which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

  3.18 ENVIRONMENTAL MATTERS. Except as described in the EVT Reports, EVT and each of its Subsidiaries are in material compliance with all applicable federal, state, local and foreign laws, rules and regulations relating to pollution or protection of human health, worker safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"). Such compliance includes, but is not limited to, the possession by EVT and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither EVT nor any of its Subsidiaries has received written notice of, or to the knowledge of EVT, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person or entity alleging liability under or noncompliance with any Environmental Law. To the knowledge of EVT, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

  3.19 STATE TAKEOVER STATUTES AND SHAREHOLDER RIGHTS PLAN. The Board of Directors of EVT has approved the Merger, this Agreement, the Support Agreements and the other transactions contemplated by this Agreement and the Support Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Support Agreements and the transactions contemplated by this Agreement and the Support Agreements, the EVT Shareholder Rights Plan and the provisions of Section 203 of the DGCL to the extent, if any, such EVT Shareholder Rights Plan or Section would otherwise be applicable to the Merger, this Agreement, the Support Agreements and the transactions contemplated by this Agreement and the Support Agreements.

  3.20 NO BROKERS. EVT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of EVT or Guidant to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that EVT has retained Montgomery Securities, Inc. as its financial advisor, the arrangements of which have been disclosed by EVT to Guidant. Other than the foregoing arrangements, EVT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  3.21 OPINION OF FINANCIAL ADVISOR. EVT has received the opinion of Montgomery Securities, Inc. to the effect that, as of the date hereof, the Exchange Consideration is fair to the holders of EVT Common Stock from a financial point of view.

  3.22 AFFILIATES. Section 3.22 of the EVT Disclosure Schedule contains an accurate and complete list of the names and addresses of those persons who are "affiliates" of EVT within the meaning of Rule 145 of the rule and regulations promulgated under the Securities Act.

                                   ARTICLE 4

           Representations and Warranties of Guidant and Merger Sub

  Except as set forth in the disclosure schedule delivered at or prior to the execution hereof to EVT (the "Guidant Disclosure Schedule") or in the Guidant Reports (as defined below), Guidant and Merger Sub represent and warrant to EVT as of the date of this Agreement as follows:

  4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Each of Guidant and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Guidant is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Guidant and its Subsidiaries taken as a whole (as modified by the following proviso, a "Guidant Material Adverse Effect"); provided, however, that any such effect resulting from (i) any change in economic or business conditions generally affecting the medical devices industry or (ii) any change in generally accepted accounting principles or interpretation thereof generally affecting the medical devices industry (as opposed to Guidant specifically) shall not be considered when determining if a Guidant Material Adverse Effect has occurred. Guidant has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Neither Guidant nor Merger Sub is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Guidant or Merger Sub or any of their respective properties or assets is subject, other than any violations which would not have a Guidant Material Adverse Effect. Guidant and Merger Sub have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have a Guidant Material Adverse Effect.

  4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Guidant and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Guidant and Merger Sub of the transactions contemplated hereby has been unanimously approved by the Board of Directors of Guidant and duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Guidant and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  4.3 CAPITALIZATION. The authorized capital stock of Guidant consists of 250,000,000 shares of Guidant Common Stock and 50,000,000 shares of Preferred Stock, without par value, ("Guidant Preferred Stock"). As of September 30, 1997, there were 148,139,439 shares of Guidant Common Stock and no shares of Guidant Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of Guidant have been issued, except shares issued pursuant to the exercise of options outstanding under Guidant's stock option plans (the "Guidant Stock Option Plans"). As of September 30, 1997, options to acquire 6,675,161 shares of Guidant Common Stock were outstanding. Since such date, no additional options have been granted. Prior to the Closing Date, Guidant anticipates that options to acquire additional shares of Guidant Common Stock will be granted to certain employees pursuant to the Guidant 1994 Stock Plan. Guidant has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Guidant on any matter. All such issued and outstanding shares of Guidant Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments, other than pursuant to the Guidant Stock Option Plans and the Rights Agreement between Guidant and Bank One, Indianapolis, NA dated October 17, 1994 (the "Guidant Rights Agreement"), which obligate Guidant or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Guidant or any of its Subsidiaries.

  4.4 MERGER SUB. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which shares are issued and outstanding and owned by Guidant. Notwithstanding any provisions to the contrary, Guidant may, in its sole discretion, increase or decrease the number of shares of authorized common stock of Merger Sub and the number of shares of common stock of Merger Sub issued and outstanding owned by Guidant. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

  4.5 NO VIOLATION. Neither the execution and delivery by Guidant and Merger Sub of this Agreement, nor the consummation by Guidant and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will:
(i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Guidant or Merger Sub; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Guidant Stock Option Plans, or any grant or award under any of the foregoing;
(iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Guidant or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Guidant or Merger Sub is a party, or by which Guidant or Merger Sub or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Guidant Material Adverse Effect; or (iv) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than consents, approvals, authorizations, declarations or filings or registrations which, if not obtained or made would not have a Guidant Material Adverse Effect.

  4.6 SEC DOCUMENTS. As of their respective dates, each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of Guidant prepared by it since its initial public offering (including, without limitation, the Registration Statement on Form S-1 with respect to its initial offering), in the form (including exhibits and any amendments thereto) filed with the SEC, (collectively, the "Guidant Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Guidant Reports (including the related notes and schedules) fairly presents the consolidated financial position of Guidant as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Guidant Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Guidant for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Guidant has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (a) liabilities or obligations reflected on, or reserved against in, a balance sheet of Guidant or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied and included in the Guidant Reports and (b) liabilities or obligations incurred in the ordinary course of business which do not have a Guidant Material Adverse Effect.

  4.7 INVESTIGATIONS; LITIGATION. Except as set forth in Section 4.7 of the Guidant Disclosure Schedule or in the Guidant Reports (a) no material investigation or review, except in the ordinary course of its business, by any governmental entity with respect to Guidant is pending (or, to Guidant's knowledge, threatened) nor has any governmental entity indicated to Guidant an intention to conduct the same; and (b) there are no actions, suits or proceedings pending against Guidant or, to the knowledge of Guidant, threatened against Guidant, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Guidant Material Adverse Effect.

  4.8 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, Guidant has conducted its business only in the ordinary course of such business, and there has not been (i) any Guidant Material Adverse Effect or any event which is reasonably likely to result in a Guidant Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than the regular quarterly cash dividends payable on Guidant Common Stock); or (iii) any material change in its accounting principles, practices or methods.

  4.9 NO BROKERS. Guidant has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of EVT or Guidant to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Guidant has retained BT Alex. Brown, Incorporated as its financial advisor. Other than the foregoing arrangements, Guidant is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  4.10 PATENTS, TRADEMARKS, COPYRIGHTS AND TRADE SECRETS. Guidant and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, and tangible or intangible proprietary information or material ("Guidant Intellectual Property") that are used or proposed to be used in the business of Guidant and its Subsidiaries as currently conducted or as proposed to be conducted, except where the failure to have such rights would not have a Guidant Material Adverse Effect.

  4.11 POOLING OF INTERESTS; TAX REORGANIZATION. There has been no action or omission by Guidant or its Subsidiaries which would prevent the accounting for the Merger as a pooling of interests in accordance with

APB No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC. There has been no action or omission by Guidant or its Subsidiaries which would prevent the Merger from constituting a reorganization with the meaning of Section 368(a) of the Code.

                                   ARTICLE 5

                                   Covenants

  5.1 ALTERNATIVE PROPOSALS. EVT, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any material equity interest in, EVT or any of its Subsidiaries or any business combination with EVT or any of its Subsidiaries. EVT may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of EVT in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 15% or more of the outstanding shares of EVT Common Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of EVT Common Stock; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, if such entity or group has submitted a written proposal or an indication of interest reasonably likely to lead to a written proposal to the Board relating to any such transaction (an "Alternative Proposal") and the Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the Alternative Proposal is a Superior Proposal (as hereinafter defined) and that failing to take such action would constitute a breach of the Board's fiduciary duty. The Board shall provide a copy of any such written proposal or indication of interest to Guidant or Merger Sub immediately after receipt thereof and thereafter keep Guidant and Merger Sub promptly advised of any development with respect thereto. Except as set forth above, neither EVT or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Guidant and Merger Sub, any affiliate or associate of Guidant and Merger Sub or any designees of Guidant and Merger Sub) concerning (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of EVT in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of EVT Common Stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of EVT Common Stock; or
(v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, or similar transaction involving EVT or any subsidiary or division of EVT (each a "Transaction"); provided, however, that nothing herein shall prevent the Board from taking, and disclosing to EVT's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offers, provided, further, that the Board shall not recommend that the shareholders of EVT tender their outstanding shares of EVT Common Stock in connection with any such tender offer or exchange offer unless the Board by a majority vote determines in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the tender offer is a Superior Proposal and that failing to take such action would constitute a breach of the Board's fiduciary duty. Nothing in this
Section 5.1 shall (x) permit EVT to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit EVT to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, EVT shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of EVT under this Agreement.

  For purposes of this Agreement "Superior Proposal" means any Alternative Proposal with respect to a Transaction which is superior to the Merger from a financial point of view to the stockholders of EVT.

  5.2 INTERIM OPERATIONS. Prior to the Effective Time, except as set forth in the EVT Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Guidant has consented in writing thereto, which consent shall not be unreasonably withheld, EVT:

    (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

    (ii) shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

    (iii) shall not, and shall cause its Subsidiaries not to, amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments;

    (iv) shall promptly notify Guidant of (x) any material adverse change in its condition (financial or otherwise), business, properties, assets, prospects, liabilities or the normal course of its business or of its properties, (y) any litigation or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (z) any material breach of any representation or warranty contained herein;

    (v) shall, upon receiving any written notice from any Taxing authority proposing any adjustment to any Tax relating to EVT or any of its Subsidiaries, give prompt written notice thereof to Guidant, which notice shall describe in detail each proposed adjustment;

    (vi) shall promptly deliver to Guidant true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

    (vii) subject to the provisions of Section 5.1, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

    (viii) shall not, and shall not permit any of its Subsidiaries to, issue any shares of their capital stock or securities, except upon exercise of options outstanding on the date of this Agreement to purchase shares of EVT Common Stock outstanding under EVT Stock Option Plans, or effect any stock split or otherwise change its capitalization and except for up to 35,000 shares of EVT Common Stock to be issued pursuant to the Stock Purchase Plan;

    (ix) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or other securities of EVT or its Subsidiaries except for options to purchase up to 100,000 shares of EVT Common Stock granted to newly hired officers, employees and consultants in the ordinary course of business consistent with past practice;

    (x) shall not, and shall not permit any of its Subsidiaries to, take any action which would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretive releases issued thereto, and the pronouncements of the SEC.

    (xi) shall not and shall not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code;

    (xii) shall not, and shall not permit any of its Subsidiaries to, amend the terms of any EVT Benefit Plan, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements except that EVT may hire employees in the ordinary course of business consistent with past practice and this subsection (xii) shall not preclude EVT from making payments under EVT Plans;

    (xiii) shall not, and shall not permit any of its Subsidiaries to, (x) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity except pursuant to the loan agreement existing on the date hereof between Guidant and EVT (the "Loan Agreement") or (y) make any loans or advances to any other person, except in the case of clause (x) for borrowings under existing credit facilities in the ordinary course of business;

    (xiv) shall not, and shall not permit any of its Subsidiaries to, (x) change any practice with respect to Taxes, (y) make, revoke or change any election with respect to Taxes or (z) settle or compromise any tax liability;

    (xv) shall not, and shall not permit any of its Subsidiaries to, (y) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (z) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, except for the repurchase of unvested shares from employees, consultants or directors in accordance with the EVT Plans and the agreements entered into pursuant thereto; and

    (xvi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article 3 hereof untrue or incorrect.

  5.3 MEETING OF STOCKHOLDERS. EVT will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "EVT Stockholders Meeting") as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of EVT shall recommend such approval and shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 5.7); provided, however, that such recommendation or solicitation shall not be required if and to the extent that the Board of Directors of EVT determines after the date hereof, in its good faith judgment, based as to legal matters on the advice of outside legal counsel and as to financial matters upon the advice of an investment banking firm of national reputation, that the making of such recommendation or solicitation would involve a breach of its fiduciary duties to its stockholders imposed by law.

  5.4 FILINGS; OTHER ACTIONS. Subject to the terms and conditions herein provided, EVT and Guidant shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another (i) in determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

  5.5 INSPECTION OF RECORDS. From the date hereof to the Effective Time, EVT and Guidant shall (i) allow all designated officers, attorneys, accountants and other representatives of their respective companies reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the other party and their Subsidiaries, (ii) furnish to such other party and such other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct employees, counsel and financial advisors to cooperate with such party in such party's investigation of the business of the other party and its Subsidiaries.

  5.6 PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter EVT and Guidant shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

  5.7 REGISTRATION STATEMENT. Guidant and EVT shall cooperate and promptly prepare and Guidant shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Guidant Common Stock issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of EVT in connection with the Merger (the "Proxy Statement/Prospectus"). Notwithstanding the foregoing, Guidant may file the Proxy Statement/Prospectus with the SEC, and receive SEC clearance of the Proxy Statement/Prospectus, prior to filing the Form S-4. The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Guidant shall use reasonable efforts, and EVT will cooperate with Guidant, to have the Form S-4 declared effective by the SEC as promptly as practicable. Guidant shall use reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. The information supplied by EVT for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4 shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of EVT Common Stock, (iii) at the time of the EVT Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Guidant for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Form S-4 shall not (i) at the time the Form S-4 is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of EVT Common Stock, (iii) at the time of the EVT Stockholders' Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by EVT without the approval of Guidant. Guidant will advise EVT, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Guidant Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

  5.8 LISTING APPLICATION. Guidant shall promptly prepare and submit to the NYSE and the Pacific Exchange, Inc. (the "Pacific Exchange") a listing application covering the shares of Guidant Common Stock issuable in the Merger, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Guidant Common Stock, subject to official notice of issuance.

  5.9 AFFILIATE LETTERS. At least 30 days prior to the Closing Date, EVT shall deliver to Guidant a list of names and addresses of those persons who were, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of EVT within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. EVT shall provide Guidant such information and documents as Guidant shall reasonably request for purposes of reviewing such list. EVT shall deliver or cause to be delivered to Guidant, prior to the Closing Date, from each of the Affiliates of EVT identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Guidant shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Guidant Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Guidant Common Stock, consistent with the terms of such Affiliate Letters.

  5.10 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus shall be paid by Guidant.

  5.11 CERTAIN TRANSACTION RELATED FEES. EVT shall not, and shall not permit any Subsidiary to, incur, spend or otherwise become liable or obligated for any fees, costs or other expenses arising out of or related to the transactions contemplated hereby, including without limitation fees of counsel, investment banking, and other financial and other advisors, in excess of $2.5 million. The foregoing sentence shall not apply to any fees, costs or other expenses arising out of or relating to any dispute or litigation that relates to the transactions contemplated hereby. EVT shall not, without the prior written consent of Guidant, amend the arrangements with Montgomery Securities, Inc., which have been disclosed by EVT to Guidant.

  5.12 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

  (a) The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the respective provisions that are set forth, as of the date of this Agreement, in Article IX of the Eighth Amended and Restated Certificate of Incorporation of EVT ("Restated Certification") and Article VII, Section 6 of the Bylaws of EVT, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder.

  (b) Guidant hereby agrees (i) to assume, as of the Effective Time, all obligations of EVT under Article IX of the Restated Certificate and Article VII, Section 6 of the Bylaws of EVT, and (ii) to pay all amounts that become due and payable under such provisions.

  (c) The Surviving Corporation and Guidant shall honor and fulfill in all respects the obligations of EVT pursuant to indemnification agreements with EVT's directors and officers existing at or before the Effective Time.

  (d) The Surviving Corporation shall use commercially reasonable efforts to maintain in effect for six years from the Effective Time, if available, directors' and officers' liability insurance covering those persons who are currently covered by EVT's directors' and officers' liability insurance policy on terms comparable to such existing insurance coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.12 more than an amount per year equal to 150% of current annual premiums paid by EVT for such insurance (which premiums EVT represents and warrants to be not more than $250,000 in the aggregate) and; provided further that if the annual premiums exceed such amount, Guidant shall be obligated to use commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  (e) This Section shall survive the consummation of the Merger, is intended to benefit EVT, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Guidant, and shall be enforceable by the indemnified parties.

  5.13 REORGANIZATION. From and after the date hereof and until the Effective Time, neither Guidant nor EVT nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

  5.14 SHAREHOLDER RIGHTS PLAN AND TAKEOVER STATUTES. EVT shall take all action necessary to render the EVT Shareholder Rights Plan and the rights issued pursuant thereto inapplicable to the transactions contemplated hereby or by the Support Agreements. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation, including without limitation Section 203 of the DGCL, is or shall become applicable to the transactions contemplated hereby or the Support Agreements, EVT and the members of the Board of Directors of EVT shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and by the Support Agreements may be consummated as promptly as practicable on the terms contemplated hereby and by the Support Agreements and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and by the Support Agreements.

  5.15 SUPPORT AGREEMENT LEGEND. EVT will inscribe upon any Certificate representing the Shares tendered by a Stockholder (as such terms are defined in the various Support Agreements dated the same date as this Agreement, a list of which are included in Section 5.14 of the EVT Disclosure Schedule) for such purpose the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $.00001 PER SHARE, OF EVT REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SUPPORT AGREEMENT DATED AS OF OCTOBER 5, 1997, AND ARE SUBJECT TO TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF EVT.

  5.16 CONVEYANCE TAXES. EVT and Guidant shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

  5.17 TRANSFER TAXES. On or before the Closing Date, the Board of Directors of EVT shall declare a special dividend (the "Special Dividend") to the holders of EVT Common Stock in an amount equal to the amount of any real property transfer or gains Taxes and/or stock transfer Taxes imposed on the holders of EVT Common Stock by any state or other jurisdiction (and any penalties and interest with respect to such taxes) (the "Transfer Taxes"), which become payable in connection with the Merger. In satisfaction of the Special Dividend, EVT shall pay the Transfer Taxes on behalf of the holders of EVT Common Stock. EVT and Guidant shall cooperate in the preparation, execution and filing of any required returns with respect to such Transfer Taxes (including returns on behalf of the holders of EVT Common Stock) and in the determination of the portion of the consideration allocable to individual real properties of EVT and the EVT Subsidiaries. The Proxy Statement/Prospectus shall provide that the holders of EVT Common Stock shall be deemed to have (i) authorized EVT to prepare, execute and file any Tax Returns relating to Transfer Taxes and pay any Transfer Taxes arising in connection with the Merger, in each case, on behalf of such holders, and (ii) agreed to be bound by the values and allocations established by EVT and Guidant in the preparation of any return with respect to the Transfer Taxes, if applicable.

  5.18 COMPANY EMPLOYEE STOCK PURCHASE PLAN. Outstanding purchase rights under EVT's Stock Purchase Plan shall be exercised upon the earlier of January 30, 1998 or immediately prior to the Effective Time, provided that if the Effective Time is later than January 31, 1998, then a new Purchase Period will commence on February 2, 1998 and will end upon the earlier of July 31, 1998 or immediately prior to the Effective Time, and each participant in the Stock Purchase Plan shall accordingly be issued shares of EVT Common Stock at that time pursuant to the terms of the Stock Purchase Plan and each share of EVT Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Exchange Consideration.

  5.19 BENEFIT ARRANGEMENTS. (a) Guidant and EVT agree that Guidant will provide benefits to EVT employees and officers following the Effective Time that are substantially identical to the benefits currently provided to similarly situated employees and officers of Guidant. From and after the Effective Time, Guidant shall grant all employees credit for all service (to the same extent as service with Guidant is taken into account with respect to similarly situated employees of Guidant) with EVT prior to the Effective Time for (i) vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with EVT was service with Guidant. Guidant and EVT agree that where applicable with respect to any medical or dental benefit plan of Guidant, Guidant shall waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of EVT who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition) and provided that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Guidant.

  (b) Any EVT employee who is terminated without cause after the Effective Time will receive severance benefits which would result from the Merger in accordance with the existing terms of the EVT Officers Severance Plan or EVT Key Employees Severance Plan, to the extent such individual is eligible under each such plan. This Section 5.19(b) is intended to benefit each beneficiary of such plans and shall be enforceable by the beneficiaries of such plans.

  (c) To the extent any matching contribution is paid or payable to the EVT 401(k) Savings Plan, it shall be paid in cash.

                                   ARTICLE 6

                                  Conditions

  6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved by the holders of the issued and outstanding shares of capital stock of EVT in accordance with the DGCL and EVT's Restated Certificate of Incorporation.

    (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use all reasonable efforts to have any such injunction lifted.

    (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all material approvals under state securities laws relating to the issuance or trading of the Guidant Common Stock to be issued to EVT stockholders in connection with the Merger shall have been received.

    (e) The Guidant Common Stock to be issued to EVT stockholders in connection with the Merger shall have been approved for listing on the NYSE and the Pacific Exchange, subject only to official notice of issuance.

    (f) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents which may be required to be filed after the Effective Time.

  6.2 CONDITIONS TO OBLIGATION OF EVT TO EFFECT THE MERGER. The obligation of EVT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) Guidant shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Guidant and Merger Sub contained in this Agreement, the Guidant Disclosure Schedule and documents delivered at closing, other than the representations and warranties contained in Section 4.8(i) of this Agreement, shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and EVT shall have received a certificate of the President or a Vice President of Guidant, dated the Closing Date, certifying to such effect.

    (b) EVT shall have received the opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to EVT, dated the Closing Date and based upon reasonably requested representation letters, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that EVT and Guidant will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

  6.3 CONDITIONS TO OBLIGATION OF GUIDANT AND MERGER SUB TO EFFECT THE
MERGER. The obligations of Guidant and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) EVT shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of EVT contained in this Agreement, the EVT Disclosure Schedule and documents delivered at closing shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and Guidant shall have received a certificate of the President or a Vice President of EVT, dated the Closing Date, certifying to such effect.

    (b) Guidant shall have received the opinion of Dewey Ballantine LLP, counsel to Guidant, dated the Closing Date and based upon reasonably requested representation letters, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that EVT and Guidant will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    (c) Guidant shall have received a letter of its independent public accountants, dated the Effective Time, in form and substance reasonably satisfactory to it, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

    (d) From the date of this Agreement through the Effective Time, there shall not have occurred an EVT Material Adverse Effect.

                                   ARTICLE 7

                                  Termination

  7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of EVT, by the mutual consent of Guidant and EVT.

  7.2 TERMINATION BY EITHER GUIDANT OR EVT. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Guidant or EVT if (a) the Merger shall not have been consummated by March 31, 1998, or (b) the approval of EVT's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by March 31, 1998. Notwithstanding the foregoing, EVT's ability to terminate this Agreement pursuant to this subsection (b) and
(c) of Section 7.2 is conditioned upon the prior payment by EVT of any amounts owed by it pursuant to Section 7.5(a).

  7.3 TERMINATION BY EVT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of EVT referred to in Section 6.1(a), by action of the Board of Directors of EVT, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law based on the advice of outside counsel, the Board of Directors of EVT determines that such termination is required by reason of a Superior Proposal being made, or (b) there has been a breach by Guidant or Merger Sub of any representation or warranty contained in this Agreement that has had or will have a Guidant Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by EVT to Guidant, (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Guidant, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by EVT to Guidant, or (d) the Closing Price is less than $40.00. Notwithstanding the foregoing, EVT's ability to terminate this Agreement pursuant to this Section 7.3 is conditioned upon the prior payment by EVT of any amounts owed by it pursuant to Section 7.5(a).

  7.4 TERMINATION BY GUIDANT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of EVT referred to in Section 6.1(a), by action of the Board of Directors of Guidant, if (a) the Board of Directors of EVT shall have withdrawn or modified in a manner materially adverse to Guidant its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to EVT stockholders, (b) there has been a breach by EVT of any representation or warranty contained in this Agreement that has had or will have an EVT Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Guidant to EVT, (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of EVT, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Guidant to EVT, or (d) the Closing Price is less than $40.00.

  7.5 EFFECT OF TERMINATION AND ABANDONMENT. (a) EVT shall pay Guidant a fee of $7 million, which amount shall be payable by wire transfer of same day funds, within two business days after such amount becomes due, upon the occurrence of any of the following events:

    (i) EVT or Guidant terminates this Agreement pursuant to clause (b) of
  Section 7.2 and prior to such termination, (x) a proposal with respect to a Transaction shall have been made, and (y) within one year after such termination, (A) any third party shall acquire beneficial ownership of more than 50% of EVT's outstanding shares of voting stock, or (B) EVT shall enter into any agreement with respect to any Transaction, and within such one year period or thereafter, such Transaction is consummated;

    (ii) Guidant terminates this Agreement pursuant to clause (a) of Section
  7.4;

    (iii) EVT terminates this Agreement pursuant to clause (a) of Section
  7.3.

EVT acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Guidant and Merger Sub would not enter into this Agreement; accordingly, if EVT fails to promptly pay the amount due pursuant to this Section 7.5(a), and, in order to obtain such payment, Guidant or Merger Sub commences a suit which results in a judgment against EVT for the full amount of the fee set forth in this Section 7.5(a), EVT shall pay to Guidant its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

  (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 7.5 and Section 5.10 and except for the Confidentiality Agreement, dated October 1, 1996. Moreover, in the event of termination of this Agreement pursuant to
Section 7.3 or 7.4, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Notwithstanding any other provision contained herein, Guidant shall not have the right to seek damages from any officer, director or employee of EVT.

  7.6 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  7.7 CERTAIN RIGHTS OF GUIDANT. If EVT proposes to terminate this Agreement pursuant to subsection (d) of Section 7.3, EVT shall first notify Guidant in writing of its intent to so terminate this Agreement and Guidant shall then have not less than five days from the date of receipt of written notice by EVT to submit a final and best written offer (a "Final Offer") for a change in the Exchange Consideration. If such Final Offer is accepted by EVT, the parties thereto shall amend this Agreement to reflect such Final Offer and shall make any appropriate amendments to the Registration Statement and the Proxy Statement/Prospectus. Any decision by EVT to accept or reject a Final Offer shall be at EVT's sole discretion.

                                   ARTICLE 8

                              General Provisions

  8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, provided, however, that the agreements contained in Article 1, Article 2,
Section 5.11, Section 5.12, Section 5.19 and this Article 8 shall survive the Merger to the extent contemplated by such sections.

  8.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by courier or other national overnight express mail service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    If to Guidant or Merger Sub:

      Guidant Corporation
      111 Monument Circle, 29th Floor
      Indianapolis, IN 46204-5129
      Attention: General Counsel
    with copies to:

      Dewey Ballantine LLP
      1301 Avenue of the Americas
      New York, New York 10019-6092
      Attention: Bernard E. Kury, Esq.
                   Jonathan L. Freedman, Esq.

    If to EVT:

      EndoVascular Technologies, Inc.
      1360 O'Brien Drive
      Menlo Park, CA 94025
      Attention: W. James Fitzsimmons.

    with copies to:

      Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
      Menlo Park, CA 94025

      Attention: Robert V. Gunderson, Jr., Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  8.3 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 5.11, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  8.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the EVT Disclosure Schedule, the Guidant Disclosure Schedule, the Confidentiality Agreement dated October 1, 1996, between EVT and Guidant and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  8.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of EVT and Guidant, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

  8.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  8.8 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  8.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting each gender shall include the other gender and words denoting natural persons shall include corporations and partnerships and vice versa.

  8.10 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  8.11 INCORPORATION OF EXHIBITS. The EVT Disclosure Schedule, the Guidant Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  8.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  8.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.14 SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

  8.15 OTHER. Guidant agrees that any adverse effect on EVT resulting from any of the matters set forth in clauses (i) through (iv) of the proviso to the definition of EVT Material Adverse Effect in Section 3.1 shall not be considered in determining whether there has been a material adverse change to or effect on EVT for purposes of the Loan Agreement.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          GUIDANT CORPORATION

                                                 /s/ Keith E. Brauer
                                          By: _________________________________
                                            Name:Keith E. Brauer

                                            Title: Vice President, Finance
                                                   andChief Financial Officer

                                          SKI ACQUISITION CORP.

                                                 /s/ Keith E. Brauer
                                          By: _________________________________

                                            Name:Keith E. Brauer
                                            Title:Vice President

                                          ENDOVASCULAR TECHNOLOGIES, INC.

                                               /s/ W. James Fitzsimmons
                                          By: _________________________________
                                            Name:W. James Fitzsimmons
                                            Title:President and Chief
                                            Executive Officer

                                   EXHIBIT A
                                   TO MERGER
                                   AGREEMENT

                           FORM OF AFFILIATE LETTER

[GUIDANT]
[ADDRESS]

Ladies and Gentlemen:

  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of EndoVascular Technologies, Inc., a Delaware corporation ("EVT"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC (the "Pooling Rules"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 5, 1997 (the "Agreement"), between Guidant Corporation, an Indiana corporation ("Guidant"), Ski Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Guidant ("Merger Sub"), and EVT, Merger Sub will be merged with and into EVT (the "Merger").

  As a result of the Merger, I will receive shares of Common Stock, without par value, of Guidant (the "Guidant Common Stock") in exchange for shares owned by me of Common Stock, par value $.00001 per share, of EVT.

  Compliance with the Act. In compliance with the Act and the Rules and Regulations thereunder, I represent, warrant and covenant to Guidant that in the event I receive any Guidant Common Stock as a result of the Merger:

    A. I shall not make any sale, transfer or other disposition of the Guidant Common Stock in violation of the Act or the Rules and Regulations.

    B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Guidant Common Stock, to the extent I felt necessary, with my counsel or counsel for EVT.

    C. I have been advised that the issuance of Guidant Common Stock to me pursuant to the Merger has been registered with the SEC under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of EVT, I may be deemed to have been an affiliate of EVT and the distribution by me of the Guidant Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Guidant Common Stock issued to me in the Merger unless such sale, transfer or other disposition (i) has been registered under the Act and all applicable state securities or "blue sky" laws, (ii) is made in conformity with Rule 145 promulgated by the SEC under the Act and all applicable state securities or "blue sky" laws, or (iii) in the opinion of counsel reasonably acceptable to Guidant, or pursuant to a "no action" letter obtained by the undersigned from the staff of the SEC, is otherwise exempt from registration under the Act and all applicable state securities or "blue sky" laws.

    D. I understand that Guidant is under no obligation to register the sale, transfer or other disposition of the Guidant Common Stock received by me or on my behalf as a result of the Merger under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

    E. I also understand that stop transfer instructions will be given to Guidant's transfer agents with respect to the Guidant Common Stock and that there will be placed on the certificates for the Guidant Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

                                     A-A-1

  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO A BUSINESS COMBINATION WHICH IS BEING ACCOUNTED FOR AS A POOLING OF INTERESTS, IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED BETWEEN THE REGISTERED HOLDER HEREOF AND GUIDANT CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF GUIDANT CORPORATION."

    F. I also understand that unless the transfer by me of my Guidant Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 and all applicable state securities or "blue sky" laws, Guidant reserves the right to put the following legend on the certificates issued to my transferee:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

  It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act, any applicable state securities or "blue sky" laws or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Guidant Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Guidant Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, (iii) Guidant has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Guidant, or a "no action" letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Act and all applicable state securities or "blue sky" laws no longer apply to the undersigned or (iv) the shares of stock beneficially owned by me, any of my affiliates and any person with whom I am acting in concert represent less than 1% of the outstanding Guidant Common Stock and may be sold pursuant to Rule 144 during a single 90-day period.

  2. Pooling Requirements. I further represent to and covenant with Guidant that (A) I have not sold any shares of common stock of EVT within 30 days of the Effective Time (as defined in the Merger Agreement and (B) I will not sell, transfer or otherwise dispose of (i) any shares of common stock of EVT within 30 days of the Effective Time or (ii) any Guidant Common Stock received by me in the Merger or any other shares of the capital stock of Guidant until after such time as results covering at least 30 days of post-merger combined operations of EVT and Guidant have been published by Guidant, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations and would satisfy the Pooling Rules.

  3. Certain Tax Matters. In connection with the qualification of the receipt of Guidant Common Stock in the Merger as tax-free under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), I hereby represent and warrant to Guidant as follows:

                                     A-A-2

    A. I am currently the owner of     shares of EVT Common Stock and have
  not acquired, or made any Sale (as defined below) of EVT Common Stock since
     , 1997, or otherwise in contemplation of the Merger. These shares constitute my entire interest in EVT.

    B. Except with respect to (i) the exchange of EVT Common Stock for Guidant Common Stock pursuant to the Merger, I have no current plan or intent to engage in any Sale (as defined below) of any EVT Common Stock on, or prior to, the Merger.

    C. I have no current plan or intent to engage in a sale, exchange, transfer, pledge, distribution, redemption, or any transaction that reduces my risk of loss or potential for gain (by short sale or otherwise) with respect to, or other disposition of, directly or indirectly (collectively, a "Sale"), any Guidant Common Stock that I receive in the Merger. I am not aware of, or participating in, any plan or intent on the part of EVT's stockholders (a "Plan") to engage in any Sale of Guidant Common Stock to be issued in the Merger such that the aggregate fair market value, as of the Effective Time of the shares subject to such Sale would exceed ten percent (10%) of the aggregate fair market value of all shares of EVT Common Stock outstanding immediately prior to the Merger (the "Outstanding EVT Common Stock"). A Sale of Guidant Common Stock shall be considered to have occurred pursuant to a Plan if, among other things, such sale, transfer or other disposition occurs in a transaction that is in contemplation of, or related to, the Merger (a "Related Transaction"). Additionally, for purposes of the foregoing, shares of EVT Common Stock with respect to which a pre-Merger Sale occurs in a Related Transaction shall be considered to be shares of Outstanding EVT Common Stock that are exchanged for shares of Guidant Common Stock which are disposed of pursuant to a Plan.

    D. Notwithstanding the foregoing provisions, I acknowledge that I will hold the Guidant Common Stock with an investment intent and, therefore, in the event of a change of circumstances (including a change in financial circumstances or a change in value of Guidant Common Stock), I may at some time in the future engage in a Sale of some or all of my shares of Guidant Common Stock. I do not intend to take a position on any federal or state income tax return that is inconsistent with the treatment of the receipt of Guidant Common Stock in the Merger as occurring pursuant to a reorganization qualifying as tax-free under Section 368(a) of the Code.

    E. I shall immediately notify Guidant in writing via facsimile if, at any time prior to the Effective Time, any of the following representations are untrue.

  The representation, covenants and agreements contained herein shall be true and correct at all times from the date hereof. I understand that my obligations hereunder shall attach to and be binding upon any person or entity to whom legal or beneficial ownership of my shares of EVT Common Stock (and shares of Guidant Common Stock following the Merger) shall pass by operation of law or otherwise.

                                          Very truly yours,

                                          Name:

Accepted this
day of         ,
1997 by Guidant
Corporation

By: _________________________________
  Name:
  Title:

                                     A-A-3

                                                                     APPENDIX B

                                                             Board of Directors
                                                EndoVascular Technologies, Inc.
                                                                October 5, 1997

Board of Directors
EndoVascular Technologies, Inc.
1360 O'Brien Drive
Menlo Park, CA 94025

Gentlemen:

  We understand that EndoVascular Technologies, Inc., a Deleware corporation ("EVT"), and Guidant Corporation, an Indiana corporation ("Guidant"), have entered into an Agreement and Plan of Merger dated as of October 5, 1997 (the "Merger Agreement"), pursuant to which a subsidiary of Guidant will be merged with and into EVT, which will be the surviving entity and become a wholly owned subsidiary of Guidant (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each share of common stock, par value $0.0001 per share, of EVT (the "EVT Common Stock") issued and outstanding immediately prior to the closing shall, by virtue of the Merger and without any action on part of the holder thereof, be converted into the right to receive consideration (the "Consideration") comprised of such number of shares of common stock, without par value, of Guidant (the "Guidant Common Stock") equal to $20.00 divided by the Closing Price (the "Exchange Ratio"); provided, however, that if the Closing Price shall be greater than or equal to $46.63 but less than or equal to $51.75, then the Exchange Ratio shall be fixed at 0.3865; provided, further, that if the Closing Price shall be less than $46.63, then the Exchange Ratio shall be $18.00 divided by the Closing Price. The Merger Agreement may be terminated and the Merger may be abandoned by either party at any time prior to the closing, before or after the approval by the stockholders of EVT, if the Closing Price is less than $40.00.

  "Closing Price" means the average closing price of Guidant Common Stock, rounded to four decimal places, as reported in the Wall Street Journal's New York Stock Exchange Composite Transaction Reports, for the 10 consecutive trading days preceding the third trading day prior to the EVT stockholders meeting to approve the Merger.

  You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of EVT pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof. As you are aware, we were not requested to nor did we solicit or assist EVT in soliciting indications of interest from third parties for all or any part of EVT. Further, we were not retained to nor did we advise EVT with respect to EVTs underlying decision to proceed with or effect the Merger.

  In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to EVT and Guidant, including the consolidated financial statements for recent years and interim periods to June 30, 1997 and certain other relevant financial and operating data relating to EVT and Guidant made available to us from published sources and, with respect to EVT, from internal records; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, EVT Common Stock and Guidant Common Stock; (iv) compared EVT and Guidant from a financial point of view with certain other companies in the medical technology industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the medical technology industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of EVT certain information of a business and financial nature regarding EVT, furnished to us by them, including financial forecasts and related assumptions of EVT; (vii) reviewed certain third-party analysts' reports, including financial forecasts, regarding Guidant; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with EVT's and Guidants counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for EVT provided to us by its management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts (including without limitation the assumptions regarding regulatory approval timelines, revenue growth rates and operating margins) have been reasonably prepared on bases reflecting the best available estimates and judgments of EVT's management at the time of preparation as to the future financial performance of EVT. We have also assumed that there have been no material changes in EVT's or Guidant's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to EVT and Guidant as to all legal and financial reporting matters with respect to EVT and Guidant, the Merger and the Merger Agreement, including the legal status and financial reporting of litigation involving EVT and Guidant. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of EVT or Guidant, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

  We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by EVT of any of the conditions to its obligations thereunder.

  We have acted as financial advisor to EVT in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of EVT and Guidant for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with a public offering of securities of EVT and performed various investment banking services for EVT.

  Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of EVT pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

  This opinion is directed to the Board of Directors of EVT in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, EVT's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by EVT, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          /s/ NationsBanc Montgomery
                                              Securities, Inc.

                                                                APPENDIX C

   SECTIONS 1300 THROUGH 1312 OF THE CALIFORNIA GENERAL CORPORATION LAW

 SECTION
 -------
  1300.  Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.
  1301.  Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents.
  1302.  Submission of share certificates for endorsement; uncertificated securities.
  1303.  Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment.
  1304.  Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers.
  1305.  Report of appraisers; confirmation; determination by court; judgment;
         payment; appeal; costs.
  1306.  Prevention of immediate payment; status as creditors; interest.
  1307.  Dividends on dissenting shares.
  1308.  Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.
  1309.  Termination of dissenting share and shareholder status.
  1310.  Suspension of right to compensation or valuation proceedings;
         litigation of shareholders' approval.
  1311.  Exempt shares.
  1312.  Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

(S) 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. NOTICE TO HOLDER OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to required the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301, and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

(S) 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding; such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. DIVIDENDS ON DISSENTING SHARES

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following;

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
  (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. EXEMPT SHARES

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter, but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transactions is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden or proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Indiana Business Corporation Law provides that a corporation, unless limited by its Articles of Incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

  As permitted by the Indiana Business Corporation Law, the Registrant's Articles of Incorporation provide for indemnification of directors, officers and employees of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil or criminal, in which they may become involved by reason of being or having been a director, officer, or employee. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the Board of Directors or independent legal counsel must have determined that such persons acted in good faith in what they reasonably believed to be in the best interests of the Registrant and, in addition, in any criminal action, had no reasonable cause to believe that their conduct was unlawful.

  Officers and directors of the Registrant are insured, subject to certain exclusions and deductibles and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, which include claims under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  2.1   Agreement and Plan of Merger, dated as of October 5, 1997, as amended
        November 14, 1997, among the Registrant, Ski Acquisition Corp. and
        EndoVascular Technologies, Inc. (attached as Appendix A to the Proxy
        Statement/Prospectus included in this Registration Statement).
  2.2*  Support Agreement.
  5.1** Opinion of J.B. King, Esq., as to the legality of the securities.
  8.1** Tax Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
        Hachigian, LLP.
 23.1** Consent of Ernst & Young LLP.
 23.2** Consent of Arthur Andersen LLP.
 23.3** Consent of J.B. King, Esq. (included in opinion filed as Exhibit 5.1).
 23.4** Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
        LLP (included in opinion filed as Exhibit 8.1).
 23.5** Consent of Dewey Ballantine LLP
 23.6*  Consent of NationsBanc Montgomery Securities, Inc.
 24.1*  Powers of Attorney.
 99.1** Form of Proxy for holders of EndoVascular Technologies, Inc. Common
        Stock.

--------

 *Previously filed

**Filed herewith

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration

  Statement; provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF INDIANAPOLIS, STATE OF INDIANA, ON THE 14TH DAY OF NOVEMBER, 1997.

                                          Guidant Corporation
                                              Registrant

                                                /s/ James M. Cornelius

                                          By: ____________________________
                                                    James M. Cornelius
                                                   Chairman of the Board

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                        TITLE                 DATE

                                       Chairman of the
     /s/ James M. Cornelius             Board and Director       November 14,
-------------------------------------   (Principal                1997
         JAMES M. CORNELIUS             Executive Officer)

                                       President, Chief
               *                        Executive Officer        November 14,
-------------------------------------   and Director              1997
          RONALD W. DOLLENS             (Principal
                                        Executive Officer)

                                       Vice President,
               *                        Finance and Chief        November 14,
-------------------------------------   Financial Officer         1997
           KEITH E. BRAUER              (Principal
                                        Financial Officer)

                                       Corporate Controller
               *                        and Chief                November 14,
-------------------------------------   Accounting Officer        1997
           ROGER MARCHETTI              (Principal
                                        Accounting Officer)

                                       Director
               *                                                 November 14,
-------------------------------------                             1997
         MAURICE A. COX, JR.

                                       Director
               *                                                 November 14,
-------------------------------------                             1997
          ENRIQUE C. FALLA

               *                       Director                  November 14,
-------------------------------------                             1997

           J.B. KING

              SIGNATURE                         TITLE                DATE

                                             Director
               *                                                  November 14,
-------------------------------------                                 1997
            SUSAN B. KING

                                             Director
               *                                                  November 14,
-------------------------------------                                 1997
           J. KEVIN MOORE

                                             Director
               *                                                  November 14,
-------------------------------------                                  1997
         MARK NOVITCH, M.D.

                                             Director
               *                                                  November 14,
-------------------------------------                                  1997
           EUGENE L. STEP

                                             Director
               *                                                   November 14,
-------------------------------------                                  1997
        RUEDI E. WAGER, PH.D.



* By: /s/ Keith E. Brauer,
      -------------------
     NAME: KEITH E. BRAUER
        ATTORNEY-IN-FACT

                                                                    EXHIBIT 99.1



                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON DECEMBER 19, 1997


 P                       ENDOVASCULAR TECHNOLOGIES, INC.
 R
 O
 X
 Y

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, having received the Notice of Special Meeting of Stockholders and the Proxy Statement, hereby appoint(s) W. James Fitzsimmons and G. Bradely Cole, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Special Meeting of Stockholders of Endovascular Technologies, Inc. ("EVT") to be held on December 19, 1997, and all postponements and adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of EVT that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting.

      The undersigned hereby confer(s) the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals other than the business set forth below as may properly come before the Meeting. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR the proposal.

                    CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                               SEE
                                                             REVERSE
                                                              SIDE

[X] PLEASE
   MARK
   VOTES
   AS IN
   THIS
   EXAMPLE

The Board of Directors recommends a vote FOR the proposal.

1. Adoption and approval of the Agreement and Plan of Merger, dated as of October 5, 1997, as amended, among Guidant, EVT, and Ski Acquisition Corp.

                [_] FOR         [_] AGAINST          [_] ABSTAIN

2. Approval to adjourn the meeting in the event that the Board of Directors wishes to continue to solicit votes to approve the transaction.

                [_] FOR         [_] AGAINST          [_] ABSTAIN

                                                         MARK HERE FOR ADDRESS
                                                           CHANGE AND NOTE AT
                                                                LEFT [_]

                                    In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

                                    Signature: ________ Dated: ________________

                                    Signature: ________ Dated: ________________